AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 2000
                                                     REGISTRATION NO. 333-32192

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------


                          PRE-EFFECTIVE AMENDMENT NO. 2


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                               ------------------

                           LEISURE TRAVEL GROUP, INC.
           (Exact Name of Registrant as Specified in its Charter)

                               ------------------


          DELAWARE                                7011                                 98-0219586
(State or Other Jurisdiction of   (Primary Standard Industrial Classification        (I.R.S. Employer
Incorporation or Organization)                 Code Number)                         Identification No.)

                               ------------------


                           6 LEYLANDS PARK, NOBS CROOK
                                  COLDEN COMMON
                           WINCHESTER SO21 1TH ENGLAND
       TELEPHONE: 011-44-2380-601155  TELECOPIER: 011-44-2380-696099
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of Registrant's Principal Executive Offices)

                               ------------------


                                  PHILIP MASON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           LEISURE TRAVEL GROUP, INC.
                                  COLDEN COMMON
                           WINCHESTER SO21 1TH ENGLAND
       TELEPHONE: 011-44-2380-601155  TELECOPIER: 011-44-2380-696099
  (Name, Address, Including Zip Code, and Telephone Number, Including Area
                        Code, of Agent for Service)

                               ------------------

                          Copies of communications to:


     STEPHEN A. WEISS, ESQ.                       JAMES ZATOLOKIN, ESQ.
    ANTHONY J. MARSICO, ESQ.                      MARY ANN SAPONE, ESQ.
     GREENBERG TRAURIG, LLP                        POLLET & RICHARDSON
   200 PARK AVENUE, 15TH FLOOR                  10900 WILSHIRE BOULEVARD,
    NEW YORK, NEW YORK 10166                            SUITE 500
    TELEPHONE: (212) 801-9200                     LOS ANGELES, CA 90024
   TELECOPIER: (212) 801-6400                   TELEPHONE: (310) 208-1182
                                               TELECOPIER: (310) 208-1154

                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2000


PROSPECTUS

                        3,000,000 SHARES OF COMMON STOCK

                           LEISURE TRAVEL GROUP, INC.


     This is an initial public offering of 3,000,000 shares of our common stock.

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "LTGI."

     We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

                                   ----------

     SEE "RISK FACTORS" BEGINNING ON PAGE __ FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================================
                                                                                      PER SHARE          TOTAL
---------------------------------------------------------------------------------------------------------------
Public offering price ..........................................................   $                $
Underwriting discounts and commissions .........................................   $                $
Proceeds, before expenses, to Leisure Travel Group, Inc. .......................   $                $
===============================================================================================================


     We plan to utilize $10.0 million of the net proceeds to us, or approximately 36% of the total net proceeds assuming an initial public offering price of $11.00 per share, to retire debt which is secured by a bank letter of credit obtained through the personal guaranty of Kevin R. Leech, our Chairman of the Board and principal stockholder, at which time Mr. Leech will be relieved of his personal guaranty. Upon completion of this offering, Mr. Leech will beneficially own approximately 48%, or approximately 45% if the underwriters' over-allotment option is exercised in full, of our outstanding common stock.

     The underwriters have the right to purchase, within 45 days from the date of this prospectus, up to an additional 450,000 shares of common stock from us at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

     Delivery of the shares of common stock will be made on or about _________, 2000 in Newport Beach, California, against payment in immediately available funds.

                                   ----------

                              ROTH CAPITAL PARTNERS
                             I N C O R P O R A T E D

               THE DATE OF THIS PROSPECTUS IS _____________, 2000.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----


Prospectus Summary ...................................................     1
Risk Factors .........................................................     9
Cautionary Notice Regarding Forward Looking Statements ...............    23
Use of Proceeds ......................................................    24
Dividend Policy ......................................................    25
Capitalization .......................................................    26
Dilution .............................................................    27
Unaudited Condensed Pro Forma Consolidated
  Financial Information ..............................................    28
Selected Financial Data ..............................................    36
Management's Discussion and Analysis of Financial
  Condition and Results of Operations ................................    37
Business .............................................................    47
Management ...........................................................    54
Certain Relationships and Related Transactions .......................    59
Principal Stockholders ...............................................    61
Description of Securities ............................................    62
Shares Eligible for Future Sale ......................................    64
Underwriting .........................................................    66
Legal Matters ........................................................    68
Experts ..............................................................    68
Additional Information ...............................................    69

Index to Financial Statements ........................................   F-1

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


     The following summary highlights material information contained elsewhere in this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and the related notes beginning on page F-1. We were incorporated under the laws of the State of Delaware in February 2000 and have not conducted any commercial operations to date. Our business will be conducted through various private limited companies organized under the laws of England and Wales, all of which we will acquire as of the date of this prospectus.

     "trrravel.com" is a trademark of trrravel.com Limited, a private limited company organized under the laws of England and Wales, in which we will acquire a 49% equity interest as of the date of this prospectus. This prospectus also contains trademarks and tradenames of other companies.


                                   OUR COMPANY

OVERVIEW


     We plan to become a leading international provider of attractively priced, specialized holiday and leisure accommodations and world-wide packaged travel services. On the date of this prospectus, we will acquire six well-known holiday resort hotels in the United Kingdom, as well as a travel agency and a tour operator that offer flexible travel programs. We will also acquire on the date of this prospectus a 49% equity interest in trrravel.com Limited, which operates a European consumer-direct online travel Website offering complete vacation and travel packages directly to consumers. trrravel.com Limited also owns and operates an airline seat provider that purchases blocks of airline seats from airlines and other travel and tour operators and acts as an agent in brokering those seats on a commission basis. Through consolidation of these and other vacation and travel-related businesses, we believe that we will offer vacationers, travel agents and tour operators a single source of competitively priced holiday and leisure travel products and services. We intend to utilize the WWW.TRRRAVEL.COM Website to market our products and services. We plan to expand our business by acquiring additional vacation and leisure travel businesses, including resort hotels, travel providers and tour operators.

THE HOTEL BUSINESS

     The six holiday resort hotels we will acquire are located near major seaside resorts in England and Wales and offer attractively priced vacation accommodations, including food and entertainment. Operated under the brand "Grand Hotels," the hotels provide a unique vacation experience that sets them apart from customary business and commercial hotels or expensive holiday resorts in Europe and the United States which offer "A la carte" accommodations. The principal difference between the Grand Hotels and other hotels in the United Kingdom is the inclusion of a food and entertainment package. Our strategy is to expand the Grand Hotels' customer base by increasing access to the bus or coach tour operator vacation package market, and by offering higher priced and more sophisticated entertainment on selected weekends to attract younger, more affluent guests.

THE TRAVEL BUSINESSES

     The retail and group travel agency and the tour operator we will acquire offer competitively-priced travel-related services and accommodations to a variety of holiday destinations in Europe, North America and South Africa. Specializing in packaged tours, the travel businesses offer private accommodations in a variety of holiday destinations, including private country homes and villas in Tuscany, Sardinia and other regions of Italy, Andalucian haciendas in Spain and traditional Ottoman-style houses in Turkey. They also provide special interest tours to major European sporting events. The travel businesses offer competitive pricing and access to inventory through working relationships with major airlines, including Singapore Airlines, British Airways, Alitalia and Iberia, and auto rental and insurance companies.

THE TRAVEL WEBSITE

     trrravel.com Limited operates an Internet travel Website, and owns an airline seat provider that purchases blocks of airline seats from airlines and other travel and tour operators for resale and acts as an agent in brokering


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


those seats on a commission basis. Visitors to the WWW.TRRRAVEL.COM Website will be able to view our travel options, rates and availability, and book and purchase a wide variety of travel services, including group packages and custom tailored vacation programs.


OUR MARKETS


     Travel and tourism represents one of the largest consumer markets and one of the fastest growing industries in the United Kingdom. The British Tourist Authority estimates that in 1998, total travel expenditures in the United Kingdom totaled approximately $43.0 billion. Of that amount, approximately $20.5 billion was spent by overseas visitors in the United Kingdom, and the remaining $22.5 billion was spent by residents of the United Kingdom on travel outside the United Kingdom and travel-related services.

     The growth of travel sales through the Internet has created another channel for travel service providers to sell products and services to travelers. According to Forrester Research, online travel bookings are expected to grow to $29.5 billion in 2003 from $3.1 billion in 1998, representing a compound annual growth rate of 57%.

     In the United Kingdom, vacations are typically purchased in packages through travel agents which include airfare, lodging and rental cars. The travel agency and tour operator market in the United Kingdom is dominated by four major providers--Thomsons plc, Air Tours plc, First Choice plc and JMC (formerly Thomas Cook) --with an aggregate market share of approximately 65%. The remaining 35% of the market is shared by over 12,000 independent travel agencies and tour operators.


OUR OPERATING STRATEGY


     We will pursue an operating strategy that includes the following elements:

     o increase the revenues, profitability and occupancy rate of the holiday resort hotels we plan to acquire;

     o    offer travel planning solutions at competitive prices;

     o use the WWW.TRRRAVEL.COM Website as a world-wide marketing tool to aggressively promote and advertise our services; and

     o provide airline seats, holiday villas and other travel-related services to independent tour operators.

     Our principal executive offices are located at 6 Leylands Park, Nobs Crook, Colden Common, Winchester SO21 1TH England, and our telephone number at that address is 011-44-2380-601155.

                             ----------------------

     UNLESS OTHERWISE STATED, THE INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE FOLLOWING TRANSACTIONS WHICH WILL BE COMPLETED ON THE DATE OF THIS
PROSPECTUS:

     o OUR ACQUISITION OF 100% OF THE OUTSTANDING SHARE CAPITAL OF LEISURE TRAVEL GROUP LIMITED; AND

     o LEISURE TRAVEL GROUP LIMITED'S ACQUISITION OF 100% OF THE OUTSTANDING SHARE CAPITAL OF GRAND HOTEL GROUP LIMITED AND 49% OF THE OUTSTANDING SHARE CAPITAL OF TRRRAVEL.COM LIMITED.

     UNLESS OTHERWISE STATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO:

     o    THE REPRESENTATIVE'S WARRANTS;

     o    THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR ITS EXERCISE;

     o UP TO 325,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF STOCK OPTIONS THAT HAVE BEEN GRANTED UNDER OUR 2000 STOCK OPTION PLAN; AND

     o UP TO 675,000 SHARES OF COMMON STOCK UNDERLYING STOCK OPTIONS AVAILABLE TO BE GRANTED UNDER OUR 2000 STOCK OPTION PLAN.

     Information contained on the WWW.TRRRAVEL.COM Website does not constitute a part of this prospectus.


--------------------------------------------------------------------------------

                                  THE OFFERING

Common Stock Offered ....................   3,000,000 shares.

Common Stock Outstanding
  Immediately Following this
  Offering ..............................   8,060,000 shares.


Use of Proceeds .........................   We intend to use the net proceeds of this offering as
                                            follows:

                                            o    to repay indebtedness of Grand Hotel Group Limited in
                                                 connection with the acquisition of five of the Grand
                                                 Hotels;

                                            o    to renovate and refurbish the six Grand Hotels;

                                            o    to acquire additional resort hotels in England, Spain
                                                 and other locations;

                                            o    to expand our travel-related services business; and

                                            o    for general corporate and working capital purposes,
                                                 including future acquisitions. See "Use of Proceeds."


Risk Factor                                 An investment in our common stock is highly speculative,
                                            involves a high degree of risk, and should be made only by investors who can afford a complete loss of their
                                            investment. See "Risk Factors" and "Dilution."

Proposed Nasdaq National
  Market Symbol .........................   "LTGI"

                        SUMMARY FINANCIAL DATA
              (US DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

     The following tables set forth:

     o Summary historical combined financial data for Grand Hotel Group (Predecessor) for the years ended December 31, 1995, 1996, 1997 and 1998, the six months ended April 30, 1999 and the six months ended June 30, 1999, and as of December 31, 1997 and 1998;

     o Summary historical combined financial data for Leisure Travel Group (Combined), consisting of Grand Hotel Group Limited and Leisure Travel Group Limited, for the period from July 1, 1999 (commencement of operations) to October 31, 1999 and the six months ended April 30, 2000, and as of October 31, 1999 and April 30, 2000;

     o Our summary pro forma consolidated financial data for the twelve months ended October 31, 1999, the six months ended April 30, 2000 and as of April 30, 2000, which gives effect to:

          -- our acquisition of all of the outstanding share capital of Leisure Travel Group Limited,

          -- Leisure Travel Group Limited's acquisition of all of the outstanding share capital of Miss Ellie's World Travel Limited, Ilios Travel Limited and Grand Hotel Group Limited,

          -- Grand Hotel Group Limited's acquisition of the assets of the Burstin Hotel, and

          -- Leisure Travel Group Limited's acquisition of 49% of the outstanding share capital of trrravel.com Limited,

          as if each of those events had occurred on November 1, 1998, in the case of the pro forma statement of operations data, and on April 30, 2000, in the case of the pro forma balance sheet data, except with respect to Miss Ellie's World Travel Limited, which was acquired by Leisure Travel Group Limited on July 5, 1999 and Ilios Travel Limited, which was acquired by Leisure Travel Group Limited on February 12, 2000; and

     o Our summary pro forma as adjusted consolidated balance sheet data as of April 30, 2000, which is adjusted to give effect to:

          -- the sale of 3,000,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share (the mid-point of the range),

          --   the addition of $6.1 million of mortgage indebtedness,

          -- the repayment of $16.1 million of indebtedness outstanding under a note issued by Grand Hotel Group Limited to a subsidiary of The Rank Group plc, and

          -- the capitalization of $2.1 million of loans made to Leisure Travel Group Limited by Red Kite Ventures Limited, a corporate affiliate of our principal stockholder.

     Leisure Travel Group, Inc., Leisure Travel Group Limited, Ilios Travel Limited and Grand Hotel Group Limited each have an accounting year end of October 31. Grand Hotel Group (Predecessor) had an accounting year end of December 31. Miss Ellie's World Travel Limited had an accounting year end of March 31 prior to its acquisition by Leisure Travel Group Limited. Grand Hotel Group Limited adopted an October 31 accounting year end upon its acquisition of Grand Hotel Group (Predecessor).

     The summary historical financial data as of December 31, 1997, and for the years ended December 31, 1995 and 1996 of Grand Hotel Group (Predecessor) have been derived from the unaudited combined financial statements of Grand Hotel Group (Predecessor), which are not included in this prospectus. These unaudited financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that data.

     The summary historical financial data as of December 31, 1998, and for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 have been derived from the audited combined financial statements of Grand Hotel Group (Predecessor), and the summary historical financial data as of October 31, 1999 and for the period from July 1, 1999 (commencement of operations) to October 31, 1999 have been derived from the audited combined financial statements of Leisure Travel Group (Combined), all of which are included elsewhere in this prospectus. These financial statements have been audited by Ernst & Young, our independent auditors.

     The summary historical financial data for the six months ended April 30, 1999 have been derived from the unaudited combined condensed financial statements of Grand Hotel Group (Predecessor), and the summary historical financial data as of April 30, 2000 and for the six months ended April 30, 2000 have been derived from the unaudited combined condensed financial statements of Leisure Travel Group (Combined) and Leisure Travel Group, Inc., all of which are included elsewhere in this prospectus. These unaudited financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that data.

     We have provided the unaudited pro forma and pro forma adjusted consolidated financial data for informational purposes only. They are not necessarily indicative of future results of what our operating results would have been had we actually consummated the acquisitions on the dates assumed.

     The summary data should be read in conjunction with the information presented in "Capitalization," "Selected Financial Data," "Unaudited Condensed Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes to those statements included elsewhere in this prospectus.



                                                                                                              LEISURE TRAVEL GROUP
                                                        GRAND HOTEL GROUP (PREDECESSOR)                           (COMBINED)
                                             -----------------------------------------------------------   ------------------------
                                                                     HISTORICAL                                    HISTORICAL
                                             -----------------------------------------------------------   ------------------------
                                                                                         SIX       SIX     PERIOD FROM       SIX
                                                                                        MONTHS    MONTHS   JULY 1, 1999     MONTHS
                                                   YEARS ENDED DECEMBER 31,             ENDED     ENDED         TO          ENDED
                                             -------------------------------------    APRIL 30,  JUNE 30,    OCTOBER 31,  APRIL 30,
                                              1995      1996      1997      1998        1999       1999         1999        2000
                                             -------   -------   -------   -------    ---------  --------    -----------  ---------
STATEMENT OF OPERATIONS DATA:
Total revenues ............................  $32,959   $32,427   $33,785   $32,446    $13,423    $11,526     $ 17,261    $19,830
Operating cost and expenses ...............   26,981    27,700    28,982    27,913     13,516     12,638       15,095     19,751
                                             -------   -------   -------   -------    -------   --------     --------    -------
Operating profit (loss) ...................    5,978     4,727     4,803     4,533        (93)    (1,112)       2,166         79
Other income (expense), net ...............       --        --        --        --         --         --         (433)      (645)
Equity in net loss of equity investment ...       --        --        --        --         --         --           --         --
                                             -------   -------   -------   -------    -------   --------     --------    -------
Income (loss) before income taxes .........    5,978     4,727     4,803     4,533        (93)    (1,112)       1,733       (566)
Income taxes ..............................    2,459     2,035     2,027     1,859         --         --          520         --
                                             -------   -------   -------   -------    -------   --------     --------    -------
Net income (loss) .........................  $ 3,519   $ 2,692   $ 2,776   $ 2,674    $   (93)  $ (1,112)    $  1,213    $  (566)
                                             =======   =======   =======   =======    =======   ========     ========    =======
OTHER DATA:
EBITDA (1) ................................  $ 7,737   $ 6,618   $ 6,907   $ 6,478    $   943   $   (182)    $  2,371    $   691
Depreciation and amortization .............  $ 1,760   $ 1,891   $ 2,104   $ 1,945    $ 1,036   $    929     $    205    $   612

                                                           LEISURE TRAVEL GROUP, INC.
                                                           ---------------------------
                                                                           PRO FORMA
                                                            PRO FORMA      SIX MONTHS
                                                            YEAR ENDED        ENDED
                                                            OCTOBER 31,     APRIL 30,
                                                               1999           2000
                                                            -----------    ----------
STATEMENT OF OPERATIONS DATA:
Total revenues .........................................      58,005        $23,963
Operating cost and expenses ............................      52,607         23,866
                                                             -------        -------
Operating profit (loss) ................................       5,398             97
Other income (expense), net ............................      (2,426)          (979)
Equity in net loss of equity investment ................          --            (25)
                                                             -------        -------
Income (loss) before income taxes ......................       2,972           (907)
Income taxes ...........................................       1,691            111
                                                             -------        -------
Net income (loss) ......................................     $ 1,281        $(1,018)
                                                             =======        =======
Net income per share:
  Basic and diluted ....................................     $  0.25        $ (0.20)
                                                             =======        =======
Shares used in computing net income per share:
  Basic and diluted ....................................       5,060          5,060
                                                             =======        =======
OTHER DATA:
EBITDA (1) .............................................     $7,481         $ 1,192
Depreciation and amortization ..........................     $2,795         $ 1,120


                                                                LEISURE TRAVEL GROUP           LEISURE TRAVEL GROUP, INC.
                                         GRAND HOTEL GROUP          (COMBINED)            ------------------------------------
                                           (PREDECESSOR)       -----------------------              APRIL 30, 2000
                                        -------------------           HISTORICAL         ------------------------------------
                                            DECEMBER 31,       -----------------------                             PRO FORMA,
                                        -------------------    OCTOBER 31,   APRIL 30,                                AS
                                          1997       1998         1999        2000       HISTORICAL   PRO FORMA    ADJUSTED
                                        -------     -------    -----------  ----------   ----------   ---------    ---------
BALANCE SHEET DATA:
Working capital (deficit) .........     $(1,902)    $(1,966)    $  (761)    $(2,547)      $  --       $ (3,434)     $16,677
Total assets ......................      28,655      26,950      46,335      43,073         285         70,082       88,091
Long-term debt (excluding
  current maturities) .............         --          --       33,436      32,151          --         49,234       39,203
Total stockholders' equity ........      24,833      23,434       1,213         590          --          9,090       39,232

---------------

(1) We have presented earnings before interest, taxes, depreciation and amortization, or EBITDA, because we believe it is a useful and widely accepted financial indicator of a company's ability to pay its debt. However, you should not consider EBITDA as an alternative to operating income or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. You also should not construe it as an indication of our operating performance or as a measure of our liquidity.

================================================================================

OUR CORPORATE STRUCTURE

     PRE-OFFERING

     On the date of this prospectus, we will acquire 100% of the hotel business and the travel businesses, and a 49% equity interest in the travel Website and airline seat provider business. All of these businesses are controlled by corporate affiliates of Kevin R. Leech, our Chairman of the Board and principal stockholder. The following diagrams illustrate the corporate structure and ownership of these businesses immediately prior to the date of this prospectus.

                                                         THE HOTEL BUSINESS

                --------------------------------                    -----------------------------------------------------
                |    Cygnet Ventures Limited   |                    | Beneficially owned collectively by the following  |
                |  (a Guernsey company wholly  |                    | members of our management team: Philip            |
                |   owned by Kevin R. Leech)   |                    | Mason, Rod Rodgers, Stephen Last and David        |
                |                              |                    | Marriott                                          |
                --------------------------------                    -----------------------------------------------------
                             |                                                               |
                             | 85%                                                           | 15%
                             |                                                               |
                       ---------------------------------------------------------------------------------
                       |                                                                               |
                       |                          Grand Hotel Group Limited                            |
                       |                        (an England and Wales company)                         |
                       |                                                                               |
                       ---------------------------------------------------------------------------------
                       |         |               |                                 |              |    |
                       | 100%    |               | 100%                            | 100%         |    | 100%
                       |         |               |                                 |              |    |
-----------------------          |    ------------------------         ------------------------   |    --------------------------
|     The Grand       |          |    |      The Grand       |         |      The Grand       |   |    |        The Grand       |
|    Ocean Hotel      |          |    |    Metropole Hotel   |         |        Hotel         |   |    |          Hotel         |
| (Brighton, England) |          |    | (Blackpool, England) |         |  (Margate, England)  |   |    | (Scarborough, England) |
-----------------------          |    ------------------------         ------------------------   |    --------------------------
                                 |                                                                |
                                 | 100%                                                           | 100%
                                 |                                                                |
                      -----------------------                                          ------------------------
                      |       The Grand     |                                          |      The Grand       |
                      |         Hotel       |                                          |    Burstin Hotel*    |
                      |  (Llandudno, Wales) |                                          | (Folkstone, England) |
                      -----------------------                                          ------------------------

* This hotel is currently owned by Queensborough Holdings Limited, a private limited company organized under the laws of England and Wales that is 50% beneficially owned by Kevin R. Leech. Grand Hotel Group Limited has entered into negotiations to purchase this hotel in September 2000 for $17.1 million. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations--Overview and Structure" and "Certain Relationships and Related Transactions."


                             THE TRAVEL BUSINESSES

                    -----------------------------------------
                    |     Red Kite Ventures Limited         |
                    | (a Guernsey company wholly owned      |
                    |  by Red Kite Trust, the beneficiaries |
                    |  of which are members of the family   |
                    |  of Kevin R. Leech)                   |
                    -----------------------------------------
                                     |
                                     | 100%
                                     |
                    ------------------------------------------
                    |                                        |
                    |     Leisure Travel Group Limited       |
                    |    (an England and Wales company)      |
                    |                                        |
                    ------------------------------------------
                    |                                        |
                    | 100%                                   | 100%
                    |                                        |
-------------------------------------         ----------------------------------
|                                   |         |                                |
| Miss Ellie's World Travel Limited |         |      Ilios Travel Limited      |
|  (an England and Wales company)   |         | (an England and Wales company) |
|                                   |         |                                |
-------------------------------------         ----------------------------------


             THE TRAVEL WEBSITE & AIRLINE SEAT PROVIDER BUSINESSES

-------------------------------------         ----------------------------------
|                                   |         |                                |
|         ci4net.com, Inc.          |         |   Technology Finance Limited   |
| (a Delaware company that is 54%-  |         | (a British Virgin Islands      |
| owned by Kevin R. Leech)          |         | company that is 50%-owned by   |
|                                   |         | Kevin R. Leech)                |
-------------------------------------         ----------------------------------
                                    |         |
                                    | 51%     | 49%
                                    |         |
                    ------------------------------------------
                    |                                        |
                    |         trrravel.com Limited           |
                    |    (an England and Wales company)      |
                    |                                        |
                    ------------------------------------------
                                       |
                                       | 100%
                                       |
                    ------------------------------------------
                    |                                        |
                    |     Independent Aviation Limited       |
                    |    (an England and Wales company)      |
                    |                                        |
                    ------------------------------------------

================================================================================

================================================================================

     POST-OFFERING

     The following diagram illustrates our corporate structure and ownership upon completion of this offering.

-------------------------------------    -----------------------   --------------------------------------------
|                                   |    |                     |   | Members of our Management Team and       |
|      Corporate Affiliates of      |    | Public Stockholders |   | Other Stockholders, other than Corporate |
|          Kevin R. Leech           |    |                     |   | Affiliates of Kevin R. Leech             |
-------------------------------------    -----------------------   --------------------------------------------
                                    |             |                |
                              48.0% |             | 37.2%          | 14.8%
                                    |             |                |
                                    --------------------------------
                                    |                              |
                                    |   Leisure Travel Group, Inc. |
                                    |       (Nasdaq: LTGI)         |
                                    |                              |
                                    --------------------------------
                                                  |
                                                  | 100%
                                                  |
                                    ----------------------------------                                   -----------------------
                                    |                                |                                   |                      |
           -------------------------|  Leisure Travel Group Limited  |----------------------------       |   ci4net.com Inc.    |
           |                        | (an England and Wales company) |                           |       | (a Delaware company) |
           |                        |                                |---------|                 |       |                      |
           |                        ----------------------------------         |                 |       ------------------------
           |                                  |                                |                 |             |
           | 100%                             | 100%                           | 100%            | 49%         | 51%
           |                                  |                                |                 |             |
----------------------              ----------------------              ---------------------    ---------------------
| Miss Ellie's World |              |        Ilios       |              |    Grand Hotel    |    |    trrravel.com   |
|   Travel Limited   |              |   Travel Limited   |              |   Group Limited   |    |      Limited      |
|  (an England and   |              |  (an England and   |              |  (an England and  |    |  (an England and  |
|   Wales company)   |              |   Wales company)   |              |   Wales company)  |    |   Wales company)  |
----------------------              ----------------------              ---------------------    ---------------------
                                                                                |                         |
                                                                                | 100%                    | 100%
                                                                                |                         |
                                                                        ---------------------    ----------------------------------
                                                                        |                   |    |                                |
                                                                        |     The Six       |    | Independent Aviation Limited   |
                                                                        |  "Grand Hotels"   |    | (an England and Wales company) |
                                                                        |                   |    |                                |
                                                                        ---------------------    ----------------------------------

================================================================================

                                  RISK FACTORS

     An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss of their investment. You should carefully consider, together with the other matters referred to in this prospectus, the following risk factors before you decide to buy our common stock.


BECAUSE WE HAVE HAD NO COMMERCIAL OPERATIONS TO DATE AND THE BUSINESSES WE WILL ACQUIRE ON THE DATE OF THIS PROSPECTUS LACK A COMBINED OPERATING HISTORY, THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS.

     We were incorporated in February 2000 and prior to the date of this prospectus have not conducted any commercial operations. Consequently, we have no operating history upon which you may base an evaluation of us and determine our prospects for achieving our intended business objectives. We are prone to all of the risks inherent in the establishment of a new business venture.

     On the date of this prospectus, we will acquire a travel agency and a tour operating business based in the United Kingdom, six hotels located in seaside resorts throughout England and Wales, and a 49% equity interest in a travel Website business and a tour operating airline seat provider business.

     These businesses have no history of operations under common management. Moreover, the profit margins and business dynamics of travel service providers and tour operators are materially different from those affecting the ownership and operation of resort hotels. You should consider the likelihood of our future success to be highly speculative in light of our lack of an operating history, as well as the risks we will face in connection with our efforts to maintain positive customer relations, upgrade physical properties, attract skilled employees and remain competitive in our industries. The failure to address these risks will have material adverse effects on our business and would result in, among other things:

     o    deterioration of our customer base;

     o our failure to implement and execute our operating and growth strategies;

     o    physical deterioration of the Grand Hotels; and

     o    our failure to provide superior customer service.

     The historical and pro forma consolidated financial data included in this prospectus cover periods when the hotel and travel businesses were not under common management or control and are not necessarily indicative of the results that would have been achieved if they had been operated on an integrated basis or the results that may be realized on a consolidated basis in the future.

OUR FUTURE OPERATING RESULTS AND REVENUES ARE UNPREDICTABLE, AND FUTURE FLUCTUATIONS IN OPERATING RESULTS OR REVENUE SHORTFALLS COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

     Because we have no operating history and the businesses we will acquire on the date of this prospectus, lack a combined operating history, and because of the dynamic nature of the markets in which we compete, our future revenues and earnings may be highly unpredictable. At the same time, our current and future expense levels are based on our operating plans and are to a large extent fixed. These fixed expenses aggregated approximately $13.6 million on a pro forma basis for the six months ended April 30, 2000. We are unlikely to be able to adjust spending quickly enough to compensate for any revenue shortfall. As a result, any significant revenue shortfall would have an immediate negative effect on our results of operations and stock price.

     We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which we do not control, which include, without limitation:

     o decreases in commission rates paid by travel suppliers on published rates and fares;

     o the announcement or introduction of lower prices or new travel services and products by our competitors;

     o any deterioration in general economic conditions, such as a global recession, or economic conditions specific to the leisure or travel industry; and

     o events affecting the travel industry such as natural disasters, wars or terrorist attacks.

     Additional factors that may adversely affect our future operating results include, but are not limited to:


     o our inability to develop strong brand recognition, build customer loyalty and attract new and repeat customers;


     o our inability to retain or expand hotel and airfare supply arrangements or reductions in discounts received on these travel services;

     o unforeseen capital costs or an increasing annual rate of capital expenditures required to maintain the facilities at the Grand Hotels, five of which were originally built between 1776 and 1931 and the sixth was built in the 1960's;


     o    our inability to upgrade and develop our systems and infrastructure;

     o increases in operating expenses or capital expenditures relating to expansion of our business, operations and infrastructure that are not accompanied by increased revenue;

     o technical difficulties, system downtime or slowdowns in Internet response times; and

     o our inability to establish a sufficient level of traffic on the trrravel.com Website.

     For any of the foregoing reasons, or for other reasons we do not presently anticipate, it is likely that our operating results will not meet our expectations in a particular fiscal period. If this occurs, it could have a material adverse effect on our stock price.

THE GRAND HOTELS HAVE HAD DECLINING REVENUES AND PROFITS IN THE PAST.

     During the three year period ended December 31, 1998, the net revenues and net income of the five Grand Hotels that were owned and operated by The Rank Group plc under the name Butlin's Provincial Hotels during that period declined slightly. For the six month period ended June 30, 1999, net revenues were only $11.5 million and the hotels incurred a net loss of $1.1 million. There can be no assurance that we will realize improved revenues and operating results in the future or, if we do, that we will be able to sustain or improve them.

THE GRAND HOTELS MUST MAKE AVERAGE ANNUAL DEBT SERVICE PAYMENTS OF $9.6 MILLION AND TOTAL BUDGETED CAPITAL EXPENDITURES OF $2.4 MILLION.

     Upon completion of this offering, Grand Hotel Group Limited will have outstanding approximately $39.0 million of mortgage indebtedness. $21.7 million of this indebtedness is being amortized over a five-year period, $12.4 million will be amortized over an eight year period, and the balance of $4.9 million will be amortized over a three year period. This indebtedness will require average annual debt service payments of principal and interest of approximately $9.6 million, commencing July 2001. For the twelve months ended October 31, 1999, our pro forma earnings before interest, taxes, depreciation and amortization, or EBITDA, was $7.5 million. Following completion of this offering, we intend to reduce Grand Hotel Group Limited's annual debt service obligations by seeking to obtain long-term mortgage financing. We have received a proposal from the bank, which provided approximately 88% of Grand Hotel Group Limited's existing mortgage financing, to provide Grand Hotel Group Limited with a 8.25% $40.2 million ten-year mortgage loan with a 15-year amortization schedule, subject to completion of this offering. However, there is no assurance that this proposed refinancing will be consummated or that alternative long-term financing will be available on financially attractive terms, if at all. There is also no assurance that the cash flow from operations of the Grand Hotels will be adequate to meet these annual debt service obligations.

     In addition to our annual debt service obligations, we have budgeted $5.0 million of the net proceeds of this offering for capital expenditures to refurbish and construct improvements to the Grand Hotels. There is no assurance that cost overruns or other unforeseen factors may not significantly increase our budgeted capital expenditures.

OUR PRINCIPAL STOCKHOLDER WILL DERIVE SIGNIFICANT BENEFITS FROM THIS OFFERING.

     We intend to apply approximately $10.0 million, or approximately 36% of the net proceeds of this offering assuming an initial public offering price of $11.00 per share, together with $6.1 million of additional mortgage indebtedness, to retire a $16.1 million note issued by Grand Hotel Group Limited to a subsidiary of The Rank Group plc in connection with the June 1999 purchase of five of the Grand Hotels. This note was secured by a bank letter of credit which, in turn, was obtained through the personal guaranty of our Chairman of the Board and principal stockholder, Kevin R. Leech. Upon payment of the note, Mr. Leech will be relieved of his personal guaranty and marketable securities pledged by him to secure his guaranty will be returned to him.

THERE IS THE POSSIBILITY OF CONFLICTS OF INTEREST WITH OTHER BUSINESSES CONTROLLED BY OUR PRINCIPAL STOCKHOLDER.

     We anticipate that our travel businesses will be engaging in significant advertising of their services on WWW.TRRRAVEL.COM and will pay fees and commissions based on online bookings made and transactions closed through use of the Website. Prior to the date of this prospectus and our proposed acquisition of 49% of its equity, trrravel.com Limited, was 51%-owned by ci4net.com, Inc., a publicly traded Delaware corporation controlled by Kevin R. Leech, our Chairman of the Board and principal stockholder, and 49%-owned by Technology Finance Limited, a British Virgin Islands company that is 50%-owned by Mr. Leech. Technology Finance Limited has agreed to contribute its entire 49% equity interest in trrravel.com Limited to Leisure Travel Group Limited on the date of this prospectus in exchange for 220,000 shares of our common stock. ci4net.com, Inc. will continue to be solely responsible for the development and maintenance of the Website and will directly benefit as we increase our advertising on WWW.TRRRAVEL.COM. The common control of our company and ci4net.com, Inc. by entities controlled by Mr. Leech could lead to conflicts of interest in terms of the most effective means of marketing and advertising our services. In addition, as more people use the Internet to book their travel accommodations, the business of our travel agencies and tour operators could be adversely affected.

     In addition, Mr. Leech beneficially owns approximately 50% of the outstanding share capital of Queensborough Holdings Limited, a private limited company organized under the laws of England and Wales. Grand Hotel Group Limited has entered into negotiations to acquire the Burstin Hotel, located in Folkestone, England, from Queensborough Holdings Limited in September 2000. Approximately $4.7 million of the $17.1 million purchase price for the Burstin Hotel will be represented by a 7% three-year note payable to Queensborough Holdings Limited. Upon completion of the contemplated refinancing of the $40.2 million mortgage indebtedness owed by Grand Hotel Group Limited, this note will be retired and will provide direct financial assistance to Mr. Leech and his business associates in connection with the recent privatization of Queensborough Holdings Limited.

WE WILL BE REQUIRED TO MAKE EARN-OUT PAYMENTS TO THE FORMER SHAREHOLDER OF ONE OF THE TRAVEL BUSINESSES THAT WE WILL BE ACQUIRING AS OF THE DATE OF THIS PROSPECTUS, WHICH WILL REDUCE THE AMOUNT OF CASH AVAILABLE FOR WORKING CAPITAL AND GENERAL CORPORATE PURPOSES AND COULD HAVE AN ADVERSE EFFECT ON THE VALUE OF YOUR INVESTMENT.

     The terms of Leisure Travel Group Limited's acquisition of Miss Ellie's World Travel Limited include an "earn-out" provision whereby, after our acquisition of Leisure Travel Group Limited upon completion of this offering, we will be required to pay additional cash to the former shareholder of Miss Ellie's World Travel Limited equal to the pre-tax income of Miss Ellie's World Travel Limited earned for the twelve-month period from April 1999 through March 2000. Based on the pre-tax income of Miss Ellie's World Travel Limited during that period, the amount of that payment will be approximately (pound)325,000 ($504,270). This payment will reduce the amount of cash available for working capital and general corporate purposes and could have an adverse effect on the value of your investment.

MANY OF THE ADVANCED BOOKING ARRANGEMENTS OF THE HOTEL AND TRAVEL BUSINESS ARE SUBJECT TO REDUCTION OR CANCELLATION.

     In connection with the operation of both the hotel and travel businesses, many advance booking arrangements with individual customers or other tour operators are subject to reduction or cancellation. For example, the agreements with bus tour operators for the purchase of beds at the Grand Hotels may be modified or even cancelled by the operators if anticipated customer bookings or travel demand is reduced. Similarly, arrangements with tour operators for the brokering or resale of airline seats are subject to modification or cancellation within a certain number of days prior to the scheduled trip. There can be no assurance that factors beyond our control such as unusually adverse weather conditions during traditional holiday seasons or a general economic downturn would not result in substantially higher levels of cancellations. If this were to occur it could materially adversely affect our business.

IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS MODEL IN OUR EXISTING MARKETS AND THEN REPLICATE IT IN NEW MARKETS, OUR FUTURE GROWTH AND OPERATING RESULTS WOULD BE ADVERSELY AFFECTED.

     We have developed a business model designed to provide attractively priced holiday resort accommodations and travel services to customers primarily located throughout the United Kingdom. Our growth strategy depends in part upon implementing this model in the United Kingdom and substantially replicating it in other markets throughout Europe. We cannot be sure that this business model will be successful in the United Kingdom or in other markets. For example, as we expand the travel services businesses into new markets, we may generally receive smaller room blocks and discounts for hotels in those markets than we receive in hotels where Miss Ellie's World Travel Limited and Ilios Travel Limited historically have had longstanding relationships. These less favorable terms are likely to adversely affect our gross margins. We believe that, unless we prove our ability to successfully distribute hotel rooms in these new markets, hotel operators will not offer us their most favorable room blocks and discounts. We cannot assure you that we can reproduce relationships with management of the hotels in the new markets we are entering, or that management will provide us with room blocks and discounts comparable to what the travel businesses we plan to acquire have historically received. In either case, our operating results would be adversely affected.

WE FACE CONSIDERABLE COMPETITION IN THE TRAVEL SERVICES MARKETS AND MAY BE UNABLE TO GAIN A COMPETITIVE POSITION.


     The travel services market is highly competitive and has relatively low barriers to entry. We compete primarily with other vacation providers, online travel reservation services, travel agencies and other distributors of travel products and services. Many of our current and potential competitors, especially Air Tours plc, Thomsons plc and First Choice plc, have competitive advantages due to various factors, which include, among others:

     o    greater brand recognition;

     o    longer operating histories;

     o    larger customer bases;

     o    significantly greater financial, marketing and other resources; and

     o ability to secure products and services from travel suppliers with greater discounts and on more favorable terms than we can.


TRAVEL SUPPLIERS MAY DECIDE TO COMPETE DIRECTLY WITH US, RESTRICT THE AVAILABILITY OF TRAVEL PRODUCTS OR SERVICES, RESTRICT OUR ABILITY TO OFFER THEM AT PREFERENTIAL PRICES, REFUSE TO OFFER THEIR SERVICES TO US ON NEGOTIATED TERMS OR AT ALL, OR MODIFY THEIR AGREEMENTS WITH OUR TRAVEL BUSINESSES ON RELATIVELY SHORT NOTICE.

     Competition within the travel services market is increasing as certain of our competitors are expanding their size and financial resources through consolidation. In addition, travel suppliers may decide to compete directly with us, restrict the availability of travel products or services, restrict our ability to offer those products or services at preferential prices, or refuse to offer their services to us on negotiated terms or at all. For example, travelers can now use the Internet to purchase travel products and services directly from suppliers, thereby bypassing both vacation providers and retail travel agents. Furthermore, some travel providers have a strong presence in particular geographic areas, which may make it difficult for us to attract customers in those areas. Increased competition could reduce our operating margins and profitability, result in a loss of market share and diminish our brand recognition, which would materially adversely affect our business, results of operations and financial condition.

     The travel businesses we plan to acquire are dependent upon travel suppliers for access to many of their products and services. Some of these travel suppliers, such as Airtours and Thomsons, currently offer to the travel businesses:

     o    pricing that is preferential to published rates;

     o preferential access to inventory of their travel products and services; and

     o in the case of some travel suppliers, both preferential pricing and preferential access to inventory.

Travel suppliers can modify their agreements with us upon relatively short notice. In addition, any decline in the quality of travel products and services provided by these suppliers, or a perception by travelers of a decline, could adversely affect our reputation. Any one of a number of factors, including the loss of contracts, changes in pricing agreements, commission schedules or incentive override commission arrangements, more restricted access to travel suppliers' products and services or low demand for the products and services of these travel suppliers, could have a material adverse effect on our business, financial condition and results of operations.

WE FACE SIGNIFICANT COMPETITION IN THE HOTEL MARKET.

     We expect to face significant competition from other entities engaged in the business of owning and operating resort hotels and motels. Many of the world's most recognized lodging, hospitality and entertainment companies possess significantly greater financial, marketing, personnel and other resources than we have and may be able to grow at a more rapid rate or more profitably as a result. Our failure to effectively compete with these companies would have a material adverse effect on our business, financial condition and results of operations.

THE BUSINESSES WE PLAN TO ACQUIRE HAVE HISTORICALLY CONCENTRATED ON SERVICING CERTAIN MARKETS IN THE UNITED KINGDOM AND MAY BE MATERIALLY ADVERSELY AFFECTED BY ADVERSE CONDITIONS IN THE UNITED KINGDOM.

     On a pro forma basis for the twelve months ended October 31, 1999, all of the revenues from the hotel business and approximately 80% of the revenues of the travel businesses were derived from travel within, to and from the United Kingdom. Adverse events or conditions which affect the United Kingdom, such as an economic recession, changes in regional travel patterns, extreme weather conditions or natural disasters or wars, could have a material adverse effect on our business, financial condition and results of operations.

MANAGING POTENTIAL GROWTH MAY BE DIFFICULT, TIME CONSUMING AND EXPENSIVE. THE FAILURE TO PROPERLY MANAGE GROWTH MAY NEGATIVELY AFFECT THE VALUE OF YOUR INVESTMENT.

     We intend to grow our business by utilization of the WWW.TRRRAVEL.COM Website, making strategic acquisitions of hotel properties and significantly expanding the travel services and the number of destination markets serviced by Leisure Travel Group Limited. These developments are expected to place a significant strain on our managerial, operational and financial resources. Our inability to manage our growth effectively could disrupt operations and have an adverse effect on our revenue. In addition, being a public company will place new strains on our senior management, some of whom do not have experience in operating a public company. We anticipate that further significant growth and development of our business will be required to expand our customer base and take advantage of market opportunities. We cannot be sure that:

     o our current and planned personnel, systems, procedures and controls will be adequate to support our future operations;

     o our management will be able to hire, train, retain, motivate and manage required personnel; or

     o our management will be able to successfully identify, manage and exploit existing and potential market opportunities.

     If we cannot effectively manage the expected growth of our operations and personnel, our productivity and operating results will be materially adversely affected.

WE MAY BE UNSUCCESSFUL IN OVERCOMING PROBLEMS ENCOUNTERED IN CONNECTION WITH THE ACQUISITION OF ADDITIONAL TRAVEL SERVICE PROVIDERS AND RESORT HOTELS.

     Our management team may not be successful in overcoming problems encountered in connection with potential acquisitions. Even if we are successful, acquisitions may be time consuming and costly, which may negatively affect our operating results. Acquisitions would also expose us to various risks, such as those associated with:


     o    the assimilation of new operations, sites and personnel;

     o the diversion of resources from our existing operations, sites and technologies;

     o the inability to generate revenue from acquisitions sufficient to offset associated acquisition costs;

     o the inability to maintain uniform standards, controls, procedures and policies; and


     o the impairment of relationships with employees, suppliers and customers as a result of the integration of new businesses.

For all of these reasons, our pursuit of an overall acquisition strategy or any individual acquisition could have a material adverse effect on our business, financial condition and results of operations.

THE ACQUISITION OF ADDITIONAL TRAVEL SERVICE PROVIDERS AND RESORT HOTELS MAY RESULT IN REDUCTIONS IN OUR REPORTED EARNINGS.

     Potential acquisitions may also result in additional expenses associated with one-time charges or amortization of acquired intangible assets. These additional expenses may negatively affect our financial condition, and thus the value of your investment.

FORMER OWNERS OF TRAVEL SERVICE COMPANIES THAT WE MAY SEEK TO ACQUIRE MAY MISREPRESENT MATERIAL INFORMATION RELATING TO THEIR BUSINESSES TO US.

     We cannot be sure that former owners of travel service companies that we may seek to acquire will accurately represent to us the results of operations, financial condition and business of their companies, or will have the means to satisfy their indemnification obligations. If misrepresentations are made, potential acquisitions of those companies by us in the future could have a material adverse effect on our business, financial condition and results of operations. Other than the acquisitions that will be consummated as of the date of this prospectus, we do not have current commitments with respect to any particular acquisition in the travel services industry, but our management team regularly evaluates acquisition opportunities.

THERE MAY BE LIMITED OPPORTUNITY TO ACQUIRE ADDITIONAL ATTRACTIVE RESORT HOTELS.

     Our ability to execute our growth strategy depends to a significant degree on the existence of attractive resort hotel acquisition opportunities and our ability both to consummate acquisitions and to obtain financing for these acquisitions on favorable terms. Our acquisition efforts will be focused initially in Spain, but we may extend our efforts to certain other key locations. There can be no assurance that we will consummate the acquisition of any additional resort hotels. Risks associated with our acquisition activities may include:

     o    acquisition opportunities that are abandoned;

     o acquisition costs exceeding original estimates, making the acquisition uneconomical or unprofitable;

     o our inability to obtain financing on favorable terms, if at all, for acquisitions of holiday resort hotels; and

     o our inability to complete acquisitions on schedule, resulting in decreased revenues and increased interest expense.

     Moreover, there are numerous potential buyers of resort real estate which are better capitalized than we are. There can be no assurance that we will be able to compete successfully against competing buyers of resort properties.

WE EXPECT INCREASED OPERATING EXPENSES IN CONNECTION WITH NEW AND EXPANDED TRAVEL SERVICES. IF THESE SERVICES ARE UNSUCCESSFUL OR REVENUE INCREASES ARE SIGNIFICANTLY BELOW EXPENSES, THE VALUE OF YOUR INVESTMENT COULD BE NEGATIVELY AFFECTED.


     We currently intend to:

     o    develop and offer new and expanded travel services;

     o    further develop our technology and transaction-processing systems; and

     o begin offering travel services to additional destinations throughout Europe.

If we are unable to successfully undertake these activities, the implementation of our growth strategy may suffer and our competitors may be able to capture increasing portions of our market share, either of which could negatively affect the value of your investment. Even if we are successful in our undertaking of these activities, if we do not generate significant increased revenue, we may be unable to maintain profitability. In addition, we may incur unanticipated expenses when we enter new markets or offer new services. If so, our management, financial and operational resources may be materially adversely affected.

DECLINES IN CONSUMER VACATION AND TRAVEL SPENDING COULD HARM OUR OPERATING RESULTS.

     All of our revenue is derived from consumer spending for vacation and travel. The travel industry, especially leisure travel, depends on personal discretionary spending levels and suffers during economic downturns and recessions. The travel industry is also highly susceptible to unforeseen events, such as political instability, regional hostilities, terrorism, a rise in fuel prices or other travel costs, excessive inflation, currency fluctuations, travel-related accidents, natural disasters, unusual weather patterns or travel industry related labor strikes. In addition, any adverse changes affecting the resort hotel industry such as a reduction in demand and increases in construction or maintenance costs or value-added (sales) taxes, could have a material adverse effect on our operating results.

WE EXPERIENCE SEASONALITY THAT COULD CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS AND ADVERSELY AFFECT OUR BUSINESS AND STOCK PRICE.

     Seasonality in the vacation resort and travel industry is likely to cause fluctuations in our operating results which may adversely affect our stock price. In both our hotel and travel businesses, revenues typically increase during the spring and summer months and are lower during the fall and winter months. Our seasonal business has been adversely affected in the past and could be affected in the future by climactic conditions, such as a wet or rainy summer season, which frequently occurs in the United Kingdom. As our business continues to expand beyond the United Kingdom, seasonal fluctuations will affect us in different ways. If seasonality in our business causes quarterly fluctuations in our revenues and operating profits which are unusually severe or unexpected, there could be a material adverse effect on our business and stock price.

     In addition, our earnings may be affected by the timing of the completion of the acquisition of future resort hotels and the potential impact of weather or other natural disasters at our resort locations. The combination of the possible delay in generating revenue after the acquisition of additional resort hotels, and the expenses associated with start-up unit or room-rental operations, interest expense, amortization and depreciation expenses from acquisitions may materially adversely affect our earnings.

WE MAY NEED MORE MONEY, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

     We require substantial working capital to fund our businesses and may need to raise additional funds after the completion of this offering in order to support more rapid expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or take advantage of future opportunities. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, our stockholders may experience additional dilution in net book value per share, or new securities that we may issue may have rights, preferences or privileges senior to those of the holders of our common stock. There can be no assurance that additional financing will be available when needed on terms favorable to us or at all. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance our services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and operating results.

THE LOSS OF OUR SENIOR MANAGEMENT OR OTHER KEY PERSONNEL OR OUR FAILURE TO ATTRACT ADDITIONAL PERSONNEL COULD NEGATIVELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT.

     Our performance is substantially dependent on the continued services and performance of our senior management and other key personnel. The loss of the services of any of our executive officers or other key employees would adversely affect our ability to manage our business and would likely have a detrimental effect on our operating results. In particular, we are dependent upon the services of Kevin R. Leech, our Chairman of the Board, Philip Mason, our President and Chief Executive Officer, Raymond J. Peel, our Senior Executive Vice President and the President of Leisure Travel Group Limited, Rod Rodgers, our Executive Vice President and the President of Grand Hotel Group Limited, David Marriott, our Operations and Marketing Director and the Vice President of Grand Hotel Group Limited, and Stephen Last, our Executive Vice President, Chief Financial Officer and Secretary. Immediately prior to this offering, companies wholly owned or controlled by Mr. Leech @@@@owned an aggregate of 76.4% of our outstanding common stock, none of which is subject to vesting.

     Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled managerial, marketing, administrative, and customer service personnel. Competition for skilled personnel is intense, and we are not sure that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in attracting and retaining a sufficient number of qualified software developers for our Internet services and transaction-processing systems. Failure to retain and attract necessary technical, managerial, marketing, administrative, and customer service personnel would have a negative effect on our operating results and stock price.

OPERATION OF THE GRAND HOTELS IS SUBJECT TO VARIOUS LICENSING LAWS AND REGULATIONS.

     The operation of the Grand Hotels is subject to various licensing laws and regulations in England and Wales relating to the sale of alcohol and the operation of bars and cocktail lounges in hotels, as well as various fire, health and safety regulations. A serious violation of any of these laws or regulations could result in a significant fine or even the forced closing of one or more of the Grand Hotels. Please see "Business--Government Regulation of our Business" for a more detailed discussion of certain laws and regulations that affect our business.

LEISURE TRAVEL GROUP LIMITED IS REQUIRED TO MAINTAIN RENEWABLE LICENSES WITH THE UNITED KINGDOM CIVIL AVIATION AUTHORITY AND COMPLY WITH NUMEROUS UNITED STATES CIVIL AVIATION AUTHORITY REGULATIONS.

     The travel businesses conducted by Leisure Travel Group Limited, which makes or arranges advance bookings of accommodations and airline seats for its customers, must be licensed by the CAA and is subject to CAA regulations, including the requirement that it maintain an indemnity bond securing payment for airline seats. The face amount of the bond ranges from between 5% to 10% of the annual revenues of each of the travel businesses. In addition, the CAA licenses held by subsidiaries of Leisure Travel Group Limited are subject to annual review and renewal and may be revoked, suspended or not renewed by the CAA for violation of CAA regulations, including the requirement that each licensed operator report significant increases in annual revenues so that bonding requirements may be appropriately adjusted. Should any of these events occur, one or more of the travel businesses would not be able to operate and, as a result, our revenues and profits would be materially adversely affected. Please see "Business--Government Regulation of our Business" for a more detailed discussion of certain laws and regulations that affect our business.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY EVOLVING GOVERNMENT REGULATIONS, AND WE COULD BE SUBJECT TO FINES OR OTHER PENALTIES FOR FAILURE TO COMPLY WITH SUCH REGULATIONS.

     The travel businesses are subject to certain regulation by the government of the United Kingdom, including the Package Travel, Package Holidays and Package Tours Regulations of 1992. In addition, many travel suppliers, particularly airlines, are subject to extensive regulation by United States federal, state and foreign governments. In addition, the travel industry in general is subject to certain special taxes by United States and foreign governments, including hotel bed taxes, car rental taxes, airline excise taxes and airport taxes and fees. New or different regulatory schemes or changes in tax policy could have an adverse impact on the travel industry in general and could have a material adverse effect on our business, financial condition and results of operations.

     Both the United States and the European Union have recently passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how our business will be impacted by them.

We may be indirectly affected by this new legislation to the extent it impacts our clients and potential clients. In addition, United States and foreign governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the Internet. The adoption of any additional laws or regulations may impose additional burdens on us or decrease the growth of the Internet, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a negative effect on our business, operating results and financial condition. Please see "Business--Government Regulation of our Business" for a more detailed discussion of certain laws and regulations that affect our business.

WE MAY BE SUBJECT TO VARIOUS ENVIRONMENTAL LAWS AND REGULATIONS THAT IMPOSE REQUIREMENTS RELATING TO THE OWNERSHIP AND OPERATION OF HOTELS, AND WE COULD BE SUBJECT TO FINES OR OTHER PENALTIES FOR FAILURE TO COMPLY WITH THESE LAWS AND REGULATIONS.

     A variety of laws and regulations concerning the protection of the environment and health and safety apply to the operations, properties and other assets relating to the six Grand Hotels and other resort hotels we may acquire in the future. These laws and regulations may originate at the European Union, United Kingdom or local level. These environmental laws govern, among other things, the discharge of substances into waterways and the quality of water discharges of substances into sewers, waste and the contamination of land. Liability can attach to a person who causes or knowingly permits the discharge of substances to waterways or sewers without a permit authorizing such discharges or if discharges are beyond the scope of the applicable permit. The laws with respect to contamination of land in the United Kingdom changed in April 2000. In general, liability and responsibility for contamination remains with the person responsible for the contamination; however, the new laws interpret this to mean the person who "causes or knowingly permits" contamination. In the absence of such a person, the owner or occupier of the site may be held responsible for remediation. In addition to civil claims, criminal sanctions can be imposed for violations of environmental laws and any persons violating these laws can be held responsible for the cost of remedying the consequences of pollution, contamination or damage. Other applicable laws and regulations restrict the use of property and the construction of buildings and other structures. Carrying out development without the appropriate permit or beyond the scope of the permit can result in regulatory authorities taking action to require the unauthorized use to cease or unauthorized building or structure to be removed or modified. Criminal sanctions are available if the authority's requirements are not satisfied. Any failure to comply with applicable environmental laws or regulations could have a material adverse effect on our business. Please see "Business--Environmental Matters" for a discussion of the environmental laws and regulations that may be applicable to us.

THE GRAND HOTELS AND OTHER RESORT HOTELS WE MAY ACQUIRE IN THE FUTURE MAY BE SUBJECT TO NATURAL AND OTHER DISASTERS FOR WHICH WE MAY NOT BE ADEQUATELY INSURED.

     The Grand Hotels and other resort hotels we may acquire in the future may be subject to natural and other disasters and may be damaged as a result of such disasters. There are certain types of losses (such as losses arising from acts of war) that are not generally covered by insurance customarily carried for similar properties because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose the capital we have invested in a particular resort, as well as the anticipated future revenues from the resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. This type of loss could have a material adverse effect on our business. Please see "Business--Insurance" for a discussion of our insurance policies.

TRRRAVEL.COM LIMITED WILL DEPEND ON INTERNALLY DEVELOPED TECHNOLOGY SYSTEMS AND INTERNET CAPACITY TO HANDLE ALL TRAFFIC TO ITS WEBSITE, AND COULD BE SUBJECT TO INTERNET CAPACITY CONSTRAINTS. IF ITS SYSTEMS FAIL OR DO NOT PERFORM OPTIMALLY, ITS OPERATIONS AND REVENUE AND OUR INVESTMENT IN TRRRAVEL.COM LIMITED MAY BE NEGATIVELY AFFECTED.

     The revenues expected to be derived from the WWW.TRRRAVEL.COM Website will depend on the number of customers who use the Website to book their travel reservations. Accordingly, the satisfactory performance, reliability and availability of the Website, transaction-processing systems and network infrastructure are critical to its operating results, as well as its ability to attract and retain customers and maintain adequate customer service levels. Any system interruptions that result in the loss of data, the unavailability of the Website or reduced performance of the reservation system would reduce the volume of reservations and the attractiveness of its service offerings, which could have a negative effect on the operating results of trrravel.com Limited and adversely impact our investment in that company.

     The WWW.TRRRAVEL.COM Website may experience periodic system interruptions and delays that continue to occur from time to time. Any substantial increase in the volume of traffic on the Website or the number of reservations made by customers will require The WWW.TRRRAVEL.COM Website to expand and upgrade its technology, transaction-processing systems and network infrastructure. trrravel.com Limited may experience temporary capacity constraints due to sharply increased traffic during "fare wars" or other promotions. Capacity constraints such as these may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of reservations and confirmations and delays in reporting accurate financial information.

     We cannot be sure that the transaction-processing systems and network infrastructure of trrravel.com Limited will be able to accommodate the level of Website traffic that it experiences, or that it will, in general, be able to accurately project the rate or timing of increases in traffic or upgrade its systems and infrastructure to accommodate future traffic levels on the Website. In addition, electronic commerce is characterized by rapid technological change, changes in user and customer requirements and preferences and changes in industry standards and practices. The existing technology and systems of trrravel.com Limited could quickly become obsolete because of the rapidly changing technologies of electronic commerce. There can be no assurance that trrravel.com Limited we will be able to effectively upgrade and expand its transaction-processing systems in a timely manner or to successfully integrate any newly developed or purchased modules with existing systems. Upgrading or expanding these systems would likely be expensive and time-consuming.

     The WWW.TRRRAVEL.COM Website is maintained in Yate Bristol, England by Planet Edge Limited, a subsidiary of our affiliate ci4net.com, Inc. The WWW.TRRRAVEL.COM call center is located at a single facility in Haywards Heath, England. These systems and operations are vulnerable to damage or interruption from human error, fire, flood, power loss, telecommunications failure, break-ins, sabotage, intentional acts of vandalism, natural disasters and similar events. trrravel.com Limited currently does not have redundant systems or a disaster recovery plan and does not carry sufficient business interruption insurance to compensate it for losses that may occur. Their servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm customer reservations. Any adverse development in the trrravel.com Limited technology could materially adversely affect our 49% ownership interest in trrravel.com Limited.

IF PROVIDERS OF THE THIRD-PARTY SYSTEMS ON WHICH TRRRAVEL.COM LIMITED RELIES DECIDE TO NO LONGER OFFER OR MAINTAIN SERVICES, WE COULD BE DIRECTLY AFFECTED AND THE VALUE OF OUR INVESTMENT IN TRRRAVEL.COM LIMITED MIGHT DECREASE.

     trrravel.com Limited depends on third-party service providers for substantially all of its communications, technology and operating infrastructure. Any discontinuation of third-party provider services, or any reduction in performance that requires it to replace these services, could be disruptive to its business. These third-party providers may experience interruptions or failures in their systems or services that could temporarily prevent our customers from accessing or purchasing certain travel services through the Website. Any reduction in performance, disruption in Internet or Website access or discontinuation of services provided by these Internet service providers could have a negative effect on our business, operating results and financial condition.

THE OPERATIONS OF TRRRAVEL.COM LIMITED AND CUSTOMER DATABASES ARE SUSCEPTIBLE TO SECURITY RISKS, WHICH MIGHT ADVERSELY AFFECT OUR INVESTMENT IN TRRRAVEL.COM LIMITED.

     A fundamental requirement for electronic commerce is the secure transmission of confidential information over public networks. Security measures may not prevent security breaches. If security measures adopted by trrravel.com Limited were ever compromised, it could have a detrimental effect on its reputation, operating results and the value of our investment in that company. trrravel.com Limited will rely on encryption and authentication technology licensed from third parties to ensure secure transmission of confidential information, such as customer credit card numbers. In addition, it plans to maintain an extensive confidential database of customer profiles and transaction information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms it intends to use to protect customer transaction data and personal information contained in its customer database. A person who circumvents these security measures could steal or misuse proprietary information or cause interruptions in the operations of trrravel.com Limited. Publicized security problems could increase concerns over the security of online transactions and the privacy of users, which may also inhibit the Website's growth, especially as a means of conducting commercial transactions. To the extent that trrravel.com Limited or its third-party contractors' activities involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose trrravel.com Limited to a risk of loss or litigation and possible liability. Failure to prevent security breaches will have a negative effect on its reputation, business and operating results and thereby negatively affect the value of our investment.

TRRRAVEL.COM LIMITED MAY BE UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY, INCLUDING ITS TRADEMARKS, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR INVESTMENT.

     We regard the trademark, domain names, service marks, trade dress, trade secrets, copyrights and similar intellectual property of trrravel.com Limited as important to the success of the WWW.TRRRAVEL.COM Website, and trrravel.com Limited relies on foreign and domestic trademark and copyright law, trade secret protection and confidentiality to protect its proprietary rights. trrravel.com Limited is pursuing the registration of its key trademarks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. Failure to effectively protect trrravel.com Limited's intellectual property could adversely affect our use of the WWW.TRRRAVEL.COM Website, result in erosion of the trrravel.com brand name and adversely impact the value of our minority investment in trrravel.com Limited.

     Currently, "trrravel.com" is the only trademark held by trrravel.com Limited. We cannot be sure that the steps taken by trrravel.com Limited to protect its proprietary rights in this trademark will be adequate or that third parties will not infringe or misappropriate its copyrights, trademarks, trade dress and similar proprietary rights. In the future, litigation may be necessary to enforce the intellectual property and contractual rights of trrravel.com Limited, or determine the validity and scope of the proprietary rights of others. This type of litigation, regardless of the outcome, could result in substantial costs and diversion of management and technical resources, either of which could materially harm our investment in trrravel.com Limited. Furthermore, we cannot be sure trrravel.com Limited would prevail in any litigation. If trrravel.com Limited is unsuccessful in defending its trademark for "trrravel.com," it would be required to invest substantial additional amounts in advertising and brand development with respect to a new trademark. These additional expenditures could materially adversely affect our investment in trrravel.com Limited.

     In addition, other parties might assert infringement claims against trrravel.com Limited. trrravel.com Limited may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims that it or its licensees have infringed the trademarks or other intellectual property rights of third parties. If trrravel.com Limited does not prevail, it could be required to stop using its trademarks or domain names or to pay damages. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

TRRRAVEL.COM LIMITED MAY NOT ACQUIRE OR MAINTAIN ITS DOMAIN NAMES IN ALL OF THE COUNTRIES IN WHICH IT DOES BUSINESS, AND MAY BE REQUIRED TO EXPEND SIGNIFICANT FUNDS TO PREVENT INFRINGEMENT OF ITS DOMAIN NAMES, WHICH COULD INHIBIT OUR ABILITY TO EXPAND OUR BUSINESS INTERNATIONALLY.

     Affiliates of trrravel.com Limited currently hold the rights to the Internet domain names www.trrrravel.com, WWW.TRRRAVEL.COM and www.trravel.com. There is currently an existing domain name www.travel.com owned by an unrelated third party, and other third parties may acquire rights to domain names that are similar to, infringe or otherwise decrease the value of the domain names, trademarks and other proprietary rights of trrravel.com Limited, which may negatively affect our investment in trrravel.com Limited. trrravel.com Limited may be required to expend significant funds in the legal defense of its domain names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, trrravel.com Limited may not acquire or maintain the www.trrrravel.com, WWW.TRRRAVEL.COM and www.trravel.com domain names in all of the countries in which we intend to conduct business in the future.

TRRRAVEL.COM LIMITED COULD FACE LITIGATION BECAUSE OF WEBSITE CONTENT, WHICH MIGHT REQUIRE CONSIDERABLE EFFORT AND EXPENSE TO DEFEND AND RESULT IN SIGNIFICANT LIABILITY.

     As a publisher and distributor of online content, trrravel.com Limited faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that it publishes or distributes. Such claims have been brought, and sometimes successfully pressed, against other online services. In addition, trrravel.com Limited does not and cannot practically screen all of the content generated by other Websites that may be linked to the trrravel.com Website, and trrravel.com Limited could be exposed to liability with respect to that content. trrravel.com Limited's insurance may not cover claims of these types or may not be adequate to indemnify it for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a damaging effect on trrravel.com Limited's reputation, operating results, financial condition and prospects which, in turn, would have a material adverse effect on our investment in trrravel.com Limited.

THE CONVERSION TO THE EURO MAY ADVERSELY AFFECT OUR BUSINESS IN EUROPE.

     Due to our operations in the United Kingdom, we may be exposed to certain risks as a result of the conversion by certain European Union member states of their respective currencies to the euro. The conversion process commenced on January 1, 1999. The conversion rates between the member states' currencies and the euro are fixed by the Council of the European Union. While the United Kingdom is a member of the European Union, it is not participating in the euro conversion; however, it may elect to convert to the euro at a later date. Consequently, we are unsure as to whether the conversion to the euro will have an adverse impact on our business, but potential risks include the costs of modifying our software and information systems and changes in the conduct of business and in the principal European markets for our products and services.

MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF THE PROCEEDS OF THIS OFFERING AND MAY USE THESE PROCEEDS IN WAYS YOU MIGHT NOT BELIEVE ARE DESIRABLE.

     The net proceeds of this offering are estimated to be approximately $28.0 million, or approximately $32.4 million if the underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and other estimated offering expenses. We currently plan to use approximately $25.0 million of the net proceeds, coupled with an additional $6.1 million in bank borrowings, to retire debt owed by Grand Hotel Group Limited to a subsidiary of The Rank Group plc in connection with the purchase of five of the Grand Hotels, to expand the travel businesses conducted by Leisure Travel Group Limited, to renovate the six Grand Hotels and to acquire additional holiday resort hotels in England and in other European countries. Accordingly, our management will retain broad discretion as to the allocation of the remaining $3.0 million of the net proceeds of this offering, which has been allocated for working capital and general corporate purposes. The broad discretion we have in the use of proceeds of this offering involves risks that we will not use those proceeds effectively or that we will use them in ways with which you may not agree. In addition, the repayment of the indebtedness to a subsidiary of The Rank Group plc will terminate a bank letter of credit collateralized by the personal guaranty of and marketable securities owned by our Chairman of the Board and principal stockholder, Kevin R. Leech. Please see "Use of Proceeds," for a more detailed discussion of how we will allocate proceeds, and "Certain Relationships and Related Transactions" for a discussion of certain direct personal benefits to Mr. Leech from this offering.

BECAUSE OUR DIRECTORS AND OFFICERS WILL BENEFICIALLY OWN A MAJORITY OF OUR OUTSTANDING COMMON STOCK AFTER THIS OFFERING, YOU AND OTHER FUTURE INVESTORS WILL HAVE MINIMAL INFLUENCE ON STOCKHOLDER DECISIONS.

     Upon consummation of this offering, a total of 8,060,000 shares of our common stock will be outstanding, and approximately 8,510,000 shares of our common stock will be outstanding if the underwriters' over-allotment option is exercised in full. Our executive officers and directors, together with their respective affiliates, will beneficially own approximately 58%, or approximately 55% if the underwriters' over-allotment option is exercised in full, of our outstanding common stock upon completion of this offering. As a result, if they act together, they will have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. This type of control could discourage others from initiating a potential merger, takeover or other change of control transaction. As a result, the market price of our common stock could be adversely affected.

OUR BUSINESS COULD STILL BE DISRUPTED BY RESIDUAL CONSEQUENCES OF THE YEAR 2000 PROBLEM.

     Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates due to the two-digit date fields used by many systems. Computer experts have warned that there may still be residual consequences of the change in centuries and any such difficulties may, depending upon their pervasiveness and severity, have a material adverse effect on our business, financial condition and results of operations.

OUR OFFERING PRICE DOES NOT NECESSARILY RELATE TO ANY ESTABLISHED CRITERIA OF VALUE, AND SO OUR STOCK MAY TRADE AT MARKET PRICES BELOW THE OFFERING PRICE.

     The initial public offering price of the shares of our common stock in this offering will be arbitrarily determined by negotiations between the underwriter and us, and may not necessarily bear any relationship to our assets, book value, results of operations, or any other generally accepted indicia of value.

     The equity markets have, on occasion, experienced significant price and volume fluctuations that may adversely affect the market price of our common stock. From time to time after this offering, the market price of our common stock may experience significant volatility. Our quarterly results, announcements by us or our competitors regarding acquisitions or dispositions, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of our common stock to fluctuate substantially. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources and may therefore have a material adverse effect on our business, financial condition and results of operations.

THE TRADING MARKET FOR OUR COMMON STOCK MAY SUFFER IN THE EVENT OF DELISTING FROM THE NASDAQ NATIONAL MARKET.

     Under the currently effective criteria for the maintenance of the listing of our common stock on the Nasdaq National Market, we must have at least $75.0 million in market capitalization, a minimum bid price of $5.00 per share, and securities in the hands of the public with a market value of at least $20.0 million. For continued listing, we must maintain $50.0 million in market value, a minimum bid price of $5.00, and securities in the hands of the public with a market value of at least $15.0 million. If we cannot maintain the standards for continued listing, our common stock could be subject to delisting from the Nasdaq National Market. Trading, if any, in our common stock would then be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq National Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.

THE TRADING MARKET FOR OUR COMMON STOCK MAY SUFFER IF OUR COMMON STOCK IS CONSIDERED TO BE "PENNY STOCK."

     If our common stock was delisted from the Nasdaq National Market, and no other exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934, as amended, was available, our common stock would be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. Accredited investors are generally those investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase, and must have received the purchaser's written consent to the transaction prior to sale. As a result, delisting, if it were to occur, could materially adversely affect the ability of broker-dealers to sell our common stock and the ability of purchasers in this offering to sell their shares in the secondary market.

INVESTORS MAY HAVE DIFFICULTY SELLING THEIR SHARES OF COMMON STOCK AND THE MARKET PRICE OF THE COMMON STOCK MAY DECLINE IF THE REPRESENTATIVE OF THE UNDERWRITERS DISCONTINUES MAKING A MARKET FOR ANY REASON.

     A significant number of shares sold in this offering may be sold to customers of the underwriters. These customers may engage in transactions for the sale or purchase of the shares through or with the underwriters. Although it has no obligation to do so, Roth Capital Partners Incorporated, the representative of the underwriters, intends to make a market in the shares and may otherwise effect transactions in our common stock. If it participates in the market, it may influence the market, if one develops, for our common stock. It may discontinue making a market in our common stock at any time. Moreover, if Roth Capital Partners Incorporated sells the shares of common stock issuable upon exercise of the representative's warrants, it may be required under the Securities Exchange Act of 1934, as amended, to temporarily suspend its market-making activities. The price and liquidity of our common stock may be significantly affected by the degree, if any, of the direct or indirect participation of Roth Capital Partners Incorporated in the market.

INVESTORS IN THIS OFFERING WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price per share exceeds the net tangible book value per share. Accordingly, investors purchasing shares in this offering will pay a price per share which substantially exceeds the value of our assets after subtracting our intangible assets and liabilities and contribute 94.0% of the total amount invested to date to fund us, but will only own 37.2% of the shares of common stock outstanding. Investors in this offering will experience an immediate dilution of $6.71 per share of common stock, after giving effect to this offering at an assumed initial public offering price of $11.00 per share (the mid-point of the range), the addition of mortgage financing, the capitalization of loans made to Leisure Travel Group Limited by Red Kite Ventures Limited, a corporate affiliate of Kevin R. Leech, and the repayment of a note issued by Grand Hotel Group Limited to a subsidiary of The Rank Group plc. Furthermore, investors will experience additional dilution if additional funds are raised through the issuance of additional equity securities.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock would decline as a result of sales of a large number of shares of our stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have outstanding 8,060,000 shares of common stock. Of these shares, the 3,000,000 shares being offered in this offering will be freely tradable immediately following this offering.

     Following this offering, we intend to file a registration statement to register for issuance and resale the 1,000,000 shares of common stock reserved for issuance under our existing stock option plan described in "Management--Executive Compensation" and "--2000 Stock Option Plan." We expect that registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our 2000 Stock Option Plan will be eligible for resale in the public market from time to time subject to vesting.

     Upon the closing of this offering, we intend to grant non-qualified stock options to purchase an aggregate of 325,000 shares of our common stock to a number of our executive officers, directors and employees. The exercise price per share of these options is expected to be the initial public offering price of the common stock. These option grants are expected to vest in the following manner: 50% per year for two years commencing on the one year anniversary of the grant of the option. None of the shares issuable upon the exercise of these options will be subject to a lock-up agreement with the underwriters.

OUR CHARTER AND BYLAW PROVISIONS LIMIT THE LIABILITY OF OUR OFFICERS AND DIRECTORS.

     Our charter includes provisions to eliminate, to the full extent permitted by the Delaware General Corporation Law as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. Our charter also provides that we will indemnify any director or officer to the extent that indemnification is permitted under Delaware law. In addition, our bylaws require us to indemnify, to the full extent permitted by law, any of our directors, officers, employees or agents for acts which the person reasonably believes are not in violation of our corporate purposes as set forth in our charter. As a result of these provisions, stockholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may discourage or deter stockholders from suing our directors, officers, employees and agents for breaches of their duty of care, even though the action, if successful, might otherwise benefit us and our stockholders.


             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, beliefs and assumptions. Words such as "may," "could," "would," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                                 USE OF PROCEEDS


     We estimate that we will receive net proceeds of approximately $28.0 million from our sale of the 3,000,000 shares of common stock we are offering under this prospectus, assuming an initial public offering price of $11.00 per share and after deducting the underwriting discount and commissions and other estimated fees and expenses payable by us, or approximately $32.4 million if the underwriters' over-allotment option is exercised in full. We expect to use the net proceeds approximately as follows:

     o $10.0 million, approximately 35.7% of the total net proceeds, together with $6.1 million of net proceeds from a mortgage refinancing, will be used to retire $16.1 million of Grand Hotel Group Limited's indebtedness, evidenced by a non-interest-bearing promissory note due 2002, to Butlin's Limited, a subsidiary of The Rank Group plc, incurred in connection with the June 1999 acquisition by Grand Hotel Group Limited of five of the Grand Hotels from another subsidiary of The Rank Group plc;

     o $5.0 million, approximately 17.9% of the total net proceeds, to complete renovations of the six Grand Hotels;

     o $5.0 million, approximately 17.9% of the total net proceeds, to acquire additional holiday resort hotels located in seaside resort areas in England, Spain and other locations deemed attractive by our management, one of which we have identified but have not yet entered into negotiations to acquire;

     o $5.0 million, approximately 17.9% of the total net proceeds, for expansion of our travel-related services businesses, including advertising and the acquisition of other tour operators and travel agencies in England and other European countries; and

     o $3.0 million, approximately 10.6% of the total net proceeds, for working capital and general corporate purposes.

     Simultaneously with the completion of this offering, we are refinancing $15.5 million of our outstanding mortgage indebtedness on five of the Grand Hotels with one of the banks which had provided original acquisition debt financing in June 1999. In connection with this refinancing, we anticipate that we will increase the total secured borrowings of Grand Hotel Group Limited from approximately $31.8 million to a total of approximately $39.0 million. We intend to utilize the $6.1 million of increased loan proceeds, together with $10.0 million of the net proceeds of this offering, to retire our indebtedness to The Rank Group plc. The repayment of our indebtedness to The Rank Group plc will terminate a bank letter of credit collateralized by the personal guaranty of and marketable securities owned by our Chairman of the Board, Kevin R. Leech.

     Grand Hotel Group Limited has entered into negotiations to acquire from Queensborough Holdings Limited, an affiliate of Kevin R. Leech, a sixth hotel known as the Burstin Hotel in September 2000. The total consideration to be paid to Queensborough Holdings Limited for this hotel will be $17.1 million, of which $12.4 million will be paid in cash through an 8.25% eight-year mortgage loan from the same bank that will assist us in refinancing the Grand Hotel Group Limited's mortgage debt. The $4.7 million balance will be evidenced by a 7% three-year note to Queensborough Holdings Limited.

     The following table sets forth the sources and uses of funds from the net proceeds of this offering, the Burstin Hotel acquisition and proposed mortgage refinancing:


               SOURCES                                                 USES
               ------                                                  ----
Net proceeds of this offering .......... $28.0 million   Payment to The Rank Group, plc ........  $16.1 million
Refinancing proceeds ...................   6.1 million   Cash to seller of Burstin Hotel .......   17.1 million
Bank loan for Burstin Hotel acquisition   12.4 million   Net available cash ....................   18.0 million
Queensborough Holdings Limited
  seller's note ........................   4.7 million
                                         -------------                                            -------------
    Total .............................. $51.2 million       Total .............................  $51.2 million


     Other than as set forth in this prospectus, we currently have no commitments or agreements and are not involved in any negotiations with respect to any acquisitions or investments. The allocation of the net proceeds of the offering discussed above represents management's current estimates only. Management's plans for the proceeds are subject to change due to unforeseen opportunities and, as such, actual allocation of the net proceeds may differ substantially from these estimates. We cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management team will have broad discretion in using the net proceeds of this offering. Pending such uses, we intend to invest the net proceeds of the initial public offering in investment grade interest-bearing securities. Please see "Risk Factors--Management will have broad discretion over the use of the proceeds of this offering, and may use these proceeds in ways you might not believe are desirable" for a discussion of uncertainties regarding our use of proceeds.

     We currently anticipate that our current cash and cash equivalents in the amount of $3.2 million and anticipated cash flow from operations, together with the net proceeds from this offering, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements through October 31, 2002. However, we may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary business or technologies or take advantage of unanticipated opportunities. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, our stockholders may experience additional dilution in net book value per share or newly issued securities may have rights, preferences or privileges senior to those of our common stock. There can be no assurance that additional financing will be available when needed on terms favorable to us or at all. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance our services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and operating results. Please see "Risk Factors--We may need more money, which may not be available to us on favorable terms or at all" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more detailed information regarding our possible future capital requirements.


                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth:

     o the capitalization of Leisure Travel Group (Combined) on an actual basis as of April 30, 2000;

     o our capitalization on a pro forma basis, assuming our acquisition of all of the outstanding share capital of Leisure Travel Group Limited, Leisure Travel Group Limited's acquisition of all of the outstanding share capital of Ilios Travel Limited and Grand Hotel Group Limited, Grand Hotel Group Limited's acquisition of the Burstin Hotel, and Leisure Travel Group Limited's acquisition of 49% of the outstanding share capital of trrravel.com Limited had been completed on April 30, 2000; and

     o    our capitalization pro forma as adjusted to give effect to:

          -- the sale of 3,000,000 shares of common stock offered by us pursuant to this prospectus, after deduction of estimated offering expenses and underwriting discounts, assuming an offering price of $11.00;

          --   the addition of approximately $6.1 million of mortgage financing;

          -- the repayment of $16.1 million outstanding under Grand Hotel Group Limited's note to a subsidiary of The Rank Group plc; and

          -- the capitalization of $2.1 million of loans made to Leisure Travel Group Limited by Red Kite Ventures Limited, a corporate affiliate of Kevin R. Leech, our Chairman of the Board and principal stockholder.

     This table should be read in conjunction with "Unaudited Condensed Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.


                                                                                    AS OF APRIL 30, 2000
                                                                        ------------------------------------------
                                                                          LEISURE
                                                                        TRAVEL GROUP
                                                                         (COMBINED)     LEISURE TRAVEL GROUP, INC.
                                                                        ------------    --------------------------
                                                                                                       PRO FORMA
                                                                           ACTUAL        PRO FORMA    AS ADJUSTED
                                                                           -------       ---------    -----------
                                                                                (US DOLLARS IN THOUSANDS)
Cash ..................................................................    $ 3,216        $ 3,239      $21,248
Short-term debt:
  Capital lease obligation--current portion ...........................    $   290        $   308      $   308
                                                                           -------        -------      -------
  Total short-term debt ...............................................    $   290        $   308      $   308
                                                                           =======        =======      =======
Short-term debt to be capitalized:
  Short-term borrowings ...............................................    $ 2,102        $ 2,102      $    --
                                                                           -------        -------      -------
Long-term debt:
  Notes payable .......................................................    $31,808        $48,876      $38,845
  Capital lease obligation--noncurrent portion ........................        343            358          358
                                                                           -------        -------      -------
  Total long-term debt ................................................     32,151         49,234       39,203
                                                                           -------        -------      -------
Stockholders' equity:
  Preferred stock, par value $0.001:
    5,000,000 shares authorized, no shares issued and
    outstanding, actual, pro forma and pro forma as adjusted ..........         --             --           --
  Common stock, par value $0.001:
    25,000,000 shares authorized, actual, pro forma and
    pro forma as adjusted, no shares issued and outstanding,
    actual, 5,060,000 shares issued and outstanding, pro forma, and 8,060,000 shares issued and outstanding pro forma
    as adjusted (1) ...................................................         --              5            8
  Additional paid-in capital ..........................................         --          8,520       38,659
  Accumulated other comprehensive income ..............................         --            (57)         (57)
  Accumulated retained earnings .......................................         --            622          622
  Invested capital ....................................................        590             --           --
                                                                           -------        -------      -------
  Total stockholders' equity ..........................................        590          9,090       39,232
                                                                           -------        -------      -------
    Total capitalization ..............................................    $34,339        $60,426      $78,435
                                                                           =======        =======      =======

--------------

(1) Does not include exercise of the underwriters' over-allotment option or the issuance of up to 1,000,000 additional shares of our common stock upon exercise of options available under our 2000 Stock Option Plan, of which options to purchase an aggregate of 325,000 shares of our common stock will be granted as of the date of this prospectus.

                                    DILUTION

     Our company was formed in February 2000 and has had no commercial operations to date. Leisure Travel Group Limited was formed in May 1999, but effectively did not begin commercial operations until July 1, 1999, when it acquired Miss Ellie's World Travel Limited. Grand Hotel Group Limited was formed in October 1998, but did not commence commercial operations until its acquisition of five of the Grand Hotels from Rank Holidays Division Limited, a subsidiary of The Rank Group plc, on June 30, 1999.

     Purchasers of our common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock for this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. At April 30, 2000, we had a pro forma net tangible book value of $2.7 million, or approximately $0.53 per share of our outstanding common stock. After giving effect to:

     o our receipt of the estimated net proceeds from our sale of the 3,000,000 shares of our common stock offered under this prospectus at an assumed initial public offering price of $11.00 per share;

     o    the addition of $6.1 million of mortgage financing;

     o the repayment of $16.1 million outstanding under Grand Hotel Group Limited's note owed to a subsidiary of The Rank Group plc.; and

     o the capitalization of $2.1 million of loans made to Leisure Travel Group Limited by Red Kite Ventures Limited, a corporate affiliate of Kevin R. Leech, our Chairman of the Board and principal stockholder.

     Our pro forma net tangible book value at April 30, 2000 would have been approximately $32.8 million or $4.07 per share of our common stock. This represents an immediate increase in net tangible book value of $3.54 per share to existing stockholders and an immediate dilution of $6.93 per share to investors in this offering. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors.

     The following table illustrates this per share dilution:

         Initial public offering price per share ............................                    $11.00
         Pro forma net tangible book value per share at April 30, 2000 ......       $0.53
         Increase attributable to new investors .............................        3.54
                                                                                    -----
         Pro forma net tangible book value after the offering ...............                      4.07
                                                                                                 ------
         Dilution to new investors ..........................................                    $ 6.93
                                                                                                 ======

     The following table summarizes the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid by (i) our existing stockholders on the date of this prospectus and (ii) new investors purchasing shares of our common stock in this offering, before deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.


                                                                                TOTAL
                                               SHARES PURCHASED          CONSIDERATION PAID         AVERAGE
                                            ---------------------      ---------------------         PRICE
                                              NUMBER      PERCENT        AMOUNT      PERCENT       PER SHARE
                                            ---------     -------      -----------   -------       ---------
Existing Stockholders                       5,060,000       62.8%      $ 2,102,000      6.0%          $0.42
New Investors                               3,000,000       37.2%       33,000,000     94.0%         $11.00
                                            ---------      -----       -----------     ----
  Total                                     8,060,000      100.0%       35,102,000      100%
                                            =========      =====       ===========     ====

                          UNAUDITED CONDENSED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION
                          OF LEISURE TRAVEL GROUP, INC.


     The following information, which is unaudited, gives pro forma effect as described below to:


     o our acquisition of all of the outstanding share capital of Leisure Travel Group Limited;

     o Leisure Travel Group Limited's acquisition of all of the outstanding share capital of Miss Ellie's World Travel Limited, Ilios Travel Limited and Grand Hotel Group Limited;

     o Grand Hotel Group Limited's acquisition of the assets of the Burstin Hotel; and

     o Leisure Travel Group Limited's acquisition of 49% of the outstanding share capital of trrravel.com Limited.

     We have provided the unaudited pro forma consolidated financial data for information purposes only. They are not necessarily indicative of future results or of what our operating results would have been had we actually consummated the acquisition of all of the outstanding share capital of Leisure Travel Group Limited, had Leisure Travel Group Limited actually consummated the acquisition of all of the outstanding share capital of Miss Ellie's World Travel Limited, Ilios Travel Limited and Grand Hotel Group Limited and 49% of the outstanding share capital of trrravel.com Limited, and had Grand Hotel Group Limited actually consummated the acquisition of the assets of the Burstin Hotel on the date assumed. We have provided information relating to transactions which have occurred prior to our incorporation in February 2000 because these transactions were consummated by the businesses we will acquire on the date of this prospectus.

     Effective June 30, 1999, Grand Hotel Group Limited purchased from Rank Holidays Division Limited, a subsidiary of The Rank Group plc, substantially all of the operating assets relating to five of the Grand Hotels, formerly known as the Butlin's Provincial Hotels, including the physical properties, equipment, concessions, inventory, cash reserves, customer lists, records and goodwill, which we refer to as Grand Hotel Group (Predecessor). Grand Hotel Group Limited is a private limited company organized under the laws of England and Wales and is 85%-owned by Cygnet Ventures Limited, a Guernsey (Channel Islands) company wholly owned by Kevin R. Leech, our Chairman of the Board and principal stockholder, and 15%-owned in the aggregate by Philip Mason, Rod Rodgers, Stephen Last and David Marriott, all of whom are members of our management team. In consideration for these assets, Grand Hotel Group Limited paid $30.7 million, of which $13.9 million was paid in cash and the balance of $16.8 million was paid by Grand Hotel Group Limited's issuance of a non-interest bearing promissory note due 2002. The Grand Hotel Group Limited note was secured by an irrevocable letter of credit issued by Citibank, N.A. in favor of Butlin's Limited, a subsidiary of The Rank Group plc. The issue of the letter of credit was obtained through the personal guaranty of Mr. Leech. Grand Hotel Group Limited financed its cash payment of the purchase price through loans obtained from Arab Bank plc and Irish Nationwide Building Society secured by charges granted by Grand Hotel Group Limited, including mortgages on the purchased hotels.

     In July 1999, Leisure Travel Group Limited acquired all of the issued and outstanding share capital of Miss Ellie's World Travel Limited, a private limited company organized under the laws of England and Wales. In exchange for this share capital, Leisure Travel Group Limited paid an aggregate of $1,667,000 to the former shareholder of Miss Ellie's World Travel Limited. Leisure Travel Group Limited funded the acquisition through a loan from Red Kite Ventures Limited, an investment company beneficially owned by Red Kite Trust, the beneficiaries of which are members of the family of Kevin R. Leech.

     In February 2000, Leisure Travel Group Limited also acquired all of the issued and outstanding share capital of Ilios Travel Limited, a private limited company organized under the laws of England and Wales. In exchange for this share capital, Leisure Travel Group Limited paid an aggregate of $526,000 to the former shareholder of Ilios Travel Limited. As a result of this acquisition, Leisure Travel Group Limited expanded its travel-related services and increased its market position and cross-selling opportunities in other destinations throughout Europe. Leisure Travel Group Limited also funded this acquisition through a loan from Red Kite Ventures Limited.

     Grand Hotel Group Limited has entered into negotiations to acquire from Queensborough Holdings Limited, a private limited company organized under the laws of England and Wales that is 50% beneficially owned by

Kevin R. Leech, the Burstin Hotel located in Folkestone, England in September 2000. Consideration for the hotel assets will be $17.1 million, of which $12.4 million will be financed with an 8.25% eight-year bank mortgage note, and the $4.7 million balance will be evidenced by a 7% seller's note payable in two installments in April 2002 and April 2003.

     The acquisitions of the Butlin's Provincial Hotels, the Burstin Hotel, Miss Ellie's World Travel Limited and Ilios Travel Limited have been accounted for as purchase transactions. The allocation of the purchase price for each acquisition has not been finally determined and, accordingly, the pro forma adjustments reflected below may be adjusted when additional information is obtained during the one-year period subsequent to the date of the acquisition. However, any reallocation of the purchase price based on final valuations of the assets and liabilities acquired should not differ significantly from the original estimates and should not have a material impact on the condensed pro forma consolidated financial information.

     In March 2000, the shareholders of Grand Hotel Group Limited agreed to transfer 100% of the outstanding share capital of Grand Hotel Group Limited to Leisure Travel Group Limited in exchange for the issuance of approximately 80% of the ordinary shares of Leisure Travel Group Limited. In addition, the shareholders of Leisure Travel Group Limited, agreed to transfer to us, as of the date of this prospectus, 100% of the outstanding share capital of Leisure Travel Group Limited in exchange for the issuance of an aggregate of 4,640,000 shares of our common stock. The acquisition of Grand Hotel Group Limited by Leisure Travel Group Limited and our acquisition of Leisure Travel Group Limited will be accounted for as combinations of entities under common control in a manner similar to a pooling of interests. Technology Finance Limited, a British Virgin Islands company that is 50%-owned by Kevin R. Leech and 50%-owned by Internet plc, a Seychelles company controlled by a private investor and business associate of Mr. Leech, has also agreed to transfer to Leisure Travel Group Limited, as of the date of this prospectus, its entire 49% equity interest in the outstanding share capital of trrravel.com Limited in exchange for the issuance of an aggregate of 220,000 shares of our common stock. The investment in trrravel.com Limited will be accounted for under the equity method. All of these transfers are conditioned upon, among other things:

     o the completion of this offering and application of a portion of the net proceeds (together with additional mortgage financing) to retire all $16.1 million of indebtedness of Grand Hotel Group Limited owed to The Rank Group plc or its subsidiaries; and

     o the capitalization of $2.1 million of loans made to Leisure Travel Group Limited by a corporate affiliate of Kevin R. Leech.

                           LEISURE TRAVEL GROUP, INC.

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                AT APRIL 30, 2000
                            (US DOLLARS IN THOUSANDS)

     The following unaudited condensed pro forma consolidated balance sheet at April 30, 2000 gives pro forma effect to our acquisition of all of the outstanding share capital of Leisure Travel Group Limited, Leisure Travel Group Limited's acquisition of all of the outstanding share capital of Grand Hotel Group Limited and Ilios Travel Limited and 49% of the outstanding share capital of trrravel.com Limited, and Grand Hotel Group Limited's acquisition of the assets of the Burstin Hotel after giving effect to the adjustments described in the note to the unaudited condensed pro forma consolidated financial information, as if they had occurred on April 30, 2000. The historical financial information for Leisure Travel Group, Inc, is based on our unaudited condensed balance sheet at April 30, 2000. The historical combined financial information for Leisure Travel Group (Combined) is based on its unaudited condensed combined balance sheet at April 30, 2000, which represents a combination of the condensed combined balance sheets of Leisure Travel Group Limited and Grand Hotel Group Limited, as entities under common control, at April 30, 2000. The historical financial information for Ilios Travel Limited and the Burstin Hotel is based on their unaudited condensed balance sheets at April 30, 2000. Accordingly, the pro forma consolidated balance sheet reflects the net assets of Leisure Travel Group, Inc., Leisure Travel Group Limited, Grand Hotel Group Limited, Ilios Travel Limited and the Burstin Hotel and the 49% equity investment in trrravel.com Limited at April 30, 2000.


                                                                        HISTORICAL                         PRO FORMA
                                                            -----------------------------------    ----------------------------
                                                                          LEISURE                                     LEISURE
                                                              LEISURE      TRAVEL         THE                         TRAVEL
                                                              TRAVEL       GROUP        BURSTIN     ADJUSTMENTS     GROUP, INC.
                                                            GROUP, INC.  (COMBINED)      HOTEL        (NOTE 1)     CONSOLIDATED
                                                            -----------  ----------     -------     -----------    ------------
ASSETS
Current Assets
Cash and cash equivalents ............................        $   --      $ 3,216        $   23                        $ 3,239
Accounts receivable ..................................            --          473           164                            637
Receivable from related parties ......................            --          194            --                            194
Holidays paid in advance .............................            --        1,798            --                          1,798
Inventories ..........................................            --          461            65                            526
Prepaid expenses and other current assets ............           285        1,643           287       $   (285)(a)       1,930
                                                              ------      -------       -------       --------         -------
  Total current assets ...............................           285        7,785           539                          8,324

Equipment and fixtures, net ..........................            --       33,498        16,757          2,327 (b)      52,582
Goodwill and other intangibles, net ..................            --        1,431            --          4,991 (c)       6,422
Equity investment ....................................            --           --            --          2,395 (d)       2,395
Debt issuance costs ..................................            --          359            --                            359
                                                              ------      -------       -------       --------         -------
    Total assets .....................................        $  285      $43,073       $17,296       $  9,428         $70,082
                                                              ======      =======       =======       ========         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term borrowings ................................        $   --      $ 2,102        $  282                        $ 2,384
Accounts payable .....................................            --        1,406           481                          1,887
Accrued liabilities ..................................           285          905           219        $  (285)(e)       1,124
Guest deposits .......................................            --        4,203           327                          4,530
Income taxes and social security payable .............            --        1,415            99                          1,514
Deferred income tax ..................................            --           11            --                             11
Capital lease obligations--current portion ...........            --          290            18                            308
                                                              ------      -------       -------       --------         -------
    Total current liabilities ........................           285       10,332         1,426           (285)         11,758

Long-term debt .......................................            --       31,808            --         17,068 (f)      48,876
Capital lease obligations--noncurrent portion ........            --          343            15                            358

STOCKHOLDERS' EQUITY
Common stock .........................................            --           --            --              5 (g)           5
Additional paid-in capital ...........................            --           --            --          8,520 (h)       8,520
Accumulated other comprehensive income ...............            --           --            --            (57)(i)         (57)
Retained earnings ....................................            --           --            --            622 (j)         622
Invested capital/divisional equity ...................            --          590        15,855        (16,445)(k)         --
                                                              ------      -------       -------       --------         -------
    Total stockholders' equity .......................            --          590        15,855         (7,355)          9,090
                                                              ------      -------       -------       --------         -------
    Total liabilities and stockholders' equity .......        $  285      $43,073       $17,296       $  9,428         $70,082
                                                              ======      =======       =======       ========         =======

                           LEISURE TRAVEL GROUP, INC.

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED APRIL 30, 2000
               (US DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited condensed pro forma consolidated statement of operations for the six months ended April 30, 2000 gives pro forma effect to our acquisition of all of the outstanding share capital of Leisure Travel Group Limited, Leisure Travel Group Limited's acquisition of all of the outstanding share capital of Grand Hotel Group Limited, referred to in the table below as Leisure Travel Group (Combined), and Ilios Travel Limited and 49% of the outstanding share capital of trrravel.com Limited, and Grand Hotel Group Limited's acquisition of the assets of the Burstin Hotel, after giving effect to the adjustments described in the note to the unaudited condensed pro forma consolidated financial information, as if these transactions had occurred on November 1, 1998. The historical financial information for Leisure Travel Group, Inc. is based on our unaudited financial statements for the six months ended April 30, 2000. The historical financial information for Leisure Travel Group (Combined) is based on its unaudited combined statement of operations for the six months ended April 30, 2000 which represents a combination of the combined statements of operations of Leisure Travel Group Limited and Grand Hotel Group Limited which are entities under common control. The historical financial information for Ilios Travel Limited and the Burstin Hotel is based on their unaudited statements of operations for the six months ended April 30, 2000. Accordingly, the pro forma consolidated statement of operations includes the results of Leisure Travel Group, Inc., Leisure Travel Group Limited, Grand Hotel Group Limited, Ilios Travel Limited and the Burstin Hotel for the six months ended April 30, 2000 and our 49% share of the net loss in trrravel.com Limited, all of which are not included in our historical results for the six months ended April 30, 2000.


                                                              HISTORICAL                                     PRO FORMA
                                           -------------------------------------------------        ----------------------------
                                                          LEISURE                                                     LEISURE
                                             LEISURE       TRAVEL        ILIOS         THE                             TRAVEL
                                             TRAVEL        GROUP         TRAVEL      BURSTIN         ADJUSTMENTS     GROUP, INC.
                                           GROUP, INC.   (COMBINED)      LIMITED      HOTEL           (NOTE 1)      CONSOLIDATED
                                           -----------   ----------     --------     -------         -----------    ------------
Total Revenues .........................      $ --        $19,830       $    5      $ 4,128                         $ 23,963
Operating costs and expenses ...........        --         19,751          128        3,706           $  281 (a)      23,866
                                              ----        -------       ------      -------           ------        --------
  Operating profit .....................        --             79         (123)         422             (281)             97
Other income (expenses), net ...........        --           (645)           3          (11)            (326)(b)        (979)
Equity in net loss of equity
  investment ...........................        --             --           --                           (25)(c)         (25)
                                              ----        -------       ------      -------           ------        --------
  Income before income taxes ...........        --           (566)        (120)         411             (632)           (907)
Income taxes ...........................        --             --           --          111               --             111
  Net income ...........................      $ --        $  (566)      $ (120)     $   300           $ (632)       $ (1,018)
                                              ====        =======       ======      =======           ======        ========
Basic and diluted net income
  per share: ...........................                                                                            $  (0.20)
                                                                                                                    ========
Shares used in computing basic
  and diluted net income
  per share: ...........................                                                               5,060 (d)       5,060
                                                                                                      ======        ========

                           LEISURE TRAVEL GROUP, INC.

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      TWELVE MONTHS ENDED OCTOBER 31, 1999
               (US DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited condensed pro forma consolidated statement of operations for the twelve month period ended October 31, 1999 gives pro forma effect to our acquisition of all of the outstanding share capital of Leisure Travel Group Limited, Leisure Travel Group Limited's acquisition of Miss Ellie's World Travel Limited and Grand Hotel Group Limited, collectively referred to in the table below as Leisure Travel Group (Combined), and 49% of the outstanding share capital of trrravel.com Limited, and Grand Hotel Group Limited's acquisition of the assets of the Burstin Hotel, after giving effect to the adjustments described in the note to the unaudited condensed pro forma consolidated financial information, as if these transactions had occurred on November 1, 1998. The historical financial information for Leisure Travel Group (Combined) is based on its audited combined statement of operations for the period from July 1, 1999 (commencement of operations) to October 31, 1999 which represents a combination of the combined statements of operations of Leisure Travel Group Limited and Grand Hotel Group Limited, which are entities under common control. The historical financial information for Ilios Travel Limited is based on its audited combined statement of operations for the twelve months ended October 31, 1999. The historical financial information for the Burstin Hotel is based on its unaudited statement of operations for the twelve months ended October 31, 1999, which is derived from the audited statement of operations for the twelve months ended January 31, 2000 and the unaudited statement of operations for the three months ended January 31, 1999 and 2000. Accordingly, the pro forma consolidated statement of operations includes the results of Leisure Travel Group Limited, Grand Hotel Group Limited, Miss Ellie's World Travel Limited, Ilios Travel Limited and the Burstin Hotel for the twelve months ended October 31, 1999, all of which are not included in our historical results for the twelve months ended October 31, 1999.


                                                                  HISTORICAL                                    PRO FORMA
                                 ---------------------------------------------------------------------    ------------------------
                                                                 MISS ELLIE'S
                                                GRAND HOTEL          WORLD
                                                   GROUP            TRAVEL
                                   LEISURE     (PREDECESSOR)        LIMITED                                              LEISURE
                                   TRAVEL      (PERIOD FROM      (PERIOD FROM       ILIOS      THE                       TRAVEL
                                    GROUP    NOVEMBER 1, 1998    NOVEMBER 1, 1998   TRAVEL     BURSTIN   ADJUSTMENTS   GROUP, INC.
                                 (COMBINED)  TO JUNE 30, 1999)   TO JULY 4, 1999)   LIMITED     HOTEL     (NOTE 1)    CONSOLIDATED
                                 ----------  -----------------   ----------------   -------    -------    ----------  ------------
Total revenues .................   $17,261        $17,834           $10,446         $1,846     $10,618                   $58,005
Operating costs and expenses ...    15,095         17,022             9,919          1,838       8,076    $   657 (a)     52,607
                                   -------        -------           -------         ------     -------    -------        -------
  Operating profit .............     2,166            812               527              8       2,542       (657)         5,398
Other  income (expenses) .......      (433)            --              (682)            15         (21)    (1,305)(b)     (2,426)
                                   -------        -------           -------         ------     -------    -------        -------
  Income before income taxes ...     1,733            812              (155)            23       2,521     (1,962)         2,972
Income taxes ...................       520            361                --              7         803                     1,691
                                   -------        -------           -------         ------     -------    -------        -------
  Net income ...................   $ 1,213         $  451            $ (155)        $   16     $ 1,718    $(1,962)       $ 1,281
                                   =======         ======            ======         ======     =======    =======        =======
Basic and diluted net income
  per share: ...................                                                                                         $  0.25
                                                                                                                         =======
Shares used in computing
  basic and diluted net income
  per share: ...................                                                                            5,060 (d)      5,060
                                                                                                          =======        =======

                           LEISURE TRAVEL GROUP, INC.


                     NOTES TO UNAUDITED CONDENSED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION
         (US DOLLARS IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

NOTE 1 - PRO FORMA ADJUSTMENTS

Balance Sheet

     The unaudited condensed pro forma consolidated balance sheet gives effect to our acquisition of Leisure Travel Group Limited, Leisure Travel Group Limited's acquisition of Grand Hotel Group Limited and 49% of the outstanding share capital of trrravel.com Limited and Grand Hotel Group Limited's acquisition of the Burstin Hotel as follows:


                                                                                           APRIL 30, 2000
                                                                                           --------------
        Leisure Travel Group (Combined)
                  Invested capital at April 30, 2000 ................................          $    590
                                                                                               --------
                                                                                               $    590
                                                                                               ========
        The Burstin Hotel
                  Divisional equity at April 30, 2000 ...............................          $ 15,855
                                                                                               --------
                                                                                               $ 15,855
                                                                                               ========
        trrravel.com Limited
                  Purchase consideration -- 220,000 shares of Leisure Travel
                    Group Limited common stock of $0.001 par value at an
                    estimated offering price of $11.00 per share ....................          $  2,420
                  Equity in net loss of 49% equity investee .........................               (25)
                                                                                               --------
                                                                                               $  2,395
                                                                                               ========
        Leisure Travel Group, Inc.
                  Common stock ......................................................          $      5
                  Additional paid in capital ........................................           (51,045)
                  Purchase consideration -- 4,640,000 shares of Leisure Travel
                    Group, Inc. common stock of $0.001 par value at an
                    estimated offering price of $11.00 per share ....................            51,040
                  Accumulated other comprehensive income ............................               (57)
                  Retained earnings .................................................               647
                                                                                               --------
                                                                                               $    590
                                                                                               ========
     The pro forma balance sheet adjustments are summarized as follows:

            a.    Intercompany receivable from Leisure Travel Group (Combined) to
                    Leisure Travel Group, Inc. ......................................          $   (285)
                                                                                               ========
            b.    Fair value adjustment resulting from the acquisition
                    of the minority interest in Grand Hotel Group Limited
                    by Leisure Travel Group, Inc. ...................................          $  2,327
                                                                                               ========
            c.    Goodwill arising on acquisition of the Burstin Hotel by
                    Leisure Travel Group Limited ....................................          $  1,213
                  Goodwill arising on acquisition of minority interest in
                    Grand Hotel Group Limited by Leisure Travel Group Limited .......             3,778
                                                                                               --------
                                                                                               $  4,991
                                                                                               ========
            d.    Investment in 49% of outstanding share capital of trrravel.com
                    Limited .........................................................          $  2,420
                  Equity in net loss of 49% equity investee .........................               (25)
                                                                                               --------
                                                                                               $  2,395
                                                                                               ========


                                                                                           APRIL 30, 2000
                                                                                           --------------
            e.    Intercompany payable to Leisure Travel Group (Combined)
                    from Leisure Travel Group, Inc. .................................          $   (285)
                                                                                               ========
            f.    Incurrence of additional debt for acquisition of the Burstin Hotel
                    by Leisure Travel Group Limited .................................          $ 17,068
                                                                                               ========
            g.    Common stock of $0.001 par value
                    Issuance of 4,640,000 shares for the acquisition of Leisure
                      Travel Group Limited ..........................................          $      5
                    Issuance of 220,000 shares for the acquisition of 49% of the
                      outstanding share capital of trrravel.com Limited .............                --
                                                                                               --------
                                                                                               $      5
                                                                                               ========
            h.    Additional paid in capital
                    Issuance of 4,640,000 shares for the acquisition of Leisure
                      Travel Group Limited ..........................................          $ 51,035
                    Difference arising on acquisition of Leisure Travel Group
                      Limited .......................................................           (51,040)
                    Less: Acquisition of minority interest in Grand Hotel Group
                      Limited by Leisure Travel Group Limited .......................             6,105
                    Issuance of 220,000 shares for the acquisition of 49% of the
                      outstanding share capital of trrravel.com Limited .............             2,420
                                                                                               --------
                                                                                               $  8,520
                                                                                               ========
            i.      Accumulated other comprehensive income Accumulated other
                    comprehensive income of Leisure Travel Group (Combined) .........          $    (57)
                                                                                               ========
            j.    Retained earnings
                    Retained earnings of Leisure Travel Group (Combined)                       $    647
                    Equity in net loss of 49% equity investment .....................               (25)
                                                                                               --------
                                                                                               $    622
                                                                                               ========
            k.    Invested capital/divisional equity
                    Elimination of Leisure Travel Group (Combined) invested capital .          $   (590)
                                                                                               ========
                    Elimination of the Burstin Hotel divisional equity ..............           (15,855)
                                                                                               --------
                                                                                               $(16,445)
                                                                                               ========

   Statement of Operations

     The unaudited condensed pro forma consolidated statements of operations give effect to the following pro forma adjustments:


                                                                                SIX MONTHS ENDED     TWELVE MONTHS ENDED
                                                                                APRIL 30, 2000         OCTOBER 31, 1999
                                                                                ----------------     -------------------
a.    Amortization of goodwill arising from acquisition of Miss
        Ellie's World Travel Limited of $1,066 over 10 years ..................    $     55               $    111
      Less: amortization expense included in historical combined
        statement of operations of Leisure Travel Group (Combined) ............          55                     37
                                                                                   --------               --------
                                                                                         --                     74
      Amortization of goodwill arising on the acquisition of
        Ilios Travel Limited of $467 over 10 years ............................          24                     49
      Less: amortization expense included in historical combined
        statement of operations of Leisure Travel Group (Combined) ............           8                     --
                                                                                   --------               --------
                                                                                         16                     49
      Amortization of goodwill arising on the acquisition of the
        Burstin Hotel by Leisure Travel Group Limited of $1,213
        over 10 years .........................................................          63                    126

      Amortization of goodwill arising on the acquisition of
        minority interest in Grand Hotel Group Limited by Leisure
        Travel Group Limited of $6,105 over 10 years ..........................         195                    393
      Depreciation expense arising from fair value adjustments
        resulting from the acquisition of the minority interest in
        Grand Hotel Group Limited by Leisure Travel Group, Inc. ...............           7                     15
                                                                                   --------               --------
      Total amortization ......................................................    $    281               $    657
                                                                                   ========               ========
      Goodwill arising was (pound)685,000, (pound)301,000, (pound)782,000 and
        (pound)2,434,000 for the acquisition of Miss Ellie's World Travel
        Limited, Ilios Travel Limited, the Burstin Hotel and the minority interest in Grand Hotel Group Limited, respectively. the resulting amortization was translated at the average rates of exchange of $1.6056
        = (pound)1.00 and $1.61396 = (pound)1.00 for the six months ended April
        30, 2000 and the twelve months ended October 31, 1999, respectively.

b.    Increase in interest expense for $526 of borrowings in connection with
        the acquisition of Ilios Travel Limited at 5% per annum ...............    $      6               $     25
      Increase in interest expense for $17,068 of borrowings in connection
        with the acquisition of Burstin Hotel at 7.5% per annum ...............         320                  1,279
                                                                                   --------               --------
                                                                                   $    326               $  1,305
                                                                                   ========               ========
c.    Equity in net loss of 49% equity investee ...............................    $    (25)              $     --
                                                                                   ========               ========
d.    Weighted average common shares
        Issuance of 4,640,000 shares for the acquisition of
          Leisure Travel Group Limited ........................................   4,640,000              4,640,000
        Issuance of 220,000 shares for the acquisition of 49%
          of the share capital of trrravel.com Limited ........................     220,000                220,000
        Issuance of 200,000 shares to Milner Laboratories Limited .............     200,000                200,000
                                                                                  ---------              ---------
                                                                                  5,060,000              5,060,000
                                                                                  =========              =========

                           LEISURE TRAVEL GROUP, INC.


                             SELECTED FINANCIAL DATA
                            (US DOLLARS IN THOUSANDS)


     The following tables set forth:

     o Selected historical combined financial data for Grand Hotel Group (Predecessor) for the years ended December 31, 1995, 1996, 1997 and 1998, the six months ended April 30, 1999 and the six months ended June 30, 1999, and as of December 31, 1995, 1996, 1997 and 1998;

     o Selected historical combined financial data for Leisure Travel Group (Combined) for the period from July 1, 1999 (commencement of operations) to October 31, 1999 and the six months ended April 30, 2000 and as of October 31, 1999 and April 30, 2000;

     We derived the selected historical financial data as of December 31, 1995, 1996 and 1997, and for the years ended December 31, 1995 and 1996 of Grand Hotel Group (Predecessor) from its unaudited combined financial statements, which are not included in this prospectus. These unaudited financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that data.

     We derived the selected historical financial data as of December 31, 1998, and for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 from the audited combined financial statements of Grand Hotel Group (Predecessor), and the selected historical financial data as of October 31, 1999 and for the period from July 1, 1999 (commencement of operations) to October 31, 1999 from the audited financial statements of Leisure Travel Group (Combined), which are included elsewhere in this prospectus. These financial statements have been audited by Ernst & Young, our independent auditors.

     We derived the selected historical financial data for the six months ended April 30, 1999 from the unaudited combined condensed financial data of Grand Hotel Group (Predecessor) and the selected historical financial data as of April 30, 2000 and for the six months ended April 30, 2000 from the unaudited combined condensed financial data of Leisure Travel Group (Combined), which are included elsewhere in this propectus. These unaudited financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that data.

     The selected data should be read in conjunction with the information presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this prospectus.


                                                                                                              LEISURE TRAVEL GROUP
                                                        GRAND HOTEL GROUP (PREDECESSOR)                           (COMBINED)
                                             -----------------------------------------------------------   ------------------------
                                                                                         SIX       SIX     PERIOD FROM       SIX
                                                                                        MONTHS    MONTHS   JULY 1, 1999     MONTHS
                                                                                        ENDED     ENDED         TO          ENDED
                                                                                      APRIL 30,  JUNE 30,    OCTOBER 31,  APRIL 30,
                                              1995      1996      1997      1998        1999       1999         1999        2000
                                             -------   -------   -------   -------    ---------  --------    -----------  ---------
STATEMENT OF OPERATIONS:
  Total revenues ..........................  $32,959   $32,427   $33,785   $32,446    $13,423    $ 11,526      $ 17,261    $19,830
  Operating cost and expenses .............   26,981    27,700    28,982    27,913     13,516      12,638        15,095     19,751
                                             -------   -------   -------   -------    -------    --------      --------    -------
  Operating profit (loss) .................    5,978     4,727     4,803     4,533        (93)     (1,112)        2,166         79
  Other income (expense), net .............       --        --        --        --         --          --          (433)      (645)
                                             -------   -------   -------   -------    -------    --------      --------    -------
  Income (loss) before income taxes .......    5,978     4,727     4,803     4,533        (93)     (1,112)        1,733       (566)
  Income taxes ............................    2,459     2,035     2,027     1,859         --          --           520         --
                                             -------   -------   -------   -------    -------    --------      --------    -------
  Net income (loss) .......................  $ 3,519   $ 2,692   $ 2,776   $ 2,674    $   (93)   $ (1,112)     $  1,213    $  (566)
                                             =======   =======   =======   =======    =======    ========      ========    =======
OTHER DATA:
  EBITDA (1) ..............................  $ 7,737   $ 6,618   $ 6,907   $ 6,478    $   943    $   (182)     $  2,371    $   691
  Depreciation and amortization ...........  $ 1,760   $ 1,891   $ 2,104   $ 1,945    $ 1,036    $    929      $    205    $   612


                                                                                                   LEISURE TRAVEL GROUP
                                                      GRAND HOTEL GROUP (PREDECESSOR)                   (COMBINED)
                                                               DECEMBER 31,                     -------------------------
                                                   ------------------------------------------    OCTOBER 31,    APRIL 30,
                                                    1995        1996       1997        1998          1999         2000
                                                   -------    -------     -------     -------     --------      --------
BALANCE SHEET DATA:
  Working capital (deficit) ...................    $(3,046)   $  (589)    $(1,902)    $(1,966)    $   (761)     $ (2,547)
  Total assets ................................     26,119     28,686      28,655      26,950       46,335        43,073
  Long-term debt
    (excluding current maturities) ............        --         --          --          --        33,436        32,151
  Total divisional equity/invested capital ....     21,576     26,299      24,833      23,434        1,213           590

-------------

(1) We have presented earnings before interest, taxes, depreciation and amortization, or EBITDA, because we believe it is a useful and widely accepted financial indicator of a company's ability to pay its debt. However, you should not consider EBITDA as an alternative to operating income or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. You also should not construe it as an indication of our operating performance or as a measure of our liquidity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto and "Selected Financial Data" and "Unaudited Condensed Pro Forma Consolidated Financial Information" included elsewhere in this prospectus. This prospectus contains forward-looking statements relating to future events and Leisure Travel Group's future financial performance. Actual results could be significantly different than those discussed in this prospectus. Factors that could cause or contribute to these differences include those set forth in the section entitled "Risk Factors," as well as those discussed elsewhere in this prospectus.


OVERVIEW AND STRUCTURE


     We plan to become a leading international provider of attractively priced, specialized holiday and leisure accommodations and world-wide packaged travel services. Our revenues will be derived primarily from the operation of the six Grand Hotels and from the sale of travel-related products and services, including airline tickets, hotel accommodations, and auto rentals. We intend to expand our business by acquiring additional resort hotels, travel agencies and tour operators. We will also have a 49% equity interest in trrravel.com Limited, which owns and operates an Internet travel Website and an airline seat provider that purchases blocks of airline seats from airlines and other travel and tour operators and acts as an agent in brokering those seats on a commission basis.

     Effective June 30, 1999, Grand Hotel Group Limited purchased from Rank Holidays Division Limited, a subsidiary of The Rank Group plc., the assets of five of the Grand Hotels, formerly known as the Butlin's Provincial Hotels, including the physical properties, concessions, customer lists and records. Substantially all of the assets were acquired in the acquisition which included the hotels, land, fixtures and equipment, inventory, prepayments and cash. Following the acquisition, Grand Hotel Group Limited renamed the hotels The Grand Ocean Hotel, Brighton, The Grand Hotel, Scarborough, The Grand Hotel, Margate, The Grand Metropole Hotel, Blackpool and The Grand Hotel, Llandudno. Grand Hotel Group Limited is a private limited company organized under the laws of England and Wales that is 85%-owned by Cygnet Ventures Limited, a Guernsey (Channel Islands) corporation wholly owned by Kevin R. Leech, our Chairman of the Board and principal stockholder, and 15%-owned in the aggregate by Philip Mason, Rod Rodgers, Stephen Last and David Marriott, all of whom are members of our management team. In consideration for the hotel assets, Grand Hotel Group Limited paid $30.7 million, of which $13.9 million was paid in cash and the balance of $16.8 million was paid by Grand Hotel Group Limited's issuance of a non-interest-bearing promissory note due 2002. The note was secured by an irrevocable letter of credit issued by Citibank, N.A. in favor of Butlin's Limited, a subsidiary of The Rank Group plc. The issuance of the letter of credit was obtained through the personal guaranty of Mr. Leech. Grand Hotel Group Limited financed its cash payment of the purchase price through loans obtained from Arab Bank plc and Irish Nationwide Building Society secured by charges granted by Grand Hotel Group Limited, including mortgages on the purchased hotels. No goodwill resulted from this acquisition.

     In July 1999, Leisure Travel Group Limited acquired all of the issued and outstanding share capital of Miss Ellie's World Travel Limited, a private limited company organized under the laws of England and Wales. In exchange for the share capital of Miss Ellie's World Travel Limited, Leisure Travel Group Limited paid an aggregate of (pound)1,030,000 (approximately $1,667,000) to Ellie Doherty, the former shareholder of that company. Leisure Travel Group Limited funded the acquisition through a loan from Red Kite Ventures Limited, an investment company beneficially owned by Red Kite Trust, the beneficiaries of which are members of the family of Kevin R. Leech. The terms of the acquisition include certain "earn-out" provisions whereby, after our acquisition of Leisure Travel Group Limited on the date of this prospectus, we will be required to pay additional cash to the former shareholder of Miss Ellie's World Travel Limited equal to the pre-tax income of Miss Ellie's World Travel Limited earned for the twelve-month period from April 1999 through March 2000. Based on the pre-tax income of Miss Ellie's World Travel Limited during that period, the amount of that payment will be approximately (pound)325,000 ($504,270). We anticipate that these payments will be funded through our cash flows from operations. We incurred approximately $1.1 million of goodwill in connection with this acquisition which is being amortized over an estimated useful life of 10 years.

     In February 2000, Leisure Travel Group Limited acquired all of the issued and outstanding share capital of Ilios Travel Limited, a private limited company organized under the laws of England and Wales. In exchange for the share capital of Ilios Travel Limited, Leisure Travel Group Limited paid an aggregate of (pound)325,000 (approximately $526,000) to Nita Beecroft, the former shareholder of that company. As a result of this acquisition, Leisure Travel Group Limited expanded its travel-related services and increased its market position and cross-selling opportunities in other destinations throughout Europe. Leisure Travel Group Limited also funded this acquisition through a $526,000 loan from Red Kite Ventures Limited. We incurred $453,000 of goodwill in connection with this acquisition which is being amortized over an estimated useful life of 10 years.

     In January 2000, Independent Aviation Limited, a wholly-owned subsidiary of trrravel.com Limited, a private limited company organized under the laws of England and Wales, acquired from Independent Aviation Group Limited, an unaffiliated third party, certain assets comprising a tour operator airline seat provider business. The purchase price was (pound)200,000 (approximately $310,000). Prior to the date of this prospectus and our proposed acquisition of 49% of its equity, trrravel.com Limited was 51%-owned by ci4net.com, Inc., a Delaware corporation whose common stock is publicly-traded on the OTC Bulletin Board, and 49%-owned by Technology Finance Limited, a private limited company that is 50%-owned by Mr. Leech and 50%-owned by Internet plc, a Seychelles company controlled by a private investor and business associate of Mr. Leech. A corporation controlled by Kevin R. Leech is the principal stockholder of ci4net.com, Inc.

     Grand Hotel Group Limited has entered into negotiations to acquire in September 2000 from Queensborough Holdings Limited, a private limited company organized under the laws of England and Wales that is 50%-owned by Kevin R. Leech, the sixth Grand Hotel known as the Burstin Hotel, located in Folkestone, England. Consideration for the hotel assets will total $17.1 million, of which $12.4 million will be paid in cash and financed through an 8.25% eight-year bank mortgage loan. The $4.7 million balance will be evidenced by a 7% seller's note payable in two installments of $2.35 million, plus accrued interest, in April 2002 and April 2003.

     In March 2000, the stockholders of Grand Hotel Group Limited agreed that as of the date of this prospectus they will transfer 100% of the outstanding share capital of Grand Hotel Group Limited to Leisure Travel Group Limited in exchange for the issuance of approximately 80% of the outstanding share capital of Leisure Travel Group Limited. In addition, the stockholders of Leisure Travel Group Limited agreed that as of the date of this prospectus they will transfer to us 100% of the outstanding share capital of Leisure Travel Group Limited in exchange for the issuance of an aggregate of 4,640,000 shares of our common stock. More than 50% of the outstanding share capital of each of Grand Hotel Group Limited and Leisure Travel Group Limited was owned prior to both of these transfers by corporations controlled by Kevin R. Leech. The acquisition of Grand Hotel Group Limited by Leisure Travel Group Limited and our acquisition of Leisure Travel Group Limited will be accounted for as combinations of entities under common control in a manner similar to a pooling of interests. In addition, Technology Finance Limited, a British Virgin Islands company that is 50%-owned by Kevin R. Leech, has agreed to transfer to us its entire 49% equity interest in the outstanding share capital of trrravel.com Limited in exchange for the issuance of an aggregate of 220,000 shares of our common stock. All of these transfers are conditioned upon, among other things:

     o the completion of this offering and application of a portion of the net proceeds (together with additional mortgage financing) to retire all $16.1 million of indebtedness of Grand Hotel Group Limited owed to The Rank Group plc or its subsidiaries; and

     o the capitalization of $2.1 million of loans made to Leisure Travel Group Limited by a corporate affiliate of Kevin R. Leech.


OPERATING RESULTS AND REVENUE RECOGNITION


     For the year ended December 31, 1998, Grand Hotel Group (Predecessor) derived income before income taxes of $4.5 million from net revenues of $32.4 million. For the pro forma twelve months ended October 31, 1999, Grand Hotel Group Limited derived net income before taxes of $2.4 million from net revenues of $28.3 million.

     The revenues and net income of the Grand Hotel Group (Predecessor) dropped significantly during the six months ended June 30, 1999 due to the fact that The Rank Group plc announced its intention in early 1998 to sell the Butlin's Provincial Hotels and close certain other Butlin's-branded assets comprised of popular priced vacation camps throughout England. The announced closure of the Butlin's vacation camps received extensive publicity throughout the United Kingdom. However, many potential consumers thought that the hotels were also being closed, which significantly reduced advanced bookings. Following its June 30, 1999 acquisition of the hotels, Grand Hotel Group Limited immediately renamed and rebranded the five hotels. With over five years experience in operating a similar hotel property in England catering to the mature private market and coach or bus tour market, our highly experienced management team established a program to increase occupancy, including a publicity campaign designed to win back the thousands of couples and families who had been guests at the hotels, the upgrading and refurbishment of the hotels, and the improvement of service.

     The results for the period from July 1, 1999 (commencement of operations) to October 31, 1999 show a continued decrease in revenue compared to the same period of the previous year from $12.2 million to $10.5 million, respectively, a decrease of $1.7 million or 13.9%. The decrease is due to lower advance bookings inherited from the previous owner. For the period from July 1, 1999 to October 31, 1999 plus the Christmas and New Year period, the Grand Hotel Group had to operate with the existing brochure, marketing campaign and reservation systems of the previous owner. The six-month period ending April 30, 2000 compared to the six-month period ending April 30, 1999 show an increase in operating income
(loss) from $(100,000) to $200,000 due to savings in general and administrative expenses such as repairs, maintenance, clerical, computer and other related costs.

     Since October 31, 1999, Grand Hotel Group Limited management has:

     o implemented agreements with bus or coach tour operators to make advance purchases of beds;


     o raised room and accommodation occupancy charges by an average of 8% without a perceived fall-off in advance booking rates; and


     o commenced a program to offer more upscale entertainment for higher-priced special weekend holiday packages to attract a younger more affluent audience.


     As a result of these efforts, at August 14, 2000, advance bookings represent approximately 77% of Grand Hotel Group Limited's target of approximately 651,000 sleeper nights for the remainder of fiscal 2000, or a targeted 78% occupancy rate.

     Net revenues from providing hotel accommodations are recognized when the Grand Hotels' guests check out after their designated vacation stay and make payment. Revenues from retail and other services are recognized at the point of sale once cash is received, net of allowances for returns, where appropriate.

     Net revenues from providing travel services include commissions and mark-ups on travel products and services, specifically tour packages, airline flights, accommodation bookings and travel insurance premiums. Revenue for these services is recognized upon commencement of travel, as the travel businesses have completely provided the service to the customer at this time and cash has already been collected. Any further performance obligations are the responsibility of the individual tour operator. Revenue is also recognized from volume bonuses and cancellation fees. Revenue for volume bonuses is recognized when all conditions to the bonuses have been met. Revenues for cancellation fees are recognized at the time of cancellation as the customer has no right to reserve payment of the cancellation fee for future travel.

     Refunds, rebates, discounts and free services are deducted from net revenues at the time the related revenue is recognized.

     The travel businesses make payments on deposit with tour operators and airline operators for travel packages purchased by their customers. These cash payments are recorded as travel deposits on the balance sheet and are recognized as cost of revenues at the time the related revenue is recognized. In most instances, the travel businesses receive cash from customers for travel services prior to the commencement of travel. These cash receipts are recorded as guest deposits on the balance sheet and are recognized as revenue in accordance with the travel businesses' revenue recognition policies, which are in conformity with U.S. generally accepted accounting principles.

     Operating expenses at the Grand Hotels include food, housekeeping, cost of personnel, hiring of entertainment, maintenance expenses, and sales and marketing expenses. Travel service expenses include travel agent commissions, salaries, telecommunications, advertising and other costs associated with the selling and processing of travel reservations, products and services. Commission payments to travel agents are typically based on a percentage of the price paid for the travel product or service, but in certain circumstances are fixed dollar amounts. Reservations agents are compensated either on an hourly basis, a commission basis or a combination of the two. Telephone costs primarily relate to the cost of incoming calls on toll-free numbers. General and administrative expenses consist primarily of compensation and benefits to administrative and other non-sales personnel, fees for professional services, depreciation of equipment and other general office expenses.

     We may realize certain savings from our travel service and tour operators as a result of consolidating certain operating expenses such as telecommunications, advertising and promotional programs. These savings cannot be quantified and accordingly have not been included in our pro forma financial information. Any such savings will be partially offset by the costs associated with being a publicly held company and the incremental increase in costs related to our new management structure.

     We will derive a significant portion of our cash flow and pre-tax income from funds related to customer deposits and prepayments for vacation products and interest earned on such deposits. Generally, we will require a deposit upon booking a hotel or travel reservation. Reservations with the travel businesses are typically made one to three months prior to departure, and reservations at the Grand Hotels are typically made one week to four months prior to occupancy. Additionally, for packaged tours, we will generally require that the entire cost of the vacation be paid in full 30 days before departure, unless reservations are made closer to departure, in which case we require that the entire cost be paid upon booking. While the terms vary, we will generally pay for the vacation components after the customer's departure. In the period between receipt of a deposit or prepayment and the payment of related expenses, these funds will be invested in cash and investment-grade securities. This cycle is typical in the packaged tour industry and earnings generated on deposits and prepayments are integral to our operating model and pricing strategies.

LEISURE TRAVEL GROUP (COMBINED) HISTORICAL RESULTS OF OPERATIONS

     The following table sets forth certain historical operating data of Leisure Travel Group (Combined) expressed as a percentage of net revenues for the periods indicated. Leisure Travel Group (Combined) consists of Grand Hotel Group Limited and Leisure Travel Group Limited.

                                                    PERIOD
                                                  FROM JULY 1,    SIX MONTHS
                                                     1999 TO         ENDED
                                                   OCTOBER 31,     APRIL 30,
                                                      1999           2000
                                                 -------------   ------------
          Total revenues .....................       100.0%         100.0%
          Operating costs and expenses .......        87.5%          99.6%
                                                     -----          -----
              Operating profit ...............        12.5%           0.4%
          Other expense ......................        (2.5%)         (3.3%)
                                                     -----          -----
              Income before income taxes .....        10.0%          (2.9%)
          Income taxes .......................         3.0%            --
                                                     -----          -----
              Net income .....................         7.0%          (2.9)%
                                                     =====          =====

GRAND HOTEL GROUP (PREDECESSOR) HISTORICAL RESULTS OF OPERATIONS

     The following table sets forth certain historical operating data of Grand Hotel Group (Predecessor) expressed as a percentage of net revenues for the periods indicated.


                                                                                           SIX          SIX
                                                                                          MONTHS       MONTHS
                                                                                           ENDED        ENDED
                                                          YEAR ENDED DECEMBER 31,        APRIL 30,    JUNE 30,
                                                        ----------------------------     ---------    --------
                                                         1996      1997        1998         1999         1999
                                                        ------    ------      ------       ------       ------
Total revenues ......................................    100.0%    100.0%      100.0%       100.0%       100.0%
Operating cost and expenses .........................     85.4%     85.8%       86.0%       100.7%       109.6%
                                                        ------    ------      ------       ------       ------
    Operating profit (loss) .........................     14.6%     14.2%       14.0%        (0.7)%       (9.6)%
Other income (expense) ..............................      --        --          --           --           --
                                                        ------    ------      ------       ------       ------
    Income (loss) before income taxes ...............     14.6%     14.2%       14.0%        (0.7)%       (9.6)%
Provision for income taxes ..........................      6.3%      6.0%        5.7%          --%          --
                                                        ------    ------      ------       ------       ------
    Net income (loss) ...............................      8.3%      8.2%        8.3%        (0.7)%       (9.6)%
                                                        ======    ======      ======       ======       ======


SIX MONTHS ENDED APRIL 30, 2000 COMPARED TO SIX MONTHS ENDED APRIL 30, 1999

   Net Revenues

     Combined revenues for the six months ended April 30, 2000 were $19.8 million, which was an increase of $6.4 million or 48% from revenues of $13.4 million for the corresponding period in 1999. The increase was due to revenues of $7.1 million from Leisure Travel Group Limited, which acquired Miss Ellie's World Travel Limited on July 1, 1999. The balances for the six months ended April 30, 1999 do not reflect the financial results of Miss Ellie's World Travel Limited.

     Revenues from Grand Hotel Group Limited for the six months ended April 30, 2000 were $12.7 million, which was a decrease of $700,000 or 5% from revenues of $13.4 million for the six months ended April 30, 1999, due to a reduction of rooms caused by Grand Hotel Group Limited's refurbishment program, which was partially offset by higher average room rates of 8%. We anticipate that, following completion of the room refurbishment program, revenues will increase substantially in the upcoming year.

   Direct cost of revenues

     The direct cost of revenues consists of food, entertainment, housekeeping, restaurant and kitchen expenses, which for the six months ended April 30, 2000 were $13.2 million, an increase of $5.8 million or 178% from costs of revenues of $7.4 million for the six months ended April 30, 1999. The increase was due to Leisure Travel Group Limited's acquisition of Miss Ellie's World Travel Limited on July 1, 1999 for $6.1 million. The savings of $0.3 million is a result of a reduction in the direct cost of sales by Grand Hotel Group Limited, as a result of reduced turnover. The results for the six months ended April 30, 1999 do not reflect the financial results of Miss Ellie's World Travel Limited. These figures incorporate additional entertainment and staff payroll costs incurred for the millenium celebrations. The on-going direct cost of revenues was in line with management expectations.

   Staff costs

     Staff costs, including accommodation, catering, bars and shops, for the six months ended April 30, 2000 were $2.1 million, which was an increase of $600,000 or 40% from staff costs of $1.5 million for the six months ended April 30, 1999. The increase was due to Leisure Travel Group Limited's acquisition of Miss Ellie's World Travel Limited on July 1, 1999. The results for the six months ended April 30, 1999 do not reflect the financial results of Miss Ellie's World Travel Limited. The staff costs relating to the Grand Hotel Group Limited remained the same for the two fiscal periods, which reflect cut-backs in the staffing establishment due to the lower-than-anticipated accommodation revenues. Grand Hotel Group Limited currently operates a staffing establishment matrix linked to weekly room occupancy levels to ensure correct levels of staffing throughout the individuals hotels.

   Sales and Marketing

     The sales and marketing costs incorporate advertising, marketing promotions, mailings, brochures and public relations, together with the cost of the marketing staff. The costs for the six months ended April 30, 2000 were $1.3 million, which was an increase of $0.5 million, or approximately 39% from sales and marketing costs of $0.8 million for the six months ended April 30, 1999. $0.1 million of the increase is due to sales and marketing costs incurred in connection with the acquisition of Miss Ellies World Travel Limited, and the remaining $0.4 million of the increase is due to costs incurred by Grand Hotel Group Limited in connection with commencing its new marketing and branding campaigns following the acquisition of five of the Grand Hotels. These figures are in line with management expectations for both fiscal periods.

   General and administrative

     General and administrative expenses consist of all other expenses such as repairs, maintenance, clerical, computer and other related costs. These expenses for the six months ended April 30, 2000 were $2.4 million, which was an increase of $0.3 million or approximately 13% from general and administrative costs of $2.1 million for the six months ended April 30, 1999. The increase was due entirely to costs incurred in connection with the acquisition of Miss Ellie's World Travel Limited on July 1, 1999. The results for the six months ended April 30, 1999 do not reflect the financial results of Miss Ellie's World Travel Limited. The majority of general and administrative expenditures are fixed, and we do not expect any major variances.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

   Net Revenues

     Revenues consist of hotel room rental and retail sales (which include bar, catering and shop revenues). Revenues for 1998 were $32.4 million, which was a decrease of $1.4 million, or 4%, from revenues of $33.8 million in 1997. There was a reduction in volume between the 1998 and 1997 years due to a reduction in the numbers of families with children staying at three of the hotels. This reduction was a result of a change in the marketing policy of the former owners of the hotels to focus on the adult market at the expense of attracting the family market. However, the average hotel room rental income per booking rose 4%, which meant that the decrease in hotel room rental revenue was $0.5 million. Consequently, there was additional reduction in the other sources of income of $0.8 million.

     The hotel room rental income proportion of the total revenue rose from 73% in 1997 to 74% in 1998 with a consequent reduction in the other revenue from 27% in 1997 to 26% in 1998.

     In the following six-month period ending April 30, 1999, the downward trend in revenues continued due to the parent company's policy to reduce marketing support for the hotel product.

   Direct cost of revenues

     Direct cost of revenues consist of food, entertainment, housekeeping, restaurant and kitchen expenses. Direct cost of revenues for 1998 was $16.1 million, which was a decrease of $0.7 million, or approximately 4%, from direct cost of revenues of $16.8 million in 1997. This decrease was a result of lower sales revenues during the period. Net margins declined slightly from 49.6% in 1997 to 49.4% in 1998. We believe that, if revenues continue to decline, it would not be possible to maintain the margin level at 50% due to the direct costs of revenues incorporating a high level of fixed expenditure.

   Staff costs

     Staff costs are all personnel costs incurred to run the operations of the hotels which include accommodations, catering, bars, shops, etc. Staff costs do not include corporate management payroll. Staff costs for 1998 were $3.0 million, which was a decrease of $0.1 million, or 3%, from staff costs of $3.1 million in 1997. Due to declining revenues, we anticipate a small reduction in staff costs.

   General and administrative

     General and administrative expenses consist of all other expenses such as repairs, maintenance, clerical, computer and other related expenses. General and administrative expenses for 1998 and 1997 were $4.8 million. These costs are predictable due to their fixed nature, and therefore we do not anticipate any major fluctuations in total annual expenditure.

   Corporate allocation/Sales and marketing


     Corporate allocation charges are costs incurred by the previous parent company of the hotels comprising Grand Hotel Group (Predecessor). These costs typically consist of advertising, corporate management payroll and general corporate overhead. Such costs were charged back to Grand Hotel Group (Predecessor) based on a percent of revenues of the five hotels compared to total revenue of Butlin's Limited, a subsidiary of The Rank Group plc. The total corporate allocation charges for 1998 and 1997 was $0.9 million and $1.7 million, respectively, and the total allocation for sales and marketing expense for 1998 and 1997 was $2.0 million and $1.3 million, respectively. The reason for the decrease in corporate allocation charges from 1997 to 1998 is the decrease in total head office charges incurred by the Butlins Hotels from 1997 to 1998, which was due to an overall reduction in administrative expenses. The increase in the allocation for sales and marketing expense from 1997 to 1998 is due to an increase in the resident sleeper nights for the hotels as compared to the remainder of the business.

     The company's previous parent charged sales and marketing costs at the corporate level. Such costs were recharged to Grand Hotel Group (Predecessor) based on the number of resident customers of the five hotels compared to the total number of resident customers of Butlin's Limited, a subsidiary of The Rank Group plc. The corporate allocation charges relate only to the business during the time it was owned by Butlin's Limited. Following the acquisition of the hotels by Grand Hotel Group Limited on June 30, 1999, these corporate costs are incorporated in general and administrative overheads.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

   Net Revenues


     Revenues for 1997 were $33.8 million, which was an increase of $1.4 million or 4% from revenues of $32.4 million in 1996. The room rental income increased from 72% of the total revenue in 1996 to 73% in 1997, despite there being a drop in the volume of guests visiting the hotels in 1997 (due to the start of a restructuring of the families with children market). This was offset by an increase in the average room rental income generated from each booking. The increase in total revenues was anticipated due to the significant increase in the published tariff rate despite the reduction in occupancy levels.


     Other sales generated during the year remained the same as the previous year, despite a drop in volume.

   Direct cost of revenues


     Direct cost of revenues for 1997 were $16.8 million, which was an increase of $0.6 million or 4% from direct cost of revenues of $16.2 million in 1996. This reflects the savings due to the reduction in revenue volume. Margins on room rental income remained the same in both years at 50% of total revenue. Margins from other sources of revenue also remain unchanged in 1997. These results were anticipated and are in line with the increase in overall revenues achieved for the 12-month period.


   Staff costs


     Staff costs for 1997 were $3.1 million, which was an increase of $0.2 million or 7% from staff costs of $2.9 million in 1996. This increase was due to a minimum increase in the wage rate of 5%, coupled with additional management staffing costs following a restructuring of the hotel management.


   General and administrative


     General and administrative expenses for 1997 and 1996 were $4.0 million. Although certain expenditures increased, there were reductions in insurance costs and repairs. These figures resulted from renegotiation of Grand Hotel Group Limited's insurance coverage and premiums.


LIQUIDITY AND CAPITAL RESOURCES

     Our hotel and travel businesses have historically financed their activities through cash provided by operations.


     We currently anticipate that our current cash and cash equivalents in the amount of $3.2 million and anticipated cash flow from operations, together with the net proceeds from this offering, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements through October 31, 2002. Following completion of this offering, we anticipate that we will spend approximately $5.0 million in capital expenditures over a period of approximately 24 months to refurbish and construct improvements to the Grand Hotels. In addition, our $39.0 million of total mortgage indebtedness, on a pro forma basis, is currently amortized over a five to eight year period and requires annual debt service payments of principal and interest of approximately $8.3 million. Following completion of this offering, we intend to reduce our annual debt service obligations by seeking to obtain long-term mortgage financing of between 10 and 15 years. We have received a proposal from the bank which provided 88% of the existing mortgage financing for Grand Hotel Group Limited to refinance its $40.2 million of mortgage debt, subject to completion of this offering. It is contemplated that this refinancing will bear 8.25% annual interest and be amortized over a period of 15 years with a final balloon payment due at the end of the tenth year. If funded, our annual debt service obligations under this new facility will be reduced to approximately $5.5 million. However, there is no assurance that this long-term financing will be available on financially attractive terms, if at all. We may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary business or technologies or take advantage of unanticipated opportunities. Please see "Risk Factors--We may need more money, which may not be available to us on favorable terms or at all" and "Use of Proceeds" for additional information.

     At April 30, 2000, we had an unaudited pro forma net working capital deficit of $3.4 million. We have historically operated with a net working capital deficit due to the fact that we have invested working capital assets in operating expenses, investments and fixed assets. Our net working capital deficit has not historically negatively affected our ability to operate or meet our obligations as they come due. With the net proceeds of this offering, we expect to have net working capital of $16.7 million.

     Net cash provided by operating activities was $1.3 million for the six months ended April 30, 2000, compared to net cash provided by operating activities of $1.4 million for the corresponding period in the previous year. This decrease primarily reflects a slight reduction in working capital, as a result of a decrease in guest deposits due to renovations that were being made to some of the Grand Hotels. Cash provided by operating activities was $3.7 million and $1.7 million for the period from July 1, 1999 to October 31, 1999 and the six months ended June 30, 1999, respectively. These amounts primarily reflect net income/loss, net of depreciation expense, resulting from revenues from our hotel operations and increases for the respective periods in the balance of guest deposits. Cash provided by operating activities was $4.7 million for the year ended December 31, 1998, as compared to $6.2 million for the year ended December 31, 1997. The decrease in cash provided by operating activities was primarily the result of a decrease in the net income, net of depreciation expense, and a decrease in cash provided by changes in guest deposits and accounts payable, partially offset by the increase in cash provided by the change in prepaid expenses and other current assets. Guest deposits and accounts payable were lower during the year ended December 31, 1998 due to, we believe, a delay in the production of the main holiday brochure relating to the Butlins Provincial Hotels that resulted in reduced hotel bookings and room occupancy.

     Net cash used in investing activity was $1.4 million and $238,000 for the six months ended April 30, 2000 and 1999, respectively. Cash used in investing activities was $13.8 million for the period from July 1, 1999 to October 31, 1999, which represented the purchase of our hotels from a subsidiary of The Rank Group plc. Cash used in investing activities were $50,000, $400,000 and $3.1 million for the six months ended June 30, 1999, and the years ended December 31, 1998 and 1997, respectively. These amounts relate to the acquisition of equipment and fixtures during the respective periods.

     Net cash provided by financing activities was $345,000 for the six months ended April 30, 2000 compared to cash used in financing activities of $1.2 million for the six months ended April 30, 1999. Cash provided by financing activities was $15.8 million for the period from July 1, 1999 to October 31, 1999, which primarily related to proceeds from the issuance of debt utilized to purchase the hotels and financing operations. Cash used in financing activities was $1.7 million, $4.3 million and $3.1 million for the six months ended June 30, 1999, and the years ended December 31, 1998 and 1997, respectively. These amounts relate to the net change in intercompany funding from the parent company to Grand Hotel Group (Predecessor) during the respective periods.

SEASONALITY AND QUARTERLY FINANCIAL INFORMATION


     Seasonality in the vacation resort and travel industry is likely to cause quarterly fluctuations in our operating results which may adversely affect our stock price. In both the hotel and travel businesses which we will acquire on the date of this prospectus, revenues are typically higher during the spring and summer months and are slightly lower during the fall and winter months. In addition, the hotel and travel businesses have been adversely affected in the past and could be adversely affected in the future by bad climactic conditions, such as a wet or rainy summer season, which frequently occurs in the United Kingdom. As our business continues to expand beyond the United Kingdom, seasonal fluctuations will affect us in different ways. For example, popular European destinations such as the Canary Islands have a constant climate, which could provide a relatively stable level of occupancy for hotels in that area. In the future, if we acquire resort hotels in these destinations, these acquisitions may lessen the effect of seasonality and reduce fluctuations in our revenues and operating profits. If we are unsuccessful in acquiring hotel resorts in destinations with constant climates, seasonality will affect our business in much the same way it has historically affected the hotel and travel businesses we will acquire on the date of this prospectus. If seasonality in our business causes quarterly fluctuations in our revenues and operating profits that are unusually severe or unexpected, there could be a material adverse effect on our business and stock price.

     In addition, our earnings may be impacted by the timing of the completion of the future acquisition of resort hotels and the potential impact of weather or other natural disasters at our resort locations. The combination of the possible delay in generating revenue after the acquisition of additional resort hotels, and the expenses associated with start-up unit or room-rental operations, interest expense, amortization and depreciation expenses from these acquisitions may materially adversely impact our earnings.


MARKET RISKS


     We do not currently hold any derivative instruments. Leisure Travel Group Limited has a floating rate indebtedness in a loan of $15.5 million at an interest rate of 1.75% over LIBOR in connection with the acquisition of Grand Hotel Group Limited (Predecessor). Leisure Travel Group Limited also entered into a $155,000 loan with Cygnet Ventures Limited, a Guernsey company wholly owned by Kevin R. Leech, our Chairman of the Board and principal stockholder, due in 2002 which bears interest at 2% over the HSBC base rate. Accordingly, changes in interest rates do not generally have a direct effect on our financial position. However, to the extent that changes in interest rates and currency exchange rates affect general economic conditions, we would be affected by such changes. All of our revenue is recognized in pounds sterling and almost all of our revenue is from customers in the United Kingdom. Therefore, we do not believe we have any significant direct foreign currency exchange risk and do not hedge against foreign currency exchange rate changes.

     Our exposure to market risk for changes in interest rates relates primarily to our long-term debt obligations. We use proceeds from debt obligations primarily to support general corporate purposes, including capital expenditures and working capital needs. We have no variable interest rate exposure on the $16.1 million promissory note to The Rank Group plc. The table below presents principal amounts and related weighted-average interest rates by year of maturity for our debt obligations as of April 30, 2000.


                                                         YEARS ENDED DECEMBER 31,


(US DOLLARS IN THOUSANDS)                 2000        2001       2002         2003         2004        TOTAL
                                        -------     -------    -------      -------      -------      -------
Long-term debt .....................
  Fixed rate amounts ...............    $   --      $   --     $16,137      $   --       $   --       $16,137
  Average rate .....................        --          --        0.00%         --           --
  Variable rate amounts ............    $   --      $ 3,879    $ 4,034      $ 3,879      $ 3,879      $15,671
  Average rate .....................        --         7.50%      7.49%       7.50%         7.50%



YEAR 2000 DISCLOSURE

     Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates due to the two-digit date fields used by many systems. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished during the years leading up to 2000 was effective to prevent any problems. As of the date of this prospectus, we have not experienced any computer difficulty resulting from the year 2000 problem; however, computer experts have warned that there may still be residual consequences of the change in centuries and any such difficulties may, depending upon their pervasiveness and severity, have a material adverse effect on our business, financial condition and results of operations.


EFFECTS OF THE EURO

     Under the Treaty on European Economic and Monetary Union, as of January 1, 1999, the euro was introduced as a common currency among the 11 members of the European Union that are participating in this phase of Economic and Monetary Union, commonly referred to as EMU. Although the individual currencies of these countries will continue to be used until 2002, their exchange rates with the euro are fixed. The euro may now be used for transactions that do not involve payment using physical notes and coins of the participating countries. These individual currencies are to be replaced with euro notes and coins (to be introduced on January 1, 2002) by June 30, 2002 when all countries participating in EMU are expected to operate with the euro as their exclusive common currency.

     The current government of the United Kingdom has stated that the United Kingdom will not participate in EMU and adopt the euro until after the next general election at the earliest. We are currently working on the assumption that the next general election will be in 2001 or 2002 and that the United Kingdom will enter EMU shortly thereafter following confirmation of the government's decision through a referendum.


     In the event that the United Kingdom adopts the euro, we would face a number of costs in altering our accounting-related systems for the new currency, although at present it is too early to estimate these costs. Adoption of the euro in the United Kingdom would also create greater transparency between prices offered to our customers in the United Kingdom and prices offered in other countries that participate in EMU. We do not believe that the adoption of the euro by the eleven member countries of the European Union will have an adverse impact on our liquidity or financial condition.


RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 is not expected to have a material impact on our results of operations, financial position, or cash flows.

     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Commission. Adoption of SAB No. 101 has been delayed until the fourth quarter of 2000 by the Commission. SAB No. 101 outlines the basic criteria that must be met in order to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Although we have not fully assessed the impact of adopting SAB No. 101 on our financial position and results of operations in 2001 and thereafter, we do not expect the effect, if any, to be material.

                                    BUSINESS

GENERAL


     We plan to become a leading international provider of attractively priced, specialized holiday and leisure accommodations and world-wide packaged travel services. On the date of this prospectus, we will acquire six well-known holiday resort hotels in the United Kingdom, as well as a travel agency and a tour operator that offer flexible, travel programs. We will also acquire on the date of this prospectus a 49% equity interest in trrravel.com Limited, which operates a European consumer-direct online travel Website offering complete vacation and travel packages directly to consumers. trrravel.com Limited also owns and operates an airline seat provider that purchases blocks of airline seats from airlines and other travel and tour operators and acts as an agent in brokering those seats on a commission basis. Through consolidation of these and other vacation and travel-related businesses, we believe that we will offer vacationers, travel agents and tour operators a single source of competitively priced holiday leisure travel products and services. We intend to utilize the trrravel.com Website to market our products and services. We also plan to expand our business by acquiring additional vacation and leisure travel businesses, including resort hotels, travel providers and tour operators.

     The Grand Hotels provide a unique all-inclusive vacation experience that sets them apart from customary business and commercial hotels or expensive holiday resorts in Europe and the United States which generally only offer "A la carte" accommodations. Each of the six Grand Hotels offers a complete fixed price vacation package experience, including lodging, food and entertainment. The Grand Hotels cater primarily to adults, ages 50 and up, who seek short and three and four-day "getaway" vacation packages. We know of no other comparably priced holiday resort hotels in England or Wales. We believe that the increase in the population group aged 55 and up, based on recent demographic trends, coupled with greater disposable personal income for this demographic segment in the United Kingdom will continue to fuel demand and repeat business for popular priced accommodations. Our strategy is to expand the customer base of the Grand Hotels by increasing access to the bus or coach tour operator vacation package market, and to improve the profit margins of the Grand Hotels by offering higher priced and more sophisticated entertainment such as theme shows, on selected weekends to attract younger, more affluent guests. In addition, four of the hotels catered to family holidays primarily during the summer season with the Blackpool and Scarborough facilities limited to adults only.

                               INDUSTRY BACKGROUND

     According to the British Tourist Authority, in 1998, the approximate number of tourists who visited the six Grand Hotels are set forth below:

                                             DAY         OVERNIGHT
                                          VISITORS       VISITORS        TOTAL
                                          --------       --------        -----
                                                        (MILLIONS)

            Brighton ...................     3.5            1.8            5.3
            Blackpool ..................     6.9           14.2           21.1
            Margate ....................     1.5            0.6            2.1
            Scarborough ................     3.5            1.1            4.6
            Llandudno ..................     4.1            0.2            4.3
            Folkestone(1) ..............     1.1            1.7            2.8
                Total ..................    20.6           19.6           40.2
                                            ====           ====           ====

--------------

(1) The data displayed here represents the latest available figures for Folkestone, which were compiled in 1995.

     Travel and tourism represents one of the largest consumer markets and one of the fastest growing industries in the United Kingdom. The British Tourist Authority estimates that in 1998, total travel expenditures in the United Kingdom totaled approximately $43.0 billion. Of such amount, approximately $20.5 billion was spent by overseas visitors within the United Kingdom and the remaining $22.5 billion was spent by United Kingdom residents on travel outside the United Kingdom and travel-related services. The British Tourist Authority estimates that, by the year 2003, overseas visitors to the United Kingdom will spend approximately $29.0 billion a year in the United Kingdom, 44% more than in 1998.

     The growth of travel sales through the Internet has created another channel for travel service providers to sell products and services to travelers. According to Forrester Research, Internet travel bookings are expected to grow to $29.5 billion in 2003 from $3.1 billion in 1998, representing a compound annual growth rate of 57%.

     In the United Kingdom, vacations are typically purchased in packages through travel agents which include airfare, lodging and rental cars. The travel agency and tour operator market in the United Kingdom is dominated by four major providers--Thomsons plc, AirTours plc, First Choice plc and JMC (formerly Thomas
Cook), who control approximately 65% of the market. The remaining 35% is shared by over 12,000 independent travel agencies and tour operators.

     The distribution channels for leisure travel are highly fragmented and include:

     o DIRECT SALES. Travel service suppliers sell their services directly to consumers through call centers and their own Websites. These suppliers generally offer only their own services, or offer their services in conjunction with partners from other areas of the travel industry. Bookings are made at "published," rates provided to suppliers by hotels, airlines and other travel service suppliers. These rates generally vary only based on volume discounts. Airlines, hotels and car rental companies offer their services online through their own Websites. These Websites frequently access published rates for direct suppliers or their partners' travel services, thereby limiting consumer choice and comparison shopping.

     o RETAIL TRAVEL AGENCIES. Retail travel agencies offer consumers travel services at published rates and fares through global distribution services, as well as discount, or "non-published" fares through travel wholesalers. Retail travel agencies receive commissions and incentives on gross bookings that typically average 5-10%. In recent years, travel service suppliers have increasingly sought to cut costs and drive more traffic through their own booking channels, at the expense of retail travel agencies.

     o TRAVEL WHOLESALERS. Travel wholesalers purchase in bulk hotel, airline and car rental capacity directly from travel service suppliers at discounts ranging from 10% to 30% less than published rates. These wholesalers generally resell this capacity individually or in packages through travel agencies. A small number of travel wholesalers offer consumer-direct wholesale travel services online. These providers typically focus on either air travel or hotels, but many lack the strategic relationships to effectively service leisure travelers.

     o TELETEXT SALES. Teletext is a data system presented through European television. It provides a full range of information services covering news, financial and classified sales. Travel information and last minute vacation specials are offered with destination dates and pricing information included. Viewers may book their travel plans directly by phone or fax. Rates are competitive with retail travel rates.

     o ONLINE TRAVEL RESERVATION SERVICES. Online travel reservation services have generally adopted the retail travel agency model and sell published rates and fares quoted through global distribution systems on a commission basis. Online travel services rarely display multiple hotel options or hotel/air packages, making comparison shopping for these travel services time consuming. A small number of online travel reservation services also resell travel packages provided by wholesalers.

OUR OPERATING STRATEGY

     Our operating strategy includes the following elements:

     o    INCREASE REVENUES, PROFITABILITY AND OCCUPANCY RATES AT OUR GRAND
          HOTELS.

         o Establish a marketing program to expand the existing short-break holiday entertainment package. This program will be designed for larger groups during the lower holiday occupancy periods, generally between the months of January and March. We will also offer more sophisticated entertainment to attract a younger, more affluent audience.

         o Renovate the Grand Hotels to enhance lobbies, restaurants, public areas and guest rooms. We expect our renovation program to be completed within the next 24 months. As renovations are completed, we expect that occupancy will increase and we will be able to increase room rates.

         o Increase revenues from advance bookings made by bus and coach tour operators. Grand Hotel Group Limited has recently entered into agreements with Shearings Holidays Ltd. and Caledonian Travel
             Ltd., two of England's leading coach vacation package tour operators, along with several smaller coach tour operators,who have reserved an estimated 115,000 sleeper night bookings, which will extend through our fiscal year ending October 31, 2000. The bookings that Grand Hotel Group Limited has accepted account for approximately 75% of the beds it plans to sell to coach tour operators, which represent advance commitments to occupy 18% of total available sleeper nights.

     o LEVERAGE STRENGTH IN SELECTED TRAVEL DESTINATIONS. We believe we currently have a leading position in the market for vacations to certain European holiday villas located in Spain, Italy and Turkey. We intend to increase our market position by leveraging our current expertise through selective acquisitions of other travel specialists and tour operators. We also intend to cross-sell our services to non-travel related companies.

     o IMPROVE OPERATING EFFICIENCIES. We intend to reduce our operating expenses by:

          o enhancing efficiencies by combining operations such as telecommunications systems, brochure production and distribution;

          o implementing best practices in the management of our business systems;

          o enhancing marketing relationships through joint marketing promotions; and

          o    outsourcing providers where appropriate.

     o IMPLEMENT INTEGRATED INFORMATION SYSTEMS. We believe integrating information systems will improve our ability to offer travelers value-added vacation products and services. In addition, integrated systems will facilitate the use of common operating platforms, and reduce the cost and time requirements of developing external interfaces to global distribution systems and supplier systems.

     o ACQUIRE AND IMPROVE ADDITIONAL UNDERPERFORMING RESORT HOTELS. We plan to capitalize on our management expertise by acquiring underperforming hotels and implementing operational initiatives to achieve revenue growth and margin improvements. We have identified a hotel located in Mallorca, Spain that we are interested in acquiring; however, to date, we have not entered into negotiations to acquire it. We believe our total cost to acquire and renovate hotels will be significantly less than the cost to construct new hotels with similar facilities.

     o ACQUIRE OTHER TRAVEL SERVICE PROVIDERS. We believe there are significant opportunities to make selective acquisitions of travel service providers in the highly fragmented United Kingdom and European markets. We seek to acquire companies that:

          o    have desirable destination concentrations;

          o    have demonstrated growth and profitability;

          o    emphasize customer service;

          o    have an experienced management team; and

          o are likely to add some other strategic value (such as a relationship with a particular travel supplier).

     o ENHANCE ONLINE DISTRIBUTION CHANNEL. We plan to benefit from the direct online sale of vacation products and services to consumers. We will seek to leverage our relationships with other small independent retail travel agents by encouraging them to become an active participant on the WWW.TRRRAVEL.COM Website.

OUR PRODUCTS AND SERVICES

   THE GRAND HOTELS

     The Grand Hotels are located in Blackpool, Scarborough, Brighton, Margate and Folkestone, all seaside resorts located in England, and Llandudno, a seaside resort located in Wales. In 1999, the six Grand Hotels sold over 840,000 sleeper nights in their 1,750 rooms. The average cost per person per night, including accommodations, breakfast and evening meal is approximately $32.00. Four of the hotels cater to family holidays with children's entertainment and play areas, with the Blackpool and Scarborough facilities limited to adults only.

     The principal difference between the Grand Hotels and other hotels in the United Kingdom is the inclusion of food and entertainment. This complete vacation package produces significant repeat business; approximately 35% of all guests have visited at least one Grand Hotel in the previous four years. Part of our growth strategy is to expand our short-break holiday entertainment package for larger groups during the lower holiday occupancy periods, generally between January and March. We also intend to to offer special weekend packages to the younger, more affluent consumer at higher prices. To do this we intend to utilize commercial radio, the national press and the Internet.

     The coach tour agreements which Grand Hotel Group Limited has entered into generally contain terms and conditions that are standard in the United Kingdom travel industry. Generally, the agreements provide that Grand Hotel Group Limited will provide accommodations, meals and services at a particular Grand Hotel to a particular group tour or passengers of a coach tour operator, for consideration to be negotiated separately for each group tour and for a period of time specific to each group tour. The size of each group tour will generally be provided to the particular Grand Hotel between seven and 14 days before the group tour is scheduled to arrive at the hotel. Usually, the agreements with larger coach tour operators, such as Caledonian Travel Ltd., permit the coach tour operator to terminate the agreement upon written notice between seven and 14 days prior to the date the group tour is expected to arrive at the hotel. However, in some agreements with smaller coach tour operators, Grand Hotel Group Limited reserves the right to charge 50% of the consideration that was to be received for cancellations occurring between 14 and 28 days prior to arrival, and 75% for cancellations occurring between one and 14 days prior to arrival. These contracts generally provide that the individual hotel agrees to indemnify the coach tour operator against any liability in respect of any claim by any group tour or passengers relating to any occurrence at the hotel which leads to loss, damage or expense incurred by any group tour or passengers. Alternatively, the coach tour operators agree to indemnify Grand Hotel Group Limited against any loss or damages to valuables left in bedrooms or on the premises of the hotel.

     The following table sets forth certain information regarding each of the Grand Hotels, including its location, the date acquired by Grand Hotel Group Limited, the number of existing rooms at the hotel, fiscal 1999 occupancy rates and the facilities offered.


                                                                                  FISCAL
                                                                     NUMBER        1999
                                                       DATE            OF        OCCUPANCY       FACILITIES
       RESORT                     LOCATION            ACQUIRED        ROOMS        RATES           OFFERED
       ------                     --------            --------        -----        -----           -------

The Grand Ocean Hotel         Brighton, England     June 30, 1999      352         74.9%     food, entertainment and
                                                                                               leisure facilities
The Grand Metropole Hotel    Blackpool, England     June 30, 1999      208         88.2%     food and entertainment

The Grand Hotel               Margate, England      June 30, 1999      267         74.2%     food, entertainment
                                                                                               and leisure facilities

The Grand Hotel             Scarborough, England    June 30, 1999      281         81.2%     food and entertainment

The Grand Hotel               Llandudno, Wales      June 30, 1999      166         87.3%     food and entertainment

The Grand Burstin Hotel      Folkestone, England   September 2000      484             %     food, entertainment
                                                                                               and leisure facilities

   THE TRAVEL-RELATED SERVICES

     The travel businesses assemble travel products and services in bulk to create customized vacations for individual travelers. We create demand for our travel products through integrated marketing programs and handle all reservations, payment processing and supplier processing interfaces.

     UNITED KINGDOM. a provider of The travel businesses we will acquire on the date of this prospectus have over 15 years of experience in the United Kingdom travel market. Leisure Travel Group Limited and its subsidiaries have working relationships with major airlines, such as Singapore Airlines, British Airways, Alitalia and Iberia, for air travel to and from the United Kingdom. In addition, the travel businesses have over 45 employees in the United Kingdom to provide destination management which consists of specialized knowledge about particular locations.

     OTHER VACATION DESTINATIONS. The travel businesses specialize in packaged vacations for travelers from the United Kingdom to holiday resorts located throughout Europe. The most popular European destinations are Tenerife, located in the Canary Islands off the coast of Northwest Africa, and Malaga, located in Costa del Sol, Spain. The travel businesses also provide packaged vacations to a variety of other holiday destinations in southern Europe, such as Italy and Turkey. The travel businesses have an established presence in the markets for travel to Canada, South Africa and Orlando, Florida, with over 15 years of experience in these markets.

   THE TRAVEL WEBSITE

     We intend to utilize an online travel Website called WWW.TRRRAVEL.COM. Visitors to the Website will be able to compare travel options, rates and availability, and book and purchase a wide variety of travel services, including our independently tailored vacation programs and group packages. Unlike many other travel Websites, we will not require customers to pre-register or provide personal information prior to searching our database. Visitors simply type in their desired destination and itinerary, and the booking engine simultaneously displays a range of travel options for the visitor to compare. At any time, visitors can review detailed information, including in-depth hotel, shopping and dining information, local news and events and other travel planning information. We intend to provide customer support through a call center seven days a week to answer customer questions and assist in finding the best travel value. Customers can either complete travel purchases in a few easy steps online, or call our call center to purchase travel offline.


OUR SALES AND MARKETING PROGRAM


     THE GRAND HOTELS. We will market our hotels directly to travelers in numerous ways, principally through local newspaper, magazine advertisements and special travel offers. In addition, we will advertise on local radio and through direct mail using a database obtained from The Rank Group plc. In many cases, the coach providers contribute to the cost of the advertising. To market directly to travel agents, we will use dedicated sales personnel, direct mailings and fax distribution. Our sales teams are recruited locally and receive incentive-based compensation bonuses.

     THE TRAVEL BUSINESS. We will integrate our own marketing efforts with the support we receive from travel suppliers. We also intend to cultivate new customers and create cross-selling opportunities within our existing customer base. Miss Ellie's World Travel Limited and Ilios Travel Limited enjoy strong relationships with many retail travel agencies who will also sell our services. We intend to pursue marketing opportunities in other distribution channels as well. We believe offering expertise and competitive pricing through common brands across multiple destinations will provide greater confidence to travelers in making their vacation choices. We also will seek opportunities to market our products and services through travel suppliers and other companies that have established private label brand names. Using the WWW.TRRRAVEL.COM Website as a world-wide marketing tool, our strategy is to increase the visibility of the Leisure Travel Group brand. Our promotions will include advertising on leading Websites and other media, public relations, business alliances and partnerships.


OUR COMPETITION


     THE HOTEL BUSINESS. Competition in the United Kingdom lodging industry is based on location, brand, price, services, guest amenities, quality of customer service and overall product. The Grand Hotels compete in the moderately-priced sector of the full-service segment of the lodging industry. In this particular segment of the lodging industry, the Grand Hotels compete with only one other moderately-priced full service hotel group, Jarvis Hotels plc. Jarvis is one of the largest hotel companies in the United Kingdom, with 72 hotels in over 65 locations in England, Scotland and Wales. Most of Jarvis' hotels provide facilities designed to attract both corporate clientele for training and conference purposes and the short stay leisure market. In each geographic market in which the hotels are located, there are other full- and limited-service hotels that compete with the Grand Hotels. Many of these entities possess significantly greater financial, marketing, personnel and other resources than we do and may be able to grow at a more rapid rate than we can as a result.

     THE TRAVEL BUSINESSES. Principal travel business competitors are other vacation providers and travel suppliers who sell directly to individuals and other retail and wholesale distributors of travel products and services. In the United Kingdom, vacations are typically purchased in packages through travel agents which include airfare, lodging and rental cars. The travel agency and tour operator market in the United Kingdom is dominated by four major providers--Thomsons plc, AirTours plc, First Choice plc and JMC (formerly Thomas
Cook), who control approximately 65% of the market. The remaining 35% is shared by over 12,000 independent travel agencies and tour operators. Many of these companies are substantially larger than us, have greater name recognition and significantly greater financial resources than we do. We believe the travel businesses compete for customers based upon the quality of the travel products and services delivered, price, specialized knowledge, reputation and convenience.

     The online travel services market is rapidly evolving, intensely competitive and has relatively low barriers to entry. As the market for Internet travel services grows, we believe that companies already involved in the Internet travel services industry will increase their efforts to develop services that compete with our services. Major airlines and hotels offer travel products and services directly to consumers through their own Websites. We also face potential competition from Internet companies not yet in the leisure travel market and travel companies not yet operating online.

GOVERNMENT REGULATION OF OUR BUSINESS

     The travel services business is subject to regulation by the government of the United Kingdom, including the Package Travel, Package Holidays and Package Tours Regulations 1992. In addition, many travel suppliers, particularly airlines, are subject to extensive regulation by United States federal, state and foreign governments. In addition, the travel industry is subject to certain special taxes by United States federal, state, local and foreign governments, including hotel bed taxes, car rental taxes, airline excise taxes and airport taxes and fees. Leisure Travel Group Limited is subject to regulation by the Civil Aviation Authority. The Air Travel Organisers' Licensing (ATOL) system provides protection for consumers who purchase package holidays, charter flights and discounted scheduled air tickets against the insolvency of the provider of such packaged travel services.

     Under the Civil Aviation (Air Travel Organisers' Licensing) Regulations 1995, it is a legal requirement for most organizers of air travel to hold an Air Travel License to sell flights and package holidays by air. The main exceptions are airlines and agents of licensed firms. The Civil Aviation Authority holds bonds of licensees and, in the event of a failure, manages a repatriation operation to ensure customers are not stranded abroad, and provides refunds to those who have paid in advance. The cost of this protection is included in the price of the holiday booked with an ATOL holder.

     The criteria for the grant of an ATOL License are as follows:

     1. Fitness of Applicant The Civil Aviation Authority must be satisfied as to the fitness of an applicant, and the fitness of the management of the business. It asks for the history of the individuals in management and it considers the likelihood of the applicant operating in a proper manner if the license is granted.

     2. Finances The applicant must meet certain minimum financial criteria in order to be granted a license. The assessment is usually based on the applicant's latest audited financial statements. The financial requirements are based on the surplus of "free assets" in the balance sheet to support the business. A minimum of $49,000 paid up capital under free assets is required and above that there must be an adequate ratio between free assets and the total turnover of the business. The ratio varies according to the Civil Aviation Authority's assessment of the risks involved, the trading record and the experience of the management. For new applicants the ratio is at least 5% for established license holders with a record of profitable trading or trading with a license over at least two years the ratio may reduce in stages. The minimum ratio is 3%.

     ATOL licenses are normally valid for one year and expire at the end of March or the end of September. Each of the travel businesses we will acquire upon completion of this offering currently possess an ATOL license. The loss or non-renewal of an ATOL license by any of such travel businesses would prevent such business from providing travel packages and would materially adversely affect its operations.

     In addition, our travel businesses are members of The Association of British Travel Agents Limited which requires adherence to a Code of Conduct covering service standards as well as mirroring the requirements of the ATOL scheme.

     Grand Hotel Group Limited is subject to various licensing laws in England and Wales relating to the selling of alcohol and the operation of bars and cocktail lounges in hotels as well as various fire, health and safety regulations. A serious violation could result in a significant fine or even the forced closing of one or more of the Grand Hotels.

     trrravel.com Limited is subject to regulations applicable to businesses generally and laws or regulations directly applicable to electronic commerce. Although there are currently few laws and regulations directly applicable to electronic commerce, it is possible that a number of laws and regulations may be adopted with respect to electronic commerce covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services.


ENVIRONMENTAL MATTERS


     A variety of laws concerning the protection of the environment and health and safety apply to the operations, properties and other assets we will own. These laws may originate at the European Union, United Kingdom or local level. These environmental laws govern, among other things, the discharge of substances into waterways and the quality of water discharge of substances into sewers, waste and contamination. Liability can attach to a person who causes or knowingly permits the discharge of substances to waterways or sewers: (i) without a permit authorizing such discharges; or (ii) beyond the scope of the applicable permit. The European environmental laws with respect to contamination of land changed in April 2000. In general, liability and responsibility for contamination remains with the person responsible for the contamination. However, the new law defines this to be the person who "causes or knowingly permits" contamination. In the absence of such a person, the owner or occupier of the site may be held responsible for remediation. In addition to civil claims, criminal sanctions can be imposed for violations of environmental laws and any persons violating these laws can be held responsible for the cost of remedying the consequences of pollution, contamination or damage. Certain other laws also restrict the use of property and the construction of buildings and other structures. Carrying out development without the appropriate permit or operating beyond the scope of a granted permit can result in regulatory authorities taking action to require the unauthorized use to cease or the unauthorized building or structure to be removed or modified. Criminal sanctions are available if the authority's requirements are not satisfied.

EMPLOYEES

     As of August 31, 2000 the travel businesses owned by Leisure Travel Group Limited had a total of 47 employees, consisting of 36 reservation agents and call center employees, six managers and five executives. As of that date, Grand Hotel Group Limited had a total of 731 employees, consisting of 652 operational personnel, 30 administrative personnel, 22 sales representatives and a management team of 27 personnel. Our ability to attract and retain highly qualified employees will be the principal determinant of our success. We will provide performance-based compensation programs to reward and motivate significant contributors among our employees. Competition for qualified personnel in the industry is intense. There can be no assurance that our planned staffing will be adequate to support our future operations or that management will be able to hire, train, retain, motivate and manage required personnel. Although none of the employees of Leisure Travel Group Limited or Grand Hotel Group Limited is represented by a labor union, there can be no assurance that our employees will not join or form a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.


INSURANCE

     Grand Hotel Group Limited carries comprehensive liability, fire, hurricane, storm, earthquake and business interruption insurance with respect to the Grand Hotels, with policy specifications, insured limits and deductibles customarily carried for similar properties which we believe are adequate. There are, however, certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in a resort, as well as the anticipated future revenues from such resort, and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on our business.

FACILITIES

     Our headquarters are currently located at 6 Leylands Park, Nobs Crook, Colden Common, Winchester SO21 1TH England, where we utilize a facility comprising an aggregate of approximately 6,000 square feet of space that is leased from Queensborough Holdings Limited. This facility houses our administrative, sales and marketing, customer service and computer and communications systems facilities. Kevin R. Leech, our Chairman of the Board and principal stockholder, is the Executive Chairman and 50% equity owner of Queensborough Holdings Limited. We do not currently pay any rent or fees to Queensborough Holdings Limited or any other party for the use of these facilities. Following completion of this offering, we intend to lease approximately 2,100 square feet of executive office space in an adjacent building that is owned by an unaffiliated third party at a cost of $13 per square foot per year.

     The following table describes our principal facilities other than the Grand
Hotels:



      LOCATION                    PRINCIPAL USE             APPROX. SQUARE FEET              OWNED/LEASED
    -----------                   -------------            ---------------------            --------------
Horsham, West Sussex          General administration                  930                        Leased
                                and sales
Manchester                    Tour operating                        1,995                        Leased
Manchester,
  Oldham Road                 Tour operating                        3,040                        Leased
Stockport, Cheshire           General administration                1,025                        Leased
                                and sales
Urmston, Cheshire             General administration                  930                        Owned
                                and sales
Hale, Cheshire                General administration                  730                        Leased
                                and sales
Warrington, Lancshire         General administration                  970                        Leased
                                and sales
Addington, Cheshire           General administration                  900                        Leased
                                and sales



     We believe that these facilities are adequate to meet our needs in the foreseeable future. If necessary, we may, from time to time, acquire or lease additional facilities in the future.

     Please see "--Our Products and Services--The Grand Hotels" for a discussion of the resort facilities currently owned and operated by Grand Hotels Group Limited.


LITIGATION

     We are not presently involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth the age and position of each of our executive officers and directors as of the date of this prospectus.

NAME                     AGE   POSITION
----                     ---   --------
Kevin R. Leech .......   55    Chairman of the Board
Philip Mason .........   50    President, Chief Executive Officer and Director
Raymond J. Peel ......   55    Senior Executive Vice President, Director and
                                 President of Leisure Travel Group Limited
Rod Rodgers ..........   56    Executive Vice President, Director and
                                 President of Grand Hotel Group Limited
David Marriott .......   55    Operations and Marketing Director and Vice
                                 President of Grand Hotel Group Limited
Stephen Last .........   50    Executive Vice President, Chief Financial
                                 Officer, Secretary and Director
Dann V. Angeloff .....   64    Director (1)

--------------

(1) Position will be assumed upon completion of this offering

     KEVIN R. LEECH has served as our Chairman of the Board since the inception of our company. Mr. Leech co-founded ML Laboratories plc, an England and Wales company listed on the London Stock Exchange that is engaged in the research and development of ethical pharmaceuticals and related products, has served as its Chief Executive and Chairman for more than the past ten years and controls 53% of its equity. Since August 1994, Mr. Leech has served as Executive Chairman of Queensborough Holdings Limited, an England and Wales company previously listed on the London Stock Exchange whose principal business is in the leisure sector, and currently beneficially owns 50% of its equity. Since June 1997, Mr. Leech has also served as the Chairman of the Board of topjobs.net plc, an England and Wales company whose American depositary shares are quoted on the Nasdaq National Market and which provides a variety of Internet-based recruiting services to corporations and recruiting firms, and currently beneficially owns 52.5% of its equity. Since December 1998, Mr. Leech has served as a director of TownPagesNet.com plc, an England and Wales company whose American depositary shares are listed on the American Stock Exchange and which produces and delivers TownPages(R), an interactive Internet information service in the United Kingdom, and currently beneficially owns 46.9% of its equity. In addition, since September 1999, Mr. Leech has served as a director of ci4net.com, Inc., a Delaware corporation which invests in Internet businesses and technologies and is currently traded on the OTC-Electronic Bulletin Boards and currently beneficially owns 54% of its equity. He is also a principal stockholder of numerous privately-owned companies resulting from his role as a provider of private venture capital. In October 1998, Mr. Leech was awarded an honorary Doctorate of Laws degree from the University of Manchester (England).

     PHILIP MASON has served as a director since the inception of our company and as our President and Chief Executive Officer since September 1, 2000. Since November 1995, Mr. Mason has been Chief Executive of Queensborough Holdings Limited, a private limited company organized under the laws of England and Wales and previously listed on the London Stock Exchanges whose principal business is in the leisure sector. In 1993, Mr. Mason established General Leisure Limited, a company devoted to identifying and acquiring leisure companies, which he ran full-time until his employment by Queensborough Holdings plc in November 1995. From 1987 to 1993, Mr. Mason worked as a Managing Director for Marina Developments plc, where he supervised marinas and marina villages in the United Kingdom. From 1974 to 1986, Mr. Mason was employed in various capacities by The Rank Group plc, including Operations Director of a leisure division focused on hotel businesses and marinas in France, Spain, and the United Kingdom.

     RAYMOND J. PEEL has served as a director of our company since its inception, as Senior Executive Vice President of our company since September 1, 2000 and as President of Leisure Travel Group Limited since January 1998. Mr. Peel served as our President and Chief Executive Officer from the inception of our company to September 1, 2000. From 1991 to January 1998, Mr. Peel served as President of Aircruise Leasing--Charter, a company engaged in the provision of aircraft and charter seats for independent tour operators to major European holiday destinations. In 1981, Mr. Peel founded R.P. Marketing, a company engaged in providing consulting services related to oil pollution control in connection with moving equipment and personnel, and served as its President from 1981 to January 1998. In 1985, Mr. Peel also co-founded Paramount Airways Ltd., a small international airline and holiday company based in the United Kingdom, and served as its Chief Executive Officer from 1985 to 1990. Mr. Peel holds a leisure and business degree from Shrewsbury College of Arts and Technology in England.


     ROD RODGERs has served as a director since the inception of our company and has served as President of Grand Hotel Group Limited since July 1, 1999. Mr. Rodgers will become our Executive Vice President upon completion of this offering. From June 1996 to June 1999, Mr. Rodgers served as managing director with Epworth Hotels, where he was instrumental in forming the three-star Epworth Hotels group. From September 1987 to January 1996, Mr. Rodgers served as an Area Manager with Cumberland, a private company focused on the development of a mid-market three-star hotel group.

     DAVID MARRIOTT has served as our Operations and Marketing Director since the inception of our company and has served as Vice President of Grand Hotel Group Limited since July 1, 1999. From February 1998 to June 1999, Mr. Marriott was self-employed as a hotel consultant to various hotel organizations in the United Kingdom. From June 1993 to November 1995, Mr. Marriott served as Managing Director for Ascot Holdings plc's Hotel Burstin, Folkestone, and continued in that capacity from November 1995 to February 1998 following the acquisition of that hotel by Leisure Great Britain plc in November 1995. From September 1994 to March 1995, Mr. Marriott served as Joint Director General of Ascot Holdings Spanish Hotel Division, a division composed of hotels and leisure complexes in Spain owned by Ascot Holdings plc. Mr. Marriott has also held senior sales and marketing positions with the medical division of Smiths Industries, Colgate-Palmolive Company, and Protea Holdings, South Africa.

     STEPHEN LAST has served as our Executive Vice President and Chief Financial Officer, and as a director since the inception of our company. Since September 1, 2000, he has also served as our Secretary. Since November 1995, Mr. Last has served as Finance Director of Queensborough Holdings Limited, a private limited company previously listed on the London Stock Exchange whose principal business is in the leisure sector. From 1993 to October 1995, Mr. Last served as an executive for General Leisure Limited, a company founded by Philip Mason to engage in identifying leisure companies for acquisition. From 1989 to 1993, Mr. Last managed the integration of a newly-acquired property division for Marina Developments plc, a company engaged in the ownership and operation of boat marinas and marina villages throughout the United Kingdom. From 1974 to 1986, Mr. Last was employed in various capacities by The Rank Group plc, including Financial Controller for that company's Butlin's Hotels Division.

     DANN V. ANGELOFF will become a director upon the completion of this offering. Mr. Angeloff has served as President of The Angeloff Company, a corporate financial advisory firm based in Los Angeles, California, since he founded the company in 1976. He also serves on the board of directors of a number of corporations, including AremisSoft Corporation, a Nasdaq listed company, Nicholas/Applegate Growth Equity Fund and Nicholas Applegate Mutual Funds and Public Storage, Inc., a New York Stock Exchange listed company. He also served as a Trustee of the University of Southern California. Mr. Angeloff is also a director of topjobs.net plc, a Nasdaq listed company which is controlled by Kevin R. Leech. He also served as a Trustee of the University of Southern California, where he is currently a University Councilor to the President.

     Prior to the completion of this offering, we intend to expand our Board of Directors to add two additional independent directors who are not affiliated with our company.

     There is no family relationship between any of our executive officers and directors. Other than as disclosed in "Certain Relationships and Related Transactions," none of our directors or executive officers has had any material transaction with us in addition to their status as a director or officer. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. The bylaws permit the Board of Directors to fill any vacancy, and a director elected to fill such vacancy may serve until the next annual meeting of stockholders or until his successor is elected and qualified. Officers are elected annually by the Board of Directors and their terms of office are at the discretion of the Board, subject to the terms of any employment agreements. Our officers devote full time to our business.

COMMITTEES OF THE BOARD OF DIRECTORS


     Our Board of Directors intends to establish an audit and finance committee and a compensation and governance committee after this offering. The audit and finance committee will:


     o make recommendations to the Board of Directors concerning the independent auditors that conduct annual examinations of our accounts;

     o review the scope of our annual audit and meet periodically with the independent auditors to review their findings and recommendations;

     o approve significant accounting policies or changes to existing policies;

     o    periodically review our principal internal financial controls; and

     o    review our annual budget.


     The responsibilities set forth above are currently being performed by the entire Board of Directors of the Company.


     The compensation and governance committee will review the compensation of our executive officers and make recommendations regarding compensation. The committee will also make recommendations regarding the election of officers and director nominations to our Board of Directors.


     It is contemplated that both our audit and finance committee and our compensation and governance committee will consist of Dann V. Angeloff, and our two additional independent directors.


DIRECTOR COMPENSATION


     Directors of the Company who are not also employees of the Company or any of its subsidiaries will receive $10,000 per year, plus $1,000 for each Board of Directors and committee meeting. No other directors will receive cash compensation for services as a director. All directors will, however, be reimbursed for their expenses incurred in attending meetings. Each outside director also will receive, at the time of the director's appointment or election to the Board of Directors, a one-time grant of options to purchase 25,000 shares of our common stock and may receive additional options for each year of service as a director thereafter. We anticipate that our Board of Directors will hold regularly scheduled meetings quarterly.


EXECUTIVE COMPENSATION


     To date, we have not conducted any operations other than activities related to this offering and the acquisitions we intend to consummate on the date of this prospectus. We did not pay any compensation to our executive officers prior to the date of this prospectus. We anticipate that during 2000 our most highly compensated executive officers and their annualized base salaries will be:
Philip Mason--$______; Raymond J. Peel--$162,000; Rod Rodgers--$97,000 and David Marriott--$89,000. Effective when this offering closes, we will grant these executive officers options to purchase an aggregate of 300,000 shares of common stock. The initial exercise price of those options is expected to be the initial public offering price of our common stock. Those options will vest in 50% annual increments, beginning on the first anniversary of the date of the closing of this offering.


EMPLOYMENT AGREEMENTS


     We will enter into employment agreements with Messrs. Mason, Peel, Rodgers and Marriott, which will become effective when this offering closes. These agreements will:

     o provide for a minimum base salary of $_______ per annum in the case of Mr. Mason, $162,000 per annum in the case of Mr. Peel, $97,000 per annum in the case of Mr. Rodgers, and $89,000 per annum in the case of Mr. Marriott;

     o entitle the employee to participate in all our compensation plans in which our executive officers participate; and


     o have an initial employment term of three years in the cases of Messrs. Mason and Peel, and six months in the case of Messrs. Rodgers and Marriott.


     Each of these agreements will provide for benefits if the employee dies or becomes disabled. If the employment of the employee is terminated by us for any reason other than for cause or by the employee for good reason, that termination will not affect the term of exercisability of any stock options granted to the employee under our 2000 Stock Option Plan that such employee holds. Copies of these agreements are exhibits to the registration statement of which this prospectus is a part.

2000 STOCK OPTION PLAN


     On February 23, 2000, our Board of Directors adopted our 2000 Stock Option Plan. The purpose of the plan is to increase the employees', advisors', consultants' and non-employee directors' proprietary interest in us and to align more closely their interests with the interests of our stockholders. The purpose of the plan is also to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors.

     We have reserved an aggregate of 1,000,000 shares of common stock for issuance pursuant to options granted under the plan. As of the date of this prospectus, options to purchase an aggregate of 325,000 shares of our common stock have been granted under the plan at an exercise price equal to the initial public offering price per share of our common stock. The Board of Directors or a committee of the Board of Directors will administer the plan including, without limitation, the selection of the persons who will be granted options under the plan, the type of options to be granted, the number of shares subject to each option and the option price. As of this date, the Board of Directors has not established a separate committee for this purpose.

     Options granted under the plan may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify (or are not intended to so qualify). Officers, directors and key employees of and consultants to us and our subsidiaries will be eligible to receive non-qualified options under the plan. Only our officers, directors and employees who are employed by us or by any of our subsidiaries as "common law employees" are eligible to receive incentive options. In addition, the plan also allows for the inclusion of a "reload option" provision, which permits an eligible person to pay the exercise price of the option, and any withholding taxes that may be due on the exercise, with shares of common stock owned by the eligible person and to receive a new option to purchase shares of common stock equal in number to the tendered shares. Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of the total combined voting power of all classes of our common stock or the common stock of any of our subsidiary companies must be at least 110% of such fair market value as determined on the date of the grant.

     The term of each option and the manner in which it may be exercised is determined by the Board of Directors or a committee, provided that no incentive stock option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock or the common stock of our subsidiary companies, no more than five years after the date of the grant. The exercise price of non-qualified options shall be determined by the Board of Directors or a committee.

     The per share purchase price of shares subject to options granted under the plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of options granted under the plan.

     Incentive stock options are non-assignable and non-transferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. Non-qualified options may be assignable to the optionee's spouse or children. If an optionee's employment is terminated for cause or without the approval of a committee of the Board of Directors (other than due to his death or disability), or if an optionee is not our employee but is a member of our Board of Directors and his service as a director is terminated for cause, the option granted will be immediately forfeited. If the optionee's employment is terminated for any other reason, option(s) granted to him may be exercised to the extent provided in the agreement pursuant to which the option(s) were granted; provided, however, that incentive stock options must be exercised no later than three months after the optionee's termination of employment (other than due to death) and, if the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Code, the incentive stock options granted to him lapse to the extent unexercised on the earlier of the expiration date of the option or one year following the date of the disability.

     The Board of Directors or a committee may amend, suspend or terminate the plan at any time, except that no amendment will be made which:

     o increases the total number of shares subject to the plan or changes the minimum purchase price therefor (except in either case in the event of adjustments due to changes in our capitalization);

     o without the consent of the optionee, affects outstanding options or any exercise right thereunder;

     o    extends the term of any option beyond ten years; or

     o    extends the termination date of the plan.

     Unless the plan is earlier suspended or terminated by the Board of Directors, the plan will terminate on approximately 10 years from the date of the plan's adoption. This termination of the plan will not affect the validity of any options previously granted under the plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITIONS

     Effective June 30, 1999, Grand Hotel Group Limited purchased from Rank Holidays Division Limited, a subsidiary of The Rank Group plc, substantially all of the operating assets relating to the five Grand Hotels, formerly known as the Butlin's Provincial Hotels. Grand Hotel Group Limited is a private limited company organized under the laws of England and Wales that is 85%-owned by Cygnet Ventures Limited, a Guernsey (Channel Islands) corporation wholly owned by Kevin R. Leech, our Chairman of the Board and principal stockholder, and 15%-owned in the aggregate by Philip Mason, Rod Rodgers, Stephen Last and David Marriott. In consideration for the sale of the hotel assets, Grand Hotel Group Limited paid $30.7 million, of which $13.9 million was paid in cash and the balance of $16.8 million was paid by Grand Hotel Group Limited's issuance of a non-interest-bearing promissory note due 2002. The note was secured by an irrevocable letter of credit issued by Citibank, N.A. in favor of Butlin's Limited, a subsidiary of The Rank Group plc. The issuance of the letter of credit was obtained through the personal guaranty of Mr. Leech. Grand Hotel Group Limited financed its cash payment of the purchase price through loans obtained from Arab Bank plc and Irish Nationwide Building Society secured by charges granted by Grand Hotel Group Limited, including mortgages on the purchased hotels. Upon payment of the $16.1 million of indebtedness owed to The Rank Group plc or its subsidiaries, Mr. Leech will be relieved of his personal guaranty and certain marketable securities pledged by him to secure his guaranty will be returned to him.

     In July 1999, Leisure Travel Group Limited acquired all of the issued and outstanding share capital of Miss Ellie's World Travel Limited, a private limited company organized under the laws of England and Wales. In exchange for the share capital of Miss Ellie's World Travel Limited, Leisure Travel Group Limited paid an aggregate of (pound)1,030,000 (approximately $1,667,000) to Ellie Doherty, the former shareholder of that company. Leisure Travel Group Limited funded the acquisition through a loan from Red Kite Ventures Limited, an investment company beneficially owned by Red Kite Trust, the beneficiaries of which are members of the family of Kevin R. Leech. The terms of the acquisition include certain "earn-out" provisions whereby, after our acquisition of Leisure Travel Group Limited on the date of this prospectus, we will be required to pay additional cash to the former shareholder of Miss Ellie's World Travel Limited equal to the pre-tax income of Miss Ellie's World Travel Limited earned for the twelve-month period from April 1999 through March 2000. Based on the pre-tax income of Miss Ellie's World Travel Limited during that period, the amount of that payment will be approximately $504,270.

     In February 2000, Leisure Travel Group Limited acquired all of the issued and outstanding share capital of Ilios Travel Limited, a private limited company organized under the laws of England and Wales. In exchange for the share capital of Ilios Travel Limited, Leisure Travel Group Limited paid an aggregate of (pound)325,000 (approximately $526,000) to Nita Beecroft, the former shareholder of that company. As a result of this acquisition, Leisure Travel Group Limited expanded its travel-related services and increased its market position and cross-selling opportunities in other destinations throughout Europe. Leisure Travel Group Limited also funded this acquisition through a $526,000 loan from Red Kite Ventures Limited.

     In January 2000, Independent Aviation Limited, a wholly-owned subsidiary of trrravel.com Limited, a private limited company organized under the laws of England and Wales, acquired from Independent Aviation Group Limited, an unaffiliated third party, certain assets comprising a tour operator airline seat provider business. The purchase price was (pound)200,000 (approximately $310,000). Prior to the date of this prospectus and our proposed acquisition of 49% of its equity, trrravel.com Limited was 51%-owned by ci4net.com, Inc., a Delaware corporation whose common stock is publicly-traded on the OTC Bulletin Board, and 49%-owned by Technology Finance Limited, a private limited company that is 50%-owned by Mr. Leech and 50%-owned by Internet plc, a Seychelles company controlled by a private investor and business associate of Mr. Leech. A corporation controlled by Kevin R. Leech is the principal stockholder of ci4net.com, Inc.

     Red Kite Ventures Limited, prior to the proposed share exchange described below, owns 100% of the share capital of Leisure Travel Group Limited and has agreed to convert both loans aggregating (pound)1,355,000 ($2,102,000) into equity upon completion of this offering.

     Grand Hotel Group Limited has entered into negotiations to acquire from Queensborough Holdings Limited, a private limited company organized under the laws of England and Wales, the Burstin Hotel, located in

Folkestone, England in September 2000. The purchase price of approximately $17.1 million will be financed by a $12.4 million bank loan and a $4.7 million 7% note issued to Queensborough Holdings Limited. Kevin R. Leech currently beneficially owns 50% of the outstanding share capital of Queensborough Holdings Limited and is its Chairman of the Board. Upon completion of a $40.2 million mortgage refinancing for Grand Hotel Group Limited, which is proposed to be consummated after completion of this offering, the $4.7 million note to Queensborough Holdings Limited will be paid in full. This transaction will provide direct financial assistance to Mr. Leech in connection with the recent privatization of Queensborough Holdings Limited.

     In March 2000, the shareholders of Grand Hotel Group Limited agreed that as at the date of this prospectus they will transfer 100% of the outstanding share capital of Grand Hotel Group Limited to Leisure Travel Group Limited in exchange for the issuance of approximately 80% of the ordinary shares of Leisure Travel Group Limited. In addition, the shareholders of Leisure Travel Group Limited agreed that as at the date of this prospectus they will transfer to us 100% of the outstanding share capital of Leisure Travel Group Limited in exchange for the issuance of an aggregate of 4,640,000 shares of our common stock. More than 50% of the outstanding share capital of each of Grand Hotel Group Limited and Leisure Travel Group Limited was owned prior to both of these transfers by corporations controlled by Kevin R. Leech. In addition, Technology Finance Limited, a private limited company that is 50%-owned by Kevin R. Leech, has agreed to transfer to us 49% of the outstanding share capital of trrravel.com Limited in exchange for the issuance of an aggregate of 220,000 shares of our common stock. All of these transfers are conditioned upon, among other things:

     o the completion of this offering and application of a portion of the net proceeds (together with additional mortgage financing) to retire all approximately $16.1 million of indebtedness of Grand Hotel Group Limited owed to The Rank Group plc or its subsidiaries; and

     o the capitalization of approximately $2.1 million of loans made to Leisure Travel Group Limited by a corporate affiliate of Kevin R. Leech.

OTHER TRANSACTIONS

     We anticipate that Leisure Travel Group Limited will engage in significant advertising of its travel agency, tour operator and other services on WWW.TRRRAVEL.COM and will pay fees and commissions based on online bookings made and transactions closed through use of the Website. trrravel.com Limited is currently 51%-owned by ci4net.com, Inc., a publicly-traded Delaware corporation controlled by Kevin R. Leech, our Chairman of the Board and principal stockholder and 49%-owned by Technology Finance Limited, a British Virgin Islands company that is 50%-owned by Mr. Leech. Technology Finance Limited has agreed, upon completion of this offering, to contribute its entire 49% equity ownership in trrravel.com Limited to Leisure Travel Group Limited in exchange for 220,000 shares of our common stock. It is anticipated that ci4net.com will continue to be solely responsible for the development and maintenance of the Website. Although we believe that the fees and commissions we pay to advertise on WWW.TRRRAVEL.COM will be at rates no less favorable than are being charged to unaffiliated third parties, Mr. Leech's other corporate affiliates will directly benefit as we increase our advertising on the trrravel.com Limited Website. The common control of our company and the majority owner of trrravel.com Limited could lead to conflicts of interest in terms of the most effective means of marketing and advertising our services. In addition, as more people use the Internet to book their travel accommodations, the business of our travel agencies and tour operators could be adversely affected.

FACILITIES

     Our headquarters are located in a facility that is currently leased by Queensborough Holdings Limited, a private limited company organized under the laws of England and Wales. Kevin R. Leech, our Chairman of the Board and principal stockholder, beneficially owns 50% of the equity of Queensborough Holdings Limited. We do not currently pay any rent or fees to Queensborough Holdings Limited or any other party for the use of these facilities.


COMPANY POLICY

     Our Board of Directors has adopted a policy whereby any future transactions between ourselves and any of our subsidiaries, affiliates, officers, directors and principal stockholders, or any affiliates of the foregoing, will be on terms no less favorable to us than could reasonably be obtained in "arm's-length" transactions with independent third-parties, and any such transactions will also be approved by a majority of our disinterested non-management directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus:

     o each person who is known by us to be the owner of record or beneficial owner of more than 5% of our outstanding common stock;

     o    each of our directors and executive officers;

     o    all of our directors and executive officers as a group; and

     o the number of shares of common stock beneficially owned by each such person and such group and the percentage of the outstanding shares owned by each such person and such group.


     As used in the table below and elsewhere in this prospectus, the term "beneficial ownership" with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire that power(s) during the next 60 days following the date of this prospectus. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. Applicable percentage ownership is based on 5,060,000 shares of common stock outstanding as of the date of this prospectus and 8,060,000 shares immediately following the completion of this offering, assuming no exercise of the underwriters' over-allotment option. To the extent that any shares are issued upon the exercise of options, warrants or other rights to acquire our securities that are presently outstanding or granted in the future or reserved for future issuance under our 2000 Stock Option Plan, there will be further dilution to new public investors.

     Except as otherwise noted below, the address of each of the persons in the table is c/o Leisure Travel Group, Inc., 6 Leylands Park, Nobs Crook, Colden Common, Winchester SO21 1TH, England.

                                                                                  PERCENTAGE OF OUTSTANDING
                                                                                         COMMON STOCK
                                                            NUMBER OF SHARES          BENEFICIALLY OWNED
                                                             OF COMMON STOCK    --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
------------------------------------                       ------------------   ---------------   --------------
Kevin R. Leech ........................................     3,868,334(1)(10)          76.4%            48.0%
Cygnet Ventures Limited(2) ............................     3,145,000                 62.2%            39.0%
Red Kite Ventures Limited(3) ..........................       413,334                  8.2%             5.2%
Internet plc(3)(4) ....................................       373,333                  7.4%             4.6%
Philip Mason ..........................................       370,000(5)(10)           7.3%             4.6%
Aircruise Limited(3)(6) ...............................       263,333                  5.2%             3.3%
Raymond J. Peel .......................................       263,333(7)(10)           5.2%             3.3%
Technology Finance Limited(8) .........................       220,000                  4.3%             2.7%
Milner Laboratories Limited(9) ........................       200,000                  4.0%             2.5%
Stephen Last ..........................................        74,000(10)              1.5%               *
Rod Rodgers ...........................................        74,000(10)              1.5%               *
David Marriott ........................................        37,000(10)                *                *
Dan V. Angeloff .......................................             0(10)                *                *
All directors and executive officers
  as a group (7 persons) ..............................     4,686,667                 92.6%            58.1%


---------------

* indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1) Includes all of the shares of our common stock owned of record by Cygnet Ventures Limited, a Guernsey (Channel Islands) company wholly owned by Kevin R. Leech, Red Kite Ventures Limited, a Guernsey (Channel Islands) company wholly owned by Red Kite Trust, the beneficiaries of which are members of Mr. Leech's family, and Milner Laboratories Limited, a private limited company controlled by Mr. Leech. Also includes 110,000 shares of our common stock owned of record by Technology Finance Limited, a private British Virgin Islands company that is 50%-owned by Mr. Leech. Please see "Certain Relationships and Related Transactions" for a detailed discussion of certain business arrangements between Mr. Leech and/or companies controlled by Mr. Leech and our company.

(2) Cygnet Ventures Limited is a Guernsey (Channel Islands) company wholly owned by Kevin R. Leech, our Chairman of the Board and principal stockholder.

(3) Red Kite Ventures Limited is a Guernsey (Channel Islands) company that is 100% beneficially owned by Red Kite Trust, the beneficiaries of which are members of the family of Kevin R. Leech. Red Kite Ventures received 940,000 of our shares in the share exchange and transferred 263,333 of these shares to Aircruise Limited and 263,333 of these shares to Internet plc.

(4) Internet plc is a Seychelles company controlled by Lee Cole, a private investor and business associate of Kevin R. Leech.

(5) Represents 222,000 shares of our common stock owned of record by Mr. Mason and 148,000 shares of our common stock owned of record by Patricia Mason, Mr. Mason's spouse.

(6) Aircruise Limited is a private limited company organized under the laws of the Isle of Man and controlled by Raymond J. Peel, our Executive Vice President and Director.

(7) Represents all of the shares of our common stock owned of record by Aircruise Limited.

(8) Technology Finance Limited is a private British Virgin Islands company that is 50%-owned by Mr. Leech and 50%-owned by Internet plc.

(9) Milner Laboratories Limited is a private limited company controlled by Kevin R. Leech.

(10) Does not include shares of our common stock underlying options to be granted to the individual as of the date of this prospectus pursuant to our 2000 Stock Option Plan. As of the date of this prospectus, we will grant our executive officers and directors options to purchase an aggregate of 325,000 shares of our common stock. These options will vest in 50% annual increments, beginning on the first anniversary of the date of the closing of this offering.

                            DESCRIPTION OF SECURITIES

GENERAL

     We are authorized to issue up to 25,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. The following description of our capital stock is not complete and is qualified in its entirety by our Certificate of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission.

COMMON STOCK

     As of the date of this prospectus, there were 5,060,000 shares of common stock outstanding held of record by 10 stockholders, not including the shares issued in this offering. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available for that purpose and, upon the liquidation, dissolution, or winding up of our company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid, and nonassessable. In the event we were to elect to sell additional shares of common stock following this offering, investors in this offering would have no prior right to purchase additional shares. As a result, their percentage equity interest in our company would be diluted.

     The shares of common stock offered in this offering will be, when issued and paid for, fully paid and non-assessable. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. The Board of Directors is empowered to fill any vacancies on the board, except vacancies caused by an increase in the number of directors, which are filled by majority vote of the stockholders. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or by proxy.

PREFERRED STOCK

     As of the date of the offering, none of our preferred stock has been issued and our Board of Directors has no present intention of issuing any preferred stock in the near future.

     Preferred stock may be issued in one or more series and will have the rights, privileges, and limitations, including voting rights, conversion privileges, and redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the Board of Directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges, and limitations of such series of preferred stock shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that our Board of Directors alone, subject to federal securities laws and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of our company without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.


ANTI-TAKEOVER PROVISIONS

     Upon consummation of this offering, we will be subject to the provisions of
Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law provides, subject to a number of exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or an associate of an affiliate, who is an "interested stockholder" for a period of three years from the date that person became an interested stockholder unless:

     o the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder,

     o the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes this person an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and the shares held by certain employee stock ownership plans, or

     o on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's Board of Directors and by the holders of at least 66X\c% of the corporation's outstanding voting stock at an annual or special meeting, excluding the shares owned by the interested stockholder. Under Section 203 of the Delaware General Corporation Law, an "interested stockholder" is defined as any person who is either the owner of 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. A corporation may, at its option, exclude itself from coverage of
          Section 203 of the Delaware General Corporation Law by amending its certificate of incorporation or by-laws, by action of its stockholders, to exempt itself from coverage, provided that the amendment to the certificate of incorporation or by-laws does not become effective until 12 months after the date it is adopted.

REGULATION OF THE INTRODUCTION OF BUSINESS AT ANNUAL MEETINGS OF STOCKHOLDERS

     Our bylaws include provisions which regulate the submission by persons other than our Board of Directors of matters to a vote of stockholders. Generally, at an annual meeting of the stockholders, the only business conducted must be brought before the annual meeting either by or at the direction of our Board of Directors or by any person who is a stockholder of record at the time of giving of notice for such meeting, who shall be entitled to vote at such annual meeting and who complies with the notice procedures set forth in our bylaws. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to our Secretary. To be timely, a stockholder's notice must be delivered or mailed to, and received at, our principal executive offices not less than 60 days nor more than 90 days prior to the annual meeting, regardless of any postponement, deferrals, or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. A stockholder's notice to our Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following:

     o a brief description of the business desired to be brought before the annual meeting and the reasons for conducting this business at the annual meeting,

     o the name and address, as they appear on our books and records, of the stockholder proposing this business,

     o the class and number of our shares which are beneficially owned by the stockholder, and

     o any material interest of the stockholder in the business he wishes to bring before the annual meeting.

     Notwithstanding anything in our bylaws to the contrary, no business shall be conducted at the stockholder meeting, except in accordance with the procedures set forth in our bylaws. The chairman of the meeting, as determined in accordance with our bylaws, shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and, in accordance with the provisions of our bylaws, and if he should so determine, he shall so declare to the meeting and any business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, with respect to the above.

TRANSFER AGENT


     Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                         SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 8,060,000 shares of common stock outstanding. Of these shares, the 3,000,000 shares offered in this offering will be freely tradeable without further registration under the Securities Act of 1933, as amended. All of our officers and directors, current stockholders, and option holders under the Plan have agreed not to sell, or otherwise dispose of any of our securities for a period of between six and 12 months from the date of this offering without Roth Capital Partners' prior written consent. Roth Capital Partners is likely to grant such consent only in the event of a significant rise in the market price of our stock.

     All of the presently outstanding 5,060,000 shares of common stock are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, and, if held for at least one year, would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of a one-year period. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of our company as that term is defined under the Securities Act, of 1933, as amended, would be entitled to sell within any three month period a number of shares beneficially owned for at least one year that does not exceed the greater of:
(1) 1% of the then outstanding shares of common stock; or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to requirements as to the manner of sale, notice, and the availability of current public information about our company. However, a person who is not deemed to have been an affiliate of our company during the 90 days preceding a sale by such person and who has beneficially owned such shares of common stock for at least two years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.


     Prior to this offering, there has been no public market for our securities. Following this offering, we cannot predict the effect, if any, that sales of shares of common stock pursuant to Rule 144 or otherwise, or the availability of these shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current stockholders of a substantial number of shares of common stock in the public market could materially adversely affect prevailing market prices for our common stock. In addition, the availability for sale of a substantial number of shares of common stock acquired through the exercise of the representative's warrants or the outstanding options under the Plan could materially adversely affect prevailing market prices for the common stock. See "Risk Factors--Future sales of common stock by our existing stockholders could adversely affect our stock price."

     Up to 300,000 additional shares of common stock may be purchased by Roth Capital Partners during the period commencing on the first anniversary of the date of this prospectus and terminating on the fifth anniversary of the date of this prospectus through the exercise of the representative's warrants. Any and all securities purchased upon the exercise of the representative's warrants may be freely tradeable, provided that we satisfy the securities registration and qualification requirements in accordance with the terms of the representative's warrants. See "Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each of the underwriters, for which Roth Capital Partners Incorporated is acting as representative, has severally, and not jointly, agreed to purchase, the number of shares offered in this offering set forth opposite their respective names below.

                                                       NUMBER OF
        NAME                                            SHARES
        ----                                           ---------
        Roth Capital Partners Incorporated .........   3,000,000

                                                       ---------
                    Total ...........................  3,000,000
                                                       =========

     A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The underwriting agreement provides that the obligation of the underwriters to purchase the shares is subject to some conditions. The underwriters shall be obligated to purchase all of the shares (other than those covered by the underwriters' over-allotment option described below), if any are purchased.


     Roth Capital Partners Incorporated has advised us that the underwriters propose to offer the shares to the public at the public offering price on the cover page of this prospectus and that they may allow some dealers who are members of the NASD, and some foreign dealers, concessions not in excess of $ per share, of which amount a sum not in excess of $ per share may in turn be reallowed by such dealers to other dealers who are members of the NASD and to some foreign dealers. The underwriting discount was determined through arms'-length negotiations between us and Roth Capital Partners Incorporated and is intended to be __% of the initial public offering price. After the commencement of this offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by Roth Capital Partners Incorporated.


     We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act of 1933, as amended, or will contribute to payments the underwriters may be required to make in this respect thereof.

     We have agreed to pay to Roth Capital Partners Incorporated an expense allowance on a non-accountable basis, equal to % of the gross proceeds derived from the sale of 3,000,000 shares offered in this offering, or (3,450,000 shares if the underwriter's over-allotment option is exercised in full). We paid an advance on this allowance in the amount of $________.


     We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase at the public offering price per share, less the underwriting discount, up to an aggregate of 450,000 shares of common stock. The underwriters may exercise this right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of shares. Purchases of shares of common stock upon exercise of the over-allotment option will result in the realization of additional compensation by the underwriters.

     Roth Capital Partners Incorporated does not currently intend to conduct an electronic distribution of the shares acquired in this offering. Furthermore, neither we nor Roth Capital Partners Incorporated has any arrangements with any third party to host or make available this prospectus on the Internet.


     The following table provides information regarding the amount of the discount to be paid by us to the underwriters:

                           TOTAL WITHOUT                 TOTAL WITH
     DISCOUNT            EXERCISE OF OVER-            EXERCISE OF OVER-
     PER SHARE           ALLOTMENT OPTION             ALLOTMENT OPTION
     ---------           ----------------             ----------------
         $                       $                            $

     The following table sets forth the amount and nature of other forms of compensation to be paid by us to Roth Capital Partners Incorporated in connection with the offering:


         TYPE OF
      COMPENSATION                                   TERM                               TOTAL AMOUNT
      ------------                                   ----                               ------------

Non-Accountable Expense                    % of the gross proceeds             $  ($  if the underwriters'
Allowance                                of the offering                       over-allotment option is
                                                                               exercised in full)

Representative's Warrant (1)             Warrant to purchase up to             Dependent upon the market
                                         300,000 shares at an exercise         price of common stock at the
                                         price per share of 120% of            time of exercise
                                         the public offering price
Two Year Consulting                      _____                                 $     payable upon
Agreement (2)                                                                  consummation of this offering


----------

(1)  Representative's Warrant is issued to Roth Capital Partners Incorporated.

(2) Two year consulting agreement is between ourselves and Roth Capital Partners Incorporated.


     We have also agreed to pay some expenses of Roth Capital Partners Incorporated in connection with this offering, including expenses in connection with qualifying the shares offered in this offering for sale under the laws of such states as Roth Capital Partners Incorporated may designate, the placement of tombstone advertisements and preparing bound volumes of the public offering documents. We estimate that the total expenses of the offering, excluding the
underwriting discount, will be approximately $    .

     In connection with this offering, we have agreed to sell to Roth Capital Partners Incorporated for nominal consideration, the representative's warrant to purchase up to 300,000 shares of common stock. The representative's warrant is exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price per share equal to $ (120% of the public offering price). The representative's warrant may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to members of the selling group. The representative's warrant grants to Roth Capital Partners Incorporated, with respect to the registration under the Securities Act of 1933, as amended, of the securities directly and indirectly issuable upon exercise of the representative's warrant, one demand registration right during the exercise period, as well as piggyback registration rights at any time. The representative's warrant contains anti-dilution provisions providing for adjustment of the exercise price and number of shares issuable on exercise of the representative's warrant, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holder of the representative's warrant has no voting, dividend, or other rights as a stockholder with respect to shares of common stock underlying the representative's warrant, unless the representative's warrant shall have been exercised.

     In connection with this offering, we have granted Roth Capital Partners Incorporated the right, for the three-year period commencing on the closing date of this offering, to appoint an observer to attend all meetings of our Board of Directors. This designee has the right to notice of all meetings of the Board of Directors and to receive reimbursement for all out-of-pocket expenses incurred to attend these meetings. In addition, the designee will be entitled to indemnification to the same extent as our directors.

     Roth Capital Partners Incorporated has advised us that the underwriters do not intend to confirm sales of the shares offered in this offering to any account over which they exercise discretionary authority.

     We, and each of our officers, directors, and shareholders, have agreed not to offer, assign, issue, sell, hypothecate, or otherwise dispose of any shares of our common stock, securities convertible into, or exercisable or exchangeable for, shares of our common stock, or shares of our common stock received upon conversion, exercise, or exchange of these securities, to the public without the prior written consent of Roth Capital Partners Incorporated for a period of between six and 12 months after the date of this prospectus.

     Roth Capital Partners Incorporated has informed us that it does not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.


     The underwriters have reserved for sale up to 300,000 shares, or 10% of our common stock offered by this prospectus, for our officers, directors, employees and certain of our business associates. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with those rules:

     o STABILIZING TRANSACTIONS. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     o OVER-ALLOTMENTS AND SYNDICATE COVERAGE TRANSACTIONS. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, Roth Capital Partners Incorporated may engage in syndicate covering transactions by purchasing shares in the open market. Roth Capital Partners Incorporated may also elect to reduce any short position by exercising all or part of the over-allotment option.

     o PENALTY BIDS. If Roth Capital Partners Incorporated purchases shares in the open market in a stabilizing transaction or syndicate coverage transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     Neither we nor the underwriters make any representations or predictions as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

     We and the underwriters expect that the shares will be ready for delivery on the fourth business day following the date of this prospectus. Under Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T+3"), unless the parties to the trade agree to a different settlement cycle. As noted above, the shares will settle in T+3. Therefore, purchasers who wish to trade on the date of this prospectus or during the next three succeeding business days must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next 3 succeeding business days should consult their own advisors.

                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP (New York, New York). Certain matters will be passed upon for the underwriters by Pollet & Richardson, a California corporation (Los Angeles, California).

                                     EXPERTS


     Ernst & Young, independent auditors, have audited the financial statements of Leisure Travel Group, Inc. at February 23, 2000, as set forth in their report. We have included our financial statements in the prospectus and in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

     Ernst & Young, independent auditors, have audited the combined financial statements of Leisure Travel Group (Combined), at October 31, 1999, and for the period from July 1, 1999 (commencement of operations) to October 31, 1999, as set forth in their report. We have included these combined financial statements in the prospectus in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

     Ernst & Young, independent auditors, have audited the financial statements of Grand Hotel Group (Predecessor) at December 31, 1998 and for the two years in the period then ended, and the six months ended June 30, 1999, as set forth in their report. We have included these financial statements in the prospectus in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

     Ernst & Young, independent auditors, have audited the financial statements of the Burstin Hotel at January 31, 1999 and 2000 and for each of the two years in the period ended January 31, 2000, as set forth in their report. We have included these financial statements in the prospectus in reliance on Ernst & Young's report given on their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including the exhibits, schedules and amendments to this registration statement, under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding our company, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     You may read and copy all or any portion of the registration statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Website (http://www.sec.gov).

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                          INDEX TO FINANCIAL STATEMENTS



                                                                            PAGE
                                                                            ----
LEISURE TRAVEL GROUP, INC.

Report of Independent Auditors ..........................................    F-2

Balance Sheets at February 23, 2000 and April 30, 2000
  (unaudited) ...........................................................    F-3

Notes to the Financial Statements .......................................    F-4


LEISURE TRAVEL GROUP (COMBINED)

Report of Independent Auditors ..........................................    F-6

Combined Balance Sheets at October 31, 1999 and
  April 30, 2000 (unaudited) ............................................    F-7

Combined Statements of Operations for the period from
  July 1, 1999 (commencement of operations) to
  October 31, 1999 and the six months ended
  April 30, 2000 (unaudited) ............................................    F-8

Combined Statement of Invested Capital for the period
  from July 1, 1999 (commencement of operations) to
  October 31, 1999 and the six months ended
  April 30, 2000 (unaudited) ............................................    F-9

Combined Statements of Cash Flows for the period from
  July 1, 1999 (commencement of operations) to
  October 31, 1999 and the six months ended
  April 30, 2000 (unaudited) ............................................   F-10

Notes to the Combined Financial Statements ..............................   F-11


GRAND HOTEL GROUP (PREDECESSOR)

Report of Independent Auditors ..........................................   F-19

Combined Balance Sheet at December 31, 1998 .............................   F-20

Combined Statements of Operations for the years ended
  December 31, 1997 and 1998, the six months ended
  April 30, 1999 (unaudited) and the six months ended
  June 30, 1999 .........................................................   F-21

Combined Statement of Divisional Equity for the years
  ended December 31, 1997 and 1998 and the six months
  ended June 30, 1999 ...................................................   F-22

Combined Statements of Cash Flows for the years ended
  December 31, 1997 and 1998, the six months ended
  April 30, 1999 (unaudited) and the six months ended
  June 30, 1999 .........................................................   F-23

Notes to the Combined Financial Statements ..............................   F-24


THE BURSTIN HOTEL

Report of Independent Auditors ..........................................   F-30

Balance Sheets at January 31, 1999 and 2000 and
  April 30, 2000 (unaudited) ............................................   F-31

Statements of Operations for the years ended
  January 31, 1999 and 2000 and the three months ended
  April 30, 1999 and 2000 (unaudited) ...................................   F-32

Statement of Divisional Equity for the years ended
  January 31, 1999 and 2000 and the three months ended
  April 30, 2000 (unaudited) ............................................   F-33

Statements of Cash Flows for the years ended
  January 31, 1999 and 2000 and the three months ended
  April 30, 1999 and 2000 (unaudited) ...................................   F-34

Notes to the Financial Statements .......................................   F-35

                         REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
LEISURE TRAVEL GROUP, INC.


     We have audited the accompanying balance sheet of Leisure Travel Group, Inc. at February 23, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.


     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leisure Travel Group Inc. at February 23, 2000, in conformity with United States generally accepted accounting principles.


                                                                   ERNST & YOUNG

Reading, England
March 8, 2000


                           LEISURE TRAVEL GROUP, INC.
                                  BALANCE SHEET

                 (US DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                                           FEBRUARY 23,     APRIL 30,
                                                                               2000           2000
                                                                           ------------     ---------
                                                                                           (UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents ................................................      $  --         $  --
Prepaid expenses and other current assets ................................         --           285
                                                                                -----         -----
    Total Current Assets .................................................         --           285
                                                                                -----         -----
                                                                                $  --         $ 285
                                                                                =====         =====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable .........................................................      $  --         $  --
Accrued expenses and other liabilities ...................................         --           285
                                                                                -----         -----
    Total Current Liabilities ............................................         --           285
                                                                                -----         -----
STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
  none outstanding at February 23, 2000 and April 30, 2000 ...............         --            --
Common stock, $0.001 par value, 25,000,000 shares authorized;
  none outstanding at February 23, 2000 and April 30, 2000 ...............         --            --
                                                                                -----         -----
    Total Stockholders' Equity ...........................................         --            --
                                                                                -----         -----
                                                                                $  --           285
                                                                                =====         =====




               See accompanying Notes to the Financial Statements

                           LEISURE TRAVEL GROUP, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS


     Leisure Travel Group, Inc. was incorporated in Delaware in February 2000. Leisure Travel Group, Inc. has not yet begun trading nor has Leisure Travel Group, Inc. been capitalized. Upon the pricing of an initial public offering, Leisure Travel Group Limited will acquire 100% of the share capital of Grand Hotel Group Limited, a private limited company organized under the laws of England and Wales and 49% of the outstanding share capital of trrravel.com Limited and Leisure Travel Group, Inc. will acquire 100% of the outstanding share capital of Leisure Travel Group Limited, a private limited company organized under the laws of England and Wales, in exchange for the issuance of an aggregate of 4,640,000 shares of Leisure Travel Group, Inc.'s common stock. Kevin R. Leech, the Chairman of the Board of Leisure Travel Group, Inc., is the majority stockholder of both Leisure Travel Group Limited and Grand Hotel Group Limited. Leisure Travel Group Limited is 100% beneficially owned by Red Kite Trust, the beneficiaries of which are family members of Kevin R. Leech. Grand Hotel Group Limited is 85% owned by Cygnet Ventures Limited, a corporation wholly owned by Kevin R. Leech.

     The Company has incurred $285,000 of expenses related to their proposed initial public offering. All such expenses have been paid by Leisure Travel Group Limited on behalf of Leisure Travel Group, Inc. The Company has recorded these prepaid offering costs as an asset in prepaid and other current assets and a related liability for amounts due to Leisure Travel Group Limited in accrued liabilities. The prepaid expenses will be netted against the proceeds from the offering upon completion.

     The balance sheet as of April 30, 2000 has been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation have been made.


2.   STOCKHOLDERS' EQUITY

     GENERAL


     Leisure Travel Group, Inc. is authorized to issue up to 25,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.



     COMMON STOCK

     Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends, when, as, and if declared by the Board of Directors out of funds legally available for that purpose and, upon the liquidation, dissolution, or winding up of Leisure Travel Group, Inc., are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid, and nonassessable.

                           LEISURE TRAVEL GROUP, INC.

2.   STOCKHOLDERS' EQUITY--(CONTINUED)

     2000 STOCK OPTION PLAN

     On February 23, 2000, the Board of Directors and a majority of our stockholders adopted our 2000 Stock Option Plan. We have reserved an aggregate of 1,000,000 shares of common stock for issuance pursuant to options granted under the Plan.


     The term of each option and the manner in which it may be exercised is determined by the Board of Directors or a committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plan will not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of non-qualified options shall be determined by the Board of Directors or a committee.

     Unless the plan shall be earlier suspended or terminated by the Board of Directors, the Plan shall terminate on approximately 10 years from the date of its adoption. Any such termination of the Plan shall not affect the validity of any options previously granted thereunder.

     The exercise price of incentive stock options granted under the Plan must be at least 100% of the fair market value of the common stock on the grant date except that the exercise price of incentive stock options granted to a 10% stockholder must be at least 110% of such fair market value on the date of grant.

                         REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
LEISURE TRAVEL GROUP LIMITED AND GRAND HOTEL GROUP LIMITED

     We have audited the accompanying combined balance sheet of Leisure Travel Group (Combined) at October 31, 1999 and the related combined statements of operations, invested capital and cash flows for the period from July 1, 1999 (commencement of operations) to October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Leisure Travel Group (Combined) at October 31, 1999 and its combined results of operations and its combined cash flows for the period from July 1, 1999 (commencement of operations) to October 31, 1999, in conformity with United States generally accepted accounting principles.


                                               ERNST & YOUNG




Reading, England
March 8, 2000

                         LEISURE TRAVEL GROUP (COMBINED)

                             COMBINED BALANCE SHEETS

                            (US dollars in thousands)


                                                         October 31,  April 30,
                                                             1999       2000
                                                         ----------- -----------
                                                                     (Unaudited)
ASSETS

Current Assets
Cash and cash equivalents ..............................    $ 5,599     $ 3,216
Accounts receivable ....................................      1,497         473
Related party notes receivable .........................      1,289         194
Travel deposits ........................................      1,078       1,798
Inventories ............................................        503         461
Prepaid expenses and other current assets ..............        959       1,643
                                                             ------       -----
    Total current assets ...............................     10,925       7,785

Equipment and fixtures:
  Freehold land and buildings ..........................     23,001      22,183
  Leasehold land and buildings .........................      8,484       8,318
  Fixtures and equipment ...............................      3,430       4,489
                                                             ------       -----
                                                             34,915      34,990
  Less accumulated depreciation ........................        988       1,492
                                                             ------       -----
                                                             33,927      33,498
Goodwill, net of accumulated amoritization
  of $37 and $91 at October 31, 1999
  and April 30, 2000, respectively .....................      1,067       1,431
Debt issuance cost .....................................        416         359
                                                             ------       -----
                                                            $46,335     $43,073
                                                            =======     =======
LIABILITIES AND INVESTED CAPITAL
Current Liabilities
Short term borrowings ..................................    $ 1,660     $ 2,102
Accounts payable .......................................      1,360       1,406
Accrued expenses and other liabilities .................      1,230         905
Guest deposits .........................................      5,314       4,203
Taxes and social security payable ......................      1,810       1,415
Deferred income taxes ..................................         82          11
Capital lease obligations - current portion ............        230         290
                                                             ------       -----
    Total current liabilities ..........................     11,686      10,332
Long term debt .........................................     33,040      31,808
Capital lease obligations - noncurrent portion .........        396         343
Redeemable convertible preferred stock,
 (pound)1 par value, 100 shares
  issued and outstanding at October 31, 1999
  and April 30, 2000 ...................................       --          --
Invested Capital .......................................      1,213         590
                                                             ------       -----
                                                            $46,335     $43,073
                                                            =======     =======





           See accompanying Notes to the Combined Financial Statements

                         LEISURE TRAVEL GROUP (COMBINED)

                        COMBINED STATEMENTS OF OPERATIONS

         (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                        PERIOD FROM     SIX
                                                       JULY 1, 1999    MONTHS
                                                            TO          ENDED
                                                        OCTOBER 31,    APRIL 30,
                                                           1999         2000
                                                        --------     -----------
                                                                     (UNAUDITED)

Revenues:
  Rooms ..........................................      $  7,676       $  9,364
  Retail .........................................         1,930          2,460
  Travel .........................................         6,811          7,081
  Other ..........................................           844            925
                                                        --------       --------
      Total revenues .............................        17,261         19,830

Operating costs and expenses:
  Direct cost of revenues:
    Rooms ........................................         3,531          5,170
    Retail .......................................         1,123          1,468
    Travel .......................................         5,928          6,061
    Other ........................................           480            549
                                                        --------       --------
                                                          11,062         13,248
  Staff costs ....................................         1,562          2,137
  Sales and marketing ............................           712          1,312
  General and administrative .....................         1,554          2,442
  Depreciation and amoritization .................           205            612
                                                        --------       --------
      Total operating cost and expenses ..........        15,095         19,751
                                                        --------       --------
Operating profit .................................         2,166             79
Interest expense .................................          (494)          (745)
Interest income and other ........................            61            100
                                                        --------       --------
    Income before income taxes ...................         1,733           (566)
Income taxes .....................................           520           --
                                                        --------       --------
Net income/(loss) ................................      $  1,213       $   (566)
                                                        ========       ========





           See accompanying Notes to the Combined Financial Statements

                         LEISURE TRAVEL GROUP (COMBINED)

                     COMBINED STATEMENTS OF INVESTED CAPITAL

                            (US DOLLARS IN THOUSANDS)

                                                                      INVESTED
                                                                       CAPITAL
                                                                      ---------

Net income for the period from July 1, 1999
 (commencement of operations) to October 31, 1999 ............        $ 1,213
                                                                      -------
Balance at October 31, 1999 ..................................          1,213

Net loss (unaudited) .........................................          (566)

Currency translation adjustment (unaudited) ..................           (57)
                                                                      -------

Comprehensive loss (unaudited) ...............................          (623)
                                                                      -------

Balance at April 30, 2000 (unaudited) ........................        $  590
                                                                      ======



           See accompanying Notes to the Combined Financial Statements

                         LEISURE TRAVEL GROUP (COMBINED)


                        COMBINED STATEMENTS OF CASH FLOWS
                            (US DOLLARS IN THOUSANDS)


                                                          PERIOD FROM    SIX
                                                          JULY 1, 1999  MONTHS
                                                                TO       ENDED
                                                          OCTOBER 31,  APRIL 30,
                                                              1999       2000
                                                          -----------  --------
                                                                     (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) ......................................   $  1,213    $   (566)
Adjustments to reconcile net income
  to net cash provided by operating activities:
    Depreciation .......................................        168         558
    Amortization .......................................         37          54
    Amoritization of debt issuance costs ...............       --            42
    Changes in operating assets and liabilities:
      Accounts receivable ..............................     (1,485)      1,038
      Receivable from related parties ..................     (1,289)      1,095
      Travel deposits ..................................        552        (720)
      Inventory ........................................       (503)         42
      Prepaid expenses and other current assets ........       (855)       (642)
      Guest deposits ...................................      1,546      (1,390)
      Accounts payable .................................      1,316         (15)
      Accrued expenses and other liabilities ...........      1,200        (339)
      Deferred income taxes ............................         82         (71)
      Taxes and social security payable ................      1,679        (400)
                                                           --------    --------
Net cash provided by (used in) operating activities ....      3,661      (1,314)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment and fixtures ....................    (16,156)     (1,211)
Purchase of subsidiary .................................      2,314        (203)
                                                           --------    --------
Net cash used in investing activities ..................    (13,842)     (1,414)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt ......................................       (420)       --
Proceeds from issuance of debt .........................     16,698         504
Payment of capital lease obligation ....................        (82)       (159)
Payment of debt issuance cost ..........................       (416)       --
                                                           --------    --------
Net cash provided by financing activities ..............     15,780         345
                                                           --------    --------
Net increase (decrease) in cash and cash equivalents ...      5,599      (2,383)
Cash and cash equivalents at the beginning of
 the period ............................................       --         5,599
                                                           --------    --------
Cash and cash equivalents at the end of the period .....   $  5,599    $  3,216
                                                           ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest ...............   $     60    $     15
                                                           ========    ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Equipment acquired under capital leases ................   $    677    $   --
                                                           ========    ========

Purchase of subsidiary in exchange for note payable ....   $ 16,762    $   --
                                                           ========    ========


          See accompanying Notes to the Combined Financial Statements

                         LEISURE TRAVEL GROUP (COMBINED)
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     BASIS OF PRESENTATION

     These financial statements comprise a combination of the financial statements of Leisure Travel Group Limited and Grand Hotel Group Limited which are entities under common control and which, together, are hereinafter referred to as "Leisure Travel Group (Combined)" or the "Group." Leisure Travel Group Limited was formed in May 1999 but did not begin commercial operations until July 1, 1999 when it acquired Miss Ellie's World Travel Limited. Grand Hotel Group Limited was formed in October 1998 but did not commence commercial operations until it acquired the five holiday resort hotels ("Grand Hotel Group (Predecessor)") on June 30, 1999 as discussed below. The financial statements of Leisure Travel Group (Combined) include the results of Miss Ellie's World Travel Limited from July 5, 1999 and the financial statements of Grand Hotel Group Limited include the results of the hotels comprising Grand Hotel Group (predecessor) from July 1, 1999.

     The combined financial statements as of April 30, 2000 and for the six-months ended April 30, 2000 have been prepared by the Company without audit on a basis consistent with the financial statements for the period from July 1, 1999 to October 31, 1999. All significant intercompany accounts and transactions have been eliminated. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation have been made.


     DESCRIPTION OF BUSINESS


     In July 1999, Leisure Travel Group Limited acquired all of the issued and outstanding share capital of Miss Ellie's World Travel Limited. The acquisition was accounted for using the purchase method of accounting. In exchange for such capital, Leisure Travel Group Limited paid an aggregate of $1,598,000 to the former stockholders of Miss Ellie's World Travel Limited. Leisure Travel Group Limited funded the acquisition through a loan from Red Kite Ventures Limited, an investment company beneficially owned by Red Kite Trust, the beneficiaries of which are family members of Kevin R. Leech at a 7% rate of interest per annum. The acquisition resulted in the recording of $1,109,000 of goodwill, which will be amortized on a straight line basis over its estimated useful life of 10 years. The terms of the acquisition provided for certain earnout provisions whereby additional cash was to be paid to the former stockholders of Miss Ellie's World Travel Limited equal to the pre-tax income of Miss Ellie's World Travel Limited earned for the 12 month period from April 1999 through March 2000. Leisure Travel Group Limited has not yet determined the payment to be required for the earn-out; therefore no amount has been accrued.

     Effective June 30, 1999, Grand Hotel Group Limited purchased from a subsidiary of The Rank Group plc the operations of the five hotels, including the properties, concessions, customer lists and records. Substantially all of the assets acquired were in the business combination which included the hotels, land, fixtures and equipment, inventory, prepayments and cash. The Company did not allocate any of the purchase price to the customer lists and records obtained from The Rank Group plc. In order for the customer list to provide value, Grand Hotel Group Limited was required to utilize internal resources in order to modify and clean up the database to tailor the list towards the Grand Hotel Group Limited marketing strategy. Grand Hotel Group Limited is 85% owned by Cygnet Ventures Limited, a Guernsey corporation wholly owned by Kevin R. Leech and 15% owned by certain other members of the Company's management team. The acquisition was accounted for using the purchase method of accounting and no goodwill arose.

                         LEISURE TRAVEL GROUP (COMBINED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS-(CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

     In consideration for the purchase of such assets, Grand Hotel Group Limited paid The Rank Group plc $30.7 million, of which $13.9 million was paid in cash and the balance of $16.8 million was paid by Grand Hotel Group Limited's issuance of a non-interest-bearing promissory note due in 2002. The note is secured by an irrevocable letter of credit issued by Citibank, N.A. in favor of Butlins Limited, a subsidiary of The Rank Group plc. The issuance of the letter of credit was obtained through the personal guaranty of Kevin R. Leech. Grand Hotel Group Limited financed its cash payment of the purchase price through loans obtained from Arab Bank plc and Irish Nationwide Building Society secured by charges granted by Grand Hotel Group Limited, including mortgages on the purchased hotels.

     In February 2000, Leisure Travel Group Limited acquired all of the issued and outstanding share capital of Ilios Travel Limited, a private company organized under the laws of England and Wales. In exchange for such capital, Leisure Travel Group Limited paid an aggregate of $526,000 to the former stockholders of Ilios Travel Limited. Leisure Travel Group Limited funded this acquisition through a loan from Red Kite Ventures Limited which bears interest at a rate of 7% per annum. The acquisition was accounted for using the purchase method of accounting. and resulted in goodwill of $467,000, which is being amortized on a straight-line basis over its estimated useful life of ten years. The results of Ilios Travel Limited are included in the combined statement of operations from February 11, 2000, the date of acquisition by Leisure Travel Group Limited.

     In connection with the purchase of the five hotels, 100 preferred shares, (pound)1 par value were issued by Grand Hotel Group Limited to The Rank Group plc. The preferred shareholders are entitled to a divided of (pound)500 per share should certain earn-out targets be met. Upon liquidation, the preferred shareholders will receive (pound)1 per share prior to repayment to the ordinary shareholders. The preferred shares carry no conversion provisions, voting rights or any other rights. As the earn-out targets are not expected to be met, the preferred shares have been valued at their liquidation value of (pound)1 per preferred share.

     Unaudited pro forma results relating to the acquisition of the five hotels comprising Grand Hotel Group Limited and Miss Ellie's World Travel Limited in July 1999, Ilios Travel Limited in February 2000 and the Burstin Hotel in August 2000 are shown in the table below. Pro forma net sales, income before extraordinary items and net income/(loss) are presented as if each of the acquisitions had occurred prior to July 1, 1999.

                                                Period from         Six months
                                                July 1, 1999           ended
                                               to October 31,         April 30,
                                                    1999                2000
                                               --------------       -----------
                                                    (U.S. dollars in thousands)
Net sales .....................................    $ 18,642          $ 19,835
Income before extraordinary items .............    $  1,333          $   (698)
Net income (loss) .............................    $  1,333          $   (698)



     EQUIPMENT AND FIXTURES

     Property and equipment are stated at cost. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

                         LEISURE TRAVEL GROUP (COMBINED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS-(CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

     Depreciation is provided on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are as follows:

       Freehold land and buildings        50 years
       Leasehold land and buildings       Over shorter of the useful life or
                                          the lease term
       Fixtures and equipment             3-20 years

     Equipment financed under a capital lease and accumulated amortization related to the leased assets were $677,000 and $3,000, respectively. There were no capital leases at December 31, 1998. Amortization related to capital leases is included in depreciation expense.

     INCOME TAXES

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to carry forward losses and differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recorded at their likely realizable amount.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     GOODWILL


     Goodwill and other intangible assets are amortized on a systematic basis over the estimated useful lives of such assets, generally ten years for goodwill. Goodwill has been calculated as the excess of the purchase consideration paid over the fair value of the net assets acquired. The carrying amount of goodwill is reviewed on a regular basis for indicators of impairment. Should indicators of impairment exist, such impairment will be reviewed through the examination of undiscounted cash flows.

     LONG-LIVED ASSETS

     In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed," long-lived assets to be held and used by the Company are reviewed to determine whether an event or change in circumstances indicates that the carrying amount of the assets may not be recoverable. The Company deems the carrying value of an asset to be impaired when the undiscounted cash flows are less than the carrying value of the assets. If the Company deems the carrying value of the asset to be impaired, the amounts are reduced to their fair value by a charge to income. The fair value of an asset is calculated as a current and anticipated discounted cash flow from related operations over its remaining useful life.

                         LEISURE TRAVEL GROUP (COMBINED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS-(CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for the Leisure Travel Group (Combined) financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and long-term debt approximate fair values. The fair value of debt was estimated using discounted cash flow analysis based on estimated interest rates for similar types of borrowing arrangements. Other debt has a floating interest rate which approximates the market value.


     However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts which could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amount.

     CASH AND CASH EQUIVALENTS


     Leisure Travel Group (Combined) considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such amounts are stated at cost which approximates market value.

     As of October 31, 1999 and April 30, 2000, the cash equivalents of Leisure Travel Group (Combined) consisted of $1,773,000 and $794,000, respectively, of overnight treasury deposits, $1,620,000 and none, respectively, of monthly treasury deposits and $806,000 and none, respectively, of money market funds. There were no unrealized gains or unrealized losses as of October 31, 1999 and April 30, 2000.


     CONCENTRATION OF CREDIT RISK


     Leisure Travel Group Limited generally does not require collateral on accounts receivable. When required, Leisure Travel Group Limited maintains allowances for credit losses and such losses have been within management's expectations. There was no allowance for doubtful accounts for any periods presented.


     There were no significant customers for any of the periods presented.


     REVENUE RECOGNITION AND RELATED COSTS

     Net revenues from providing hotel accommodations are recognized when guests check out after their designated vacation stay and make payment. Revenues from retail and other services are recognized at the point of sale once cash is received, net of allowances for returns, where appropriate.

     Net revenues from providing travel services include commissions and mark-ups on travel products and services, specifically tour packages, airline flights, accommodation bookings and travel insurance premiums. Revenue for these services is recognized upon commencement of travel, as the Company has completely provided the service to the customer at this time and cash has been collected. Any further performance obligations are the responsibility of the individual tour operator. Revenue is also recognized from volume bonuses and cancellation fees. Revenue for volume bonuses is recognized when all conditions to the bonuses have been met. Revenues for cancellation fees are recognized at the time of cancellation as the customer has no rights to re-use the cancellation fee for future holidays.

     Refunds, rebates, discounts and free services are deducted from net revenues at the time the related revenue is recognized.

                         LEISURE TRAVEL GROUP (COMBINED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS-(CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

     The Company makes payments on deposit with tour operators and airline operators for holidays to be taken by their customers. Such cash payments are recorded as travel deposits in the balance sheet and are recognized as cost of revenues at the time the related revenue is recognized. In most instances, the Company receives cash from customers for travel services prior to the commencement of travel. Such cash receipts are recorded as guest deposits in the balance sheet and are recognized as revenue in accordance with the Company's revenue recognition policies.


     ADVERTISING COSTS


     Costs related to advertising are expensed as incurred. Advertising expense was $362,000 and $880,000 for the four month period ended October 31, 1999 and the six months ended April 30, 2000, respectively.

     INVENTORY

     Stocks are stated at the lower of cost, which is calculated on a first in first out basis or net realizable value.

     PENSION PLAN

     The Group operates a defined contribution pension plan for employees from The Rank Group plc who were part of The Rank Group plc pension scheme. The pension costs relating to the Plan represent the contributions payable by Leisure Travel Group's (Combined) subsidiaries to the employees' private pension plan. The contributions are expensed when they are contributed to the plan in accordance with the rules of the plan. The Company contributes up to 8% of the employee's eligible compensation. Amounts charged to expense relating to the plan for the period ended October 31, 1999 and the six months endedApril 30, 2000 were $54,000 and $103,000, respectively.

     Leisure Travel Group's (Combined) subsidiary also contributed to four private pensions for directors and senior employees totaling $6,000 and none for the period ended October 31, 1999 and the six months ended April 30, 2000.

     COMPREHENSIVE INCOME

     SFAS 130 "Reporting Comprehensive Income" requires an enterprise to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     Under SFAS 130, foreign currency translation adjustments are included in other comprehensive income. As of October 31, 1999 and April 30, 2000, the balance of accumulated other comprehensive income of none and $57,000, respectively, was comprised entirely of accumulated foreign currency translation adjustments. Such balances are included within invested capital. Cumulative translation adjustments are not tax affected.


     Foreign currency translation


     The functional currency of Leisure Travel Group (Combined) is the pound sterling. On combination, these financial statements are translated into US dollars, in accordance with SFAS No. 52 "Foreign Currency Translation," the reporting currency of Leisure Travel Group (Combined) using period-end rates for the balance sheets and average rates for the period for the statements of operations and cash flows. Translation gains and losses arising on translation are recorded in invested capital as other comprehensive income.

                         LEISURE TRAVEL GROUP (COMBINED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS-(CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     There have been no transaction gains or losses in the periods presented.


     Leisure Travel Group Combined has not entered into any hedging transactions or derivatives in the periods presented.


     NEW ACCOUNTING PRONOUNCEMENTS


     The Financial Accounting Standards Board has issued SFAS 133, which has not yet been adopted by Leisure Travel Group (Combined). SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for fiscal years beginning after June 15, 2000. This standard requires all derivatives to be recognized as either assets or liabilities on the balance sheet at their fair values. It also prescribes the accounting to be followed for the changes in the fair values of derivatives depending upon their intended use and resulting designation. It supersedes or amends the existing standards which deal with hedge accounting and derivatives. Leisure Travel Group (Combined) does not expect the effect that adopting this standard will have a material impact on the U.S. GAAP amounts reported in its financial statements.

     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Adoption of SAB No. 101 has been delayed until the 4th quarter of 2000 by the SEC. SAB No. 101 outlines the basic criteria that must be met in order to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Although we have not fully assessed the impact of adopting SAB No. 101 on our financial position and results of operations in 2001 and thereafter, we do not expect the effect, if any, to be material.


2.   INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.


     Leisure Travel Group Limited's deferred tax liabilities are as follows (US dollars in thousands):


                                                                    October 31,
                                                                       1999
                                                                    -----------
Deferred tax liabilities:
     Tax depreciation in excess of book depreciation                    $82
                                                                        ===

     A reconciliation of the income tax provision at the statutory rate to the income tax provision at the effective tax rate is as follows (US dollars in thousands):


                                                                 Period from
                                                               July 1, 1999 to
                                                              October 31, 1999
                                                              ----------------

Income taxes computed at the UK statutory rate ................     $426
on-qualifying depreciation expense ............................       40
Qualifying depreciation expense, net of capital ...............       54
                                                                    ----
          Total ...............................................     $520
                                                                    ====

                         LEISURE TRAVEL GROUP (COMBINED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS-(CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)


3.   LONG-TERM DEBT


     In consideration for the purchase of Miss Ellie's World Travel Limited, the Company paid an aggregate of $1,667,000 to the former stockholders of Miss Ellie's World Travel Limited. Leisure Travel Group Limited funded the acquisition through a loan from Red Kite Ventures Limited, an investment company beneficially owned by Red Kite Trust, the beneficiaries of which are members of the family of Kevin R. Leech. Upon the effectiveness of the offering, the loan will be exchanged for a number of the Company's common shares equal to the outstanding loan balance divided by the Company's initial public offering price.

     In consideration for the purchase of the assets of The Rank Group plc, as discussed in Note 1, Grand Hotel Group Limited issued 100 redeemable preferred shares to The Rank Group plc and discharged a liability of The Rank Group plc to Butlin's Limited, a subsidiary of The Rank Group plc, in the amount of approximately $30.7 million, of which approximately $13.9 million was paid in cash and the balance of approximately $16.8 million was settled by Grand Hotel Group Limited's issuance to Butlin's Limited of a non-interest-bearing promissory note due 2002. The promissory note contains no financial covenants. The Grand Hotel Group Limited note is secured by an irrevocable letter of credit issued by Citibank, N.A. in favor of Butlin's Limited.

     In connection with the purchase of the hotels discussed above, Grand Hotel Group Limited entered into an agreement with Arab Bank plc and Irish Nationwide Building Society whereby the company was to draw down on a loan of up to (pound)10 million ($16.2 million) or 70% of the purchase cost of the hotels (exclusive of any goodwill attributed to the purchase). The facility matures five years from the date of drawdown. The facility is to be repaid in instalments of $4,048,000 each on the second, third and fourth anniversaries of the drawndown date with the remainder due upon maturity.

     The loan is secured by assets (including property), share capital and $13.7 million in key man life insurance on Kevin Leech. There are financial covenants with regards to profitability that must be maintained on a quarterly and annual basis. The Company was in compliance with all covenants at October 31, 1999 and April 30, 2000.

     Upon completion of the acquisition, Grand Hotel Group Limited executed its right to draw down on the facility for the entire $16.2 million at an interest rate of 1.75% over LIBOR (7.50% as at October 31, 1999).

     Grand Hotel Group Limited also entered into a $161,000 loan with Cygnet Ventures Limited, a company wholly owned by Kevin Leech, due in 2002 which bears interest at 2% over the HSBC base rate (7.25% as at October 31, 1999). The loan is unsecured and is to be used for working capital purposes.

     The five-year payout of the long-term debt discussed above is as follows (US dollars in thousands):


   Years ending October 31:
   ------------------------
     2000 .....................................   $  --
     2001 .....................................     4,048
     2002 .....................................     4,048
     2003 .....................................    21,048
     2004 .....................................     4,048
                                                  -------
                                                  $33,192
                                                  =======

                         LEISURE TRAVEL GROUP (COMBINED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS-(CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)


4.   REDEEMABLE PREFERRED SHARES

     In connection with the purchase of the assets of The Rank Group plc, as discussed in Note 1, Grand Hotel Group Limited issued 100 redeemable preferred shares to The Rank Group plc. The preferred shares are non-voting and have a (pound)1 par value. The preferred stockholders are entitled to a preferred dividend which is payable only if profits for the year ended October 31, 2000 of Grand Hotel Group Limited exceed (pound)5.5 million. The dividend is payable at (pound)500 per preferred share.

5.   COMMITMENTS

     Leisure Travel Group (Combined) leases facilities and equipment, under noncancelable operating leases which expire at various times. Following is a schedule of future minimum lease payments under both operating and capital leases at October 31, 1999 (US dollars in thousands):


                                                        Operating     Capital
Years ending October 31:                                 Leases        Leases
------------------------                                 ------        ------

    2000 ............................................    $  147          $306
    2001 ............................................       147           306
    2002 ............................................       140           169
    2003 ............................................       111             5
    2004 ............................................        93             2
    Thereafter ......................................     3,833            --
                                                         ------          -----
    Total minimum payments required .................    $4,471           788
    Less amount representing interest ...............    ======          (162)
                                                                         -----
    Present value of future lease payments ..........                     626
    Less current portion ............................                    (230)
                                                                         -----
    Noncurrent portion ..............................                    $396

     Rent expense, net of rental income was $99,000 and $134,000 for the period from July 1, 1999 to October 31, 1999 and the six months ending April 30, 2000, respectively.

6.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Grand Hotel Group Limited had outstanding loan balances of $1,289,000 and $194,000 at October 31, 1999 and April 30, 2000, respectively, receivable from Gala Consultancy Limited, a company controlled by Kevin R. Leech. The loans are on normal commercial terms with an interest rate of 6%.

     In addition, as part of the acquisition arrangements for the purchase of the Butlin's provincial hotels, Cygnet Ventures Limited, a company controlled by Kevin R. Leech, loaned Grand Hotel Group Limited $155,000. The loan bears interest at 7.25% and is repayable in July 2002.

                        LEISURE TRAVEL GROUP (COMBINED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS-(CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)



7.  SEGMENTAL INFORMATION

     Leisure Travel Group's (Combined) businesses are organized, managed and internally reported as separate leisure and travel segments which are reportable under SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The leisure group operates five holiday resort hotels situated near major seaside resorts in England and Wales. The travel group offers travel-related services and accommodations in a variety of holiday destinations in Europe. North America and South Africa.


     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance and allocate resources based on segment operating income. There were no intersegment sales during the periods presented. All sales to external customers were made to customers within the United Kingdom and all long-lived assets were held within the United Kingdom. No individual customer accounted for over 10% of net revenues for the periods presented.


                                                    PERIOD FROM     SIX MONTHS
                                                   JULY 1, 1999 TO     ENDED
                                                     OCTOBER 31,      APRIL 30,
                                                        1999            2000
                                                     -----------   ---------
                                                    (US dollars in thousands)
     Net sales:
       Leisure segment ............................   $ 10,450    $ 12,749
       Travel segment .............................      6,811       7,081
                                                      --------    --------
         Net sales ................................   $ 17,261    $ 19,830
                                                      ========    ========
     Segmental income:
       Leisure segment ............................   $  2,022    $    204
       Travel segment .............................        144        (125)
                                                      --------    --------
         Total operating income ...................      2,166          79
       Interest expense ...........................       (494)       (745)
       Interest income and other ..................         61         100
       Provision for income taxes .................        520        --
                                                      --------    --------
         Net income ...............................   $  1,213    $   (566)
                                                      ========    ========
     Expenditures for long-lived assets:
       Leisure segment ............................   $ 32,797    $  1,368
       Travel segment .............................        121        --
                                                      --------    --------
         Total expenditures for long-lived assets .   $ 32,918    $  1,368
                                                      ========    ========
     Depreciation and amortization:
       Leisure segment ............................   $    128    $    496
       Travel segment .............................         77         116
                                                      --------    --------
         Total depreciation and amortization ......   $    205    $    612
                                                      ========    ========
                                                     October 31,   April 30,
                                                        1999         2000
                                                     -----------   ---------
      Total assets:
       Leisure segment ............................   $ 42,043    $ 37,611
       Travel segment .............................      4,292       5,462
                                                      --------    --------
         Total assets .............................   $ 46,335    $ 43,073
                                                      ========    ========

                        LEISURE TRAVEL GROUP (COMBINED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS-(CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED APRIL 30, 2000 IS UNAUDITED)


8.  SUBSEQUENT EVENTS

     Upon the effectiveness of an initial public offering of Leisure Travel Group Inc. and the capitalization of the $2,102,000 loan from Red Kite Ventures Limited to Leisure Travel Group Limited for the acquisition of Miss Ellie's World Travel Limited and Ilios Travel Limited, Leisure Travel Group Limited will acquire 49% of the share capital of trrravel.com Limited from ci4net.com, Inc., a company controlled by Kevin R. Leech, in exchange for the issuance of 220,000 shares of Leisure Travel Group Inc.'s common stock. The transaction will be accounted for using the equity method of accounting. Additionally, upon the pricing of an Initial Public Offering of Leisure Travel Group, Inc., the Company plans to repay the $16.8 million promissory note due to The Rank Group plc from the proceeds of such offering.

     Grand Hotel Group Limited is negotiating to acquire from Queensborough Holdings Limited, a private limited company organized under the laws of England and Wales, the Burstin Hotel located in Folkestone England in September 2000. The acquisition will be accounted for as a purchase transaction.

                     REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
GRAND HOTEL GROUP LIMITED

    We have audited the accompanying combined balance sheet of Grand Hotel Group (Predecessor) at December 31, 1998 and the related combined statements of operations, divisional equity and cash flows for each of the two years in the period ending December 31, 1998 and the six months ended June 30, 1999. These financial statements are the responsibility of the Grand Hotel Group (Predecessor) management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Grand Hotel Group (Predecessor) at December 31, 1998 and the combined results of its operations and its combined cash flows for each of the two years in the period ending December 31, 1998 and the six months ended June 30, 1999 in conformity with United States generally accepted accounting principles.


                                                                   ERNST & YOUNG



Reading, England
March 8, 2000

                         GRAND HOTEL GROUP (PREDECESSOR)

                                  BALANCE SHEET

                            (US DOLLARS IN THOUSANDS)



                                                                    DECEMBER 31,
                                                                       1998
                                                                     --------
ASSETS
Current Assets
Cash and cash equivalents ....................................       $   --
Accounts receivable ..........................................            232
Inventories ..................................................            990
Prepaid expenses and other current assets ....................            328
                                                                     --------
    Total current assets .....................................          1,550

Equipment and fixtures:
  Freehold land and buildings ................................         18,015
  Leasehold land and buildings ...............................          6,285
  Fixtures and equipment .....................................         19,714
                                                                     --------
                                                                       44,014
  Less accumulated depreciation ..............................        (18,614)
                                                                     --------
                                                                       25,400
                                                                     --------
                                                                     $ 26,950
                                                                     ========

LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities
Accounts payable .............................................       $  1,288
Accrued expenses and other liabilities .......................            849
Guest deposits ...............................................            886
Taxes and social security payable ............................            335
Deferred income taxes ........................................            158
                                                                     --------
    Total current liabilities ................................          3,516

DIVISIONAL EQUITY
Divisional equity ............................................         22,093
Accumulated other comprehensive income .......................          1,341
                                                                     --------
    Total Divisional equity ..................................         23,434
                                                                     --------
                                                                     $ 26,950
                                                                     ========










             See accompanying Notes to the Financial Statements

                         GRAND HOTEL GROUP (PREDECESSOR)

                            STATEMENTS OF OPERATIONS

                            (US DOLLARS IN THOUSANDS)



                                                                        SIX         SIX
                                                                       MONTHS      MONTHS
                                                                       ENDED       ENDED
                                                                      APRIL 30,   JUNE 30,
                                                  1997       1998       1999        1999
                                                --------   --------   --------    --------
Revenues:
  Rooms .....................................   $ 24,499   $ 23,967   $  9,679    $  8,208
  Retail ....................................      8,390      7,555      3,329       2,910
  Other .....................................        896        924        415         408
                                                --------   --------   --------    --------
      Total revenues ........................     33,785     32,446     13,423      11,526

Operating costs and expenses:
  Direct cost of revenues:
    Rooms ...................................     12,114     11,778      5,460       4,806
    Retail ..................................      3,997      3,313      1,626       1,595
    Other ...................................        638        948        298         187
                                                --------   --------   --------    --------
                                                  16,749     16,039      7,384       6,588
  Staff costs ...............................      3,113      3,005      1,536       1,458
  Sales and marketing .......................      1,325      2,001        755         483
  General and administrative ................      3,989      4,013      2,102       2,388
  Corporate allocations .....................      1,702        910        703         792
  Depreciation ..............................      2,104      1,945      1,036         929
                                                --------   --------   --------    --------
      Total operating cost and expenses .....     28,982     27,913     13,516      12,638
                                                --------   --------   --------    --------
    Income (loss) before income taxes .......      4,803      4,533        (93)     (1,112)
Income taxes ................................      2,027      1,859       --          --
                                                --------   --------   --------    --------
    Net income (loss) .......................   $  2,776   $  2,674   $    (93)   $ (1,112)
                                                ========   ========   ========    ========









                    See accompanying Notes to the Financial Statements

                         GRAND HOTEL GROUP (PREDECESSOR)

                         STATEMENT OF DIVISIONAL EQUITY

                            (US DOLLARS IN THOUSANDS)



                                                         ACCUMULATED
                                                            OTHER
                                            DIVISIONAL  COMPREHENSIVE
                                              EQUITY       INCOME        TOTAL
                                             --------     --------     --------
Balance at January 1, 1997 ..............    $ 24,010     $  2,289     $ 26,299
Net income ..............................       2,776         --          2,776
Currency translation adjustment .........        --         (1,178)      (1,178)
                                                                       --------
  Comprehensive income ..................                                 1,598
Net decrease in amount due to parent ....      (3,064)      (3,064)
                                             --------     --------     --------
Balance at December 31, 1997 ............      23,722        1,111       24,833
Net income ..............................       2,674         --          2,674
Currency translation adjustment .........        --            230          230
                                             --------     --------     --------
  Comprehensive income ..................                                 2,904
Net decrease in amount due to parent ....      (4,303)                   (4,303)
                                             --------     --------     --------
Balance at December 31, 1998 ............      22,093        1,341       23,434
Net loss ................................      (1,112)        --         (1,112)
Currency translation adjustment .........        --         (2,069)      (2,069)
                                                                       --------
  Comprehensive income ..................      (3,181)
Net decrease in amount due to parent ....      (1,688)        --         (1,688)
                                             --------     --------     --------
Balance at June 30, 1999 ................    $ 19,293     $   (728)    $ 18,565
                                             ========     ========     ========












             See accompanying Notes to the Financial Statements

                         GRAND HOTEL GROUP (PREDECESSOR)

                            STATEMENTS OF CASH FLOWS

                            (US DOLLARS IN THOUSANDS)


                                                                                            SIX         SIX
                                                                      YEAR ENDED          MONTHS      MONTHS
                                                                      DECEMBER 31,         ENDED       ENDED
                                                                 -------------------     APRIL 30,    JUNE 30,
                                                                    1997        1998        1999        1999
                                                                  -------     -------     -------     -------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) ............................................    $ 2,776     $ 2,674     $   (93)    $(1,112)
Adjustments to reconcile net income
  (loss) to net cash provided by operating activities:
    Depreciation .............................................      2,104       1,945       1,036         929
    Changes in operating assets and liabilities:
      Accounts receivable ....................................        109         114         129          79
      Inventory ..............................................         92        (168)       (121)        447
      Prepaid expenses and other current assets ..............       (324)        424        (728)       (467)
      Guest deposits .........................................        301        (620)        286       1,982
      Accounts payable .......................................        529        (179)       (791)       (260)
      Accrued expenses and other liabilities .................        621         206         707        (605)
      Deferred income taxes ..................................       --           158        --          (158)
      Taxes and social security payable ......................        (15)        129         962         900
                                                                  -------     -------     -------     -------
Net cash provided by operating activities ....................      6,193       4,683       1,396       1,735

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment and fixtures ..........................     (3,129)       (378)       (238)        (47)
                                                                  -------     -------     -------     -------
Net cash used in investing activities ........................     (3,129)       (378)       (238)        (47)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in divisional equity ..................................     (3,064)     (4,305)     (1,158)     (1,688)
                                                                  -------     -------     -------     -------
Net cash used in financing activities ........................     (3,064)     (4,305)     (1,158)     (1,688)
                                                                  -------     -------     -------     -------
Net increase in cash and cash equivalents ....................       --          --          --          --
Cash and cash equivalents at the
  beginning of the period ....................................       --          --          --          --
                                                                  -------     -------     -------     -------
Cash and cash equivalents at the
  end of the period ..........................................    $  --       $  --       $  --       $  --
                                                                  =======     =======     =======     =======









               See accompanying Notes to the Financial Statements

                        GRAND HOTEL GROUP (PREDECESSOR)

                       NOTES TO THE FINANCIAL STATEMENTS


       (Information for the six months ended April 30, 1999 is unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS


     Grand Hotel Group (Predecessor) represents the operations of five hotels previously owned by Butlin's Limited, a subsidiary of The Rank Group plc. The hotels, which are situated near major seaside resorts in Wales and the Northern and Southern regions of England, have 1,274 available rooms and offer popular priced vacation accommodations, including food and entertainment, for weekend and lengthier stays. They cater primarily to mature couples and groups seeking short holiday breaks or between three to four days.

     The five hotels were previously included within a division of Butlin's Limited and had been owned and operated by Butlin's Limited for a minimum of 35 years. On June 30, 1999, Grand Hotel Group Limited acquired substantially all of the operating assets relating to the hotels as an acquisition accounted for under the purchase method of accounting. Assets acquired included the hotels, land, fixtures and equipment, inventory, prepayments and cash. As consideration for these assets, Grand Hotel Group Limited paid Butlin's Limited the sum of $30.7 million, of which $13.9 million was paid in cash and the balance of $16.8 million was evidenced by a Grand Hotel Group Limited non-interest bearing note due 2002.


     BASIS OF PRESENTATION

     These financial statements have been prepared to show the performance of Grand Hotel Group (Predecessor) for the two years in the period ended December 31, 1998 and the six months ended June 30, 1999, reflecting the respective periods of ownership by The Rank Group plc.


     The financial statements include allocations of certain of The Rank Group plc corporate expenses relating to Grand Hotel Group (Predecessor). Management believes that all such allocations are reasonable. General corporate overhead expenses related to The Rank Group plc have been allocated to Grand Hotel Group (Predecessor) based on a percent of revenues of the five hotels compared to total revenue of Butlin's Limited, a subsidiary of The Rank Group plc. Sales and marketing expenses related to The Rank Group plc have been allocated to Grand Hotel Group (Predecessor) based on the number of resident customers of the five hotels compared to the total number of resident customers of Butlin's Limited. However, the costs of these services charged to Grand Hotel Group (Predecessor) are not necessarily indicative of the costs that would have been incurred if Grand Hotel Group (Predecessor) had performed these functions as a stand-alone entity.

     The combined financial statements for the six-months ended April 30, 1999 have been prepared by the Company without audit on a basis consistent with the financial statements for the years ended December 31, 1997 and 1998. All significant intercompany accounts and transactions have been eliminated. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation have been made.


     FOREIGN CURRENCY TRANSLATION


     The functional currency of Grand Hotel Group (Predecessor) is the pound sterling. For reporting purposes, these financial statements are translated into US dollars in accordance with Statement of Financial Accounting Standards, or SFAS, No. 52, "Foreign Currency Translation," using period-end rates for the balance sheets and average rates for the period for the statements of operations and cash flows. Translation gains and losses arising on translation are recorded as other comprehensive income.

     There were no transaction gains of losses in the periods presented.

     Grand Hotel Group (Predecessor) did not enter into any hedging transactions or derivatives in the periods presented.

                        GRAND HOTEL GROUP (PREDECESSOR)

       (Information for the six months ended April 30, 1999 is unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     EQUIPMENT AND FIXTURES

     Property and equipment are stated at cost. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

     Depreciation is provided on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are as follows:

 Freehold land and buildings        50 years
 Leasehold land and buildings       Over shorter of the useful life or the lease
                                    term
 Fixtures and equipment             3-20 years


     LONG-LIVED ASSETS

     In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed," long-lived assets to be held and used by Grand Hotel Group (Predecessor) are reviewed to determine whether an event or change in circumstances indicates that the carrying amount of the assets may not be recoverable. Grand Hotel Group (Predecessor) deems the carrying value of an asset to be impaired when the undiscounted cash flows are less than the carrying value of the assets. If Grand Hotel Group (Predecessor) deems the carrying value of the assets to be impaired, the amounts are reduced to their fair value by a charge to income, the fair value of an assets is calculated as a current and anticipated discounted cash flows from related operations over its remaining useful life.


     INCOME TAXES

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to carry forward losses and differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recorded at their likely realizable amount.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying amounts for the financial instruments of Grand Hotel Group (Predecessor), including accounts receivable, accounts payable and accrued expenses, approximate fair values.

                        GRAND HOTEL GROUP (PREDECESSOR)

       (Information for the six months ended April 30, 1999 is unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     CASH AND CASH EQUIVALENTS

     Grand Hotel Group (Predecessor) considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such amounts are stated at cost which approximates market value.

     CONCENTRATION OF CREDIT RISK

     Grand Hotel Group (Predecessor) performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable. When required, the Grand Hotel Group (Predecessor) maintains allowances for credit losses and such losses have been within management's expectations. There was no allowance for doubtful accounts established for the periods presented and write-offs of accounts receivable have not been significant.

     There were no significant customers for any of the periods presented.


     REVENUE RECOGNITION

     Net revenues from providing hotel accommodations are recognized when guests check out after their designated vacation stay and make payment. Revenues from retail and other services are recognized at the point of sale once cash is received, net of allowances for return where appropriate. Refunds, rebates, discounts and free services are deducted from net revenues at the time the related revenue is received.


     ADVERTISING COSTS

     Costs related to advertising are expensed as incurred. There was no direct advertising expense in the periods presented as these costs were part of the corporate allocations.

     INVENTORY

     Inventories are stated at the lower of cost, which is calculated on a first in first out basis, or net realisable value.


     COMPREHENSIVE INCOME

     SFAS 130 "Reporting Comprehensive Income" requires an enterprise to classify items of other comprehensive income by their nature in the financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     Under SFAS 130, foreign currency translation adjustments are included in other comprehensive income. As of December 31, 1998 and June 30, 1999, the balance of accumulated other comprehensive income of $1.3 million and accumulated other comprehensive loss of $0.7 million, respectively, was comprised entirely of accumulated foreign currency translation adjustments. Such balances are included within divisional equity. Cumulative translation adjustments are not tax affected.

                        GRAND HOTEL GROUP (PREDECESSOR)

       (Information for the six months ended April 30, 1999 is unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     NEW ACCOUNTING PRONOUNCEMENTS


     The Financial Accounting Standards Board has issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities", which has not yet been adopted by Grand Hotel Group (Predecessor). SFAS 133 is effective for fiscal years beginning after June 15, 2000. This standard requires all derivatives to be recognized as either assets or liabilities on the balance sheet at their fair values. It also prescribes the accounting to be followed for the changes in the fair values of derivatives depending upon their intended use and resulting designation. It supersedes or amends the existing standards which deal with hedge accounting and derivatives. Grand Hotel Group (Predecessor) does not expect the effect that adopting this standard will have a material impact on the amounts reported in its financial statements.

     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Adoption of SAB No 101 has been delayed until the 4th quarter of 2000 by the SEC. SAB 101 outlines the basic criteria that must be met in order to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Although we have not fully assessed the impact of adopting SAB No. 101 on our financial position and results of operations in 2001 and thereafter, we do not expect the effect, if any, to be material.


2.   INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

     Significant components of the deferred tax liabilities of Grand Hotel Group (Predecessor) are as follows (US dollars in thousands):

                                                                 DECEMBER 31,
                                                                     1998
                                                                 ------------

  Deferred tax liabilities:
    Tax depreciation in excess of book depreciation ...........      $158
                                                                     ----
  Net deferred tax liabilities: ...............................      $158
                                                                     ====

     A reconciliation of the income tax provision at the statutory rate to the income tax provision at the effective tax rate is as follows (US dollars in thousands):


                                                                     YEARS ENDED DECEMBER 31,       SIX MONTHS
                                                                     ------------------------          ENDED
                                                                      1997              1998      JUNE 30, 1999
                                                                     ------            ------     -------------
    Income taxes computed at the UK statutory rate ...............   $1,514            $1,405         $(531)
    Non-qualifying depreciation expense ..........................      439               401           188
    Qualifying depreciation expense, net of capital ..............       74                53             5
    Non recognizable loss due to sale of hotels ..................      --                --             338
                                                                     ------            ------         ------
          Total ..................................................   $2,027            $1,859         $  --
                                                                     ======            ======         ======


                        GRAND HOTEL GROUP (PREDECESSOR)

       (Information for the six months ended April 30, 1999 is unaudited)


3.   COMMITMENTS

     Grand Hotel Group (Predecessor) leases facilities and equipment, under noncancelable operating leases which expire at various times. Following is a schedule of future minimum lease payments under operating leases at December 31, 1998 (US dollars in thousands):

                                                    OPERATING
YEARS ENDING OCTOBER 31:                             LEASES
                                                    ---------
    1999 ........................................     $  106
    2000 ........................................        151
    2001 ........................................        151
    2002 ........................................        144
    2003 ........................................        114
    Thereafter ..................................      4,356
                                                      ------
    Total minimum payments required .............     $5,022
                                                      ======

     Rent expense, net of rental income was approximately $100,000 in 1997, $103,000 in 1998 and $52,000 for the six months ended June 30, 1999.

                         REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
QUEENSBOROUGH HOLDINGS LIMITED

     We have audited the accompanying balance sheets of the Burstin Hotel at January 31, 1999 and 2000 and the related statements of operations, divisional equity and cash flows for each of the two years in the period ended January 31, 2000. These financial statements are the responsibility of the Burstin Hotel management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Burstin Hotel at January 31, 1999 and 2000 and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2000 in conformity with United States generally accepted accounting principles.



                                                                   ERNST & YOUNG



Reading, England
July 21, 2000



                                 BURSTIN HOTEL

                                  BALANCE SHEET

                            (US DOLLARS IN THOUSANDS)

                                                                             JANUARY 31,
                                                                        --------------------       APRIL 30,
                                                                         1999         2000           2000
                                                                        -------      -------        -------
                                                                                                  (UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents ...........................................   $    25      $    24        $    23
Accounts receivable, net of allowances for doubtful
  accounts of $6, $33 and $4, at January 31, 1999
  and 2000 and April 30, 2000, respectively .........................       403          134            164
Inventories .........................................................        92           79             65
Prepaid expenses and other current assets ...........................       125           86            287
                                                                        -------      -------        -------
    Total current assets ............................................       645          323            539
Equipment and fixtures:
  Freehold land and buildings .......................................    16,866       16,604         15,943
  Fixtures and equipment ............................................     1,945        2,808          2,779
                                                                        -------      -------        -------
                                                                         18,811       19,412         18,722
  Less accumulated depreciation .....................................    (1,385)      (1,867)        (1,965)
                                                                        -------      -------        -------
                                                                         17,426       17,545         16,757
                                                                        $18,071      $17,868        $17,296
                                                                        =======      =======        =======
LIABILITIES AND DIVISIONAL EQUITY

Current Liabilities

Bank overdraft ......................................................   $    --      $   248        $   282
Accounts payable ....................................................       553          234            481
Accrued expenses and other liabilities ..............................       168          627            219
Guest deposits ......................................................       170          248            327
Taxes and social security payable ...................................     1,197        1,130             99
Capital lease obligations--current portion ..........................        25           19             18
                                                                        -------      -------        -------
    Total current liabilities .......................................     2,113        2,506          1,426

Capital lease obligations--non-current portion ......................        39           20             15

DIVISIONAL EQUITY
Divisional equity ...................................................    15,776       15,464         16,648
Accumulated other comprehensive income (loss) .......................       143         (122)          (793)
                                                                        -------      -------        -------
    Total Divisional equity .........................................    15,919       15,342         15,855
                                                                        -------      -------        -------
                                                                        $18,071      $17,868        $17,296
                                                                        =======      =======        =======





               See accompanying Notes to the Financial Statements

                                  BURSTIN HOTEL

                            STATEMENTS OF OPERATIONS
                            (US DOLLARS IN THOUSANDS)

                                                                THREE MONTHS
                                             YEAR ENDED             ENDED
                                             JANUARY 31,          APRIL 30,
                                          -----------------   ------------------
                                            1999      2000     1999       2000
                                          -------    ------   -------   --------
Revenues:
  Rooms ...............................   $ 8,877     8,694   $ 1,835   $ 1,364
  Retail ..............................     1,484     1,477       361       294
  Other ...............................       272       315        61        76
                                          -------   -------   -------   -------
      Total revenues ..................    10,633    10,486     2,257     1,734

Operating costs and expenses:
  Direct cost of revenues:
    Rooms .............................     3,877     3,806       888       929
    Retail ............................       792       745       196       160
    Other .............................        58        61         2        16
                                          -------   -------   -------   -------
                                            4,727     4,612     1,086     1,105
  Staff costs .........................       640       679       181       151
  Sales and marketing .................       456       669       118
  General and administrative ..........     1,343     1,437       346       278
  Corporate allocations ...............       349       385       113        65
  Depreciation ........................       497       507       154       175
                                          -------   -------   -------   -------
      Total operating cost and
       expenses .......................     8,012     8,289     1,998     1,774
                                          -------   -------   -------   -------
    Operating profit (loss) ...........     2,621     2,197       259       (40)
Interest expense ......................         2        23         2         6
                                          -------   -------   -------   -------
    Income (loss) before income
     taxes ............................     2,619     2,174       257       (46)
Income taxes ..........................       863       681       106        13
                                          -------   -------   -------   -------
    Net income (loss) .................   $ 1,756   $ 1,493   $   151   $   (59)
                                          =======   =======   =======   =======



               See accompanying Notes to the Financial Statements

                                BURSTIN HOTEL

                         STATEMENT OF DIVISIONAL EQUITY

                            (US DOLLARS IN THOUSANDS)

                                                                  ACCUMULATED
                                                                    OTHER
                                                    DIVISIONAL   COMPREHENSIVE
                                                      EQUITY        INCOME       TOTAL
                                                    ----------   -------------  --------
Balance at February 1, 1998 ...................      $16,558      $    --       $16,558

Net income ....................................        1,756                      1,756
Currency translation adjustment ...............                       143           143
                                                                                -------
  Comprehensive income ........................                                   1,899

Net decrease in amount due to parent ..........       (2,538)                    (2,538)
                                                     -------      -------       -------
Balance at January 31, 1999 ...................       15,776          143        15,919

Net income ....................................        1,493                      1,493
Currency translation adjustment ...............                      (265)         (265)
                                                                                -------
  Comprehensive income ........................                                   1,228

Net decrease in amount due to parent ..........       (1,805)                    (1,805)
                                                     -------      -------       -------
Balance at January 31, 2000 ...................       15,464         (122)       15,342

Net loss (unaudited) ..........................          (59)                       (59)
Currency translation adjustment ...............                      (671)         (671)
                                                                                -------
  Comprehensive income ........................                                    (730)

Net decrease in amount due to parent ..........        1,243                      1,243
                                                     -------      -------       -------
Balance at January 31, 1999 ...................      $16,648      $  (793)      $15,855
                                                     =======      =======       =======




               See accompanying Notes to the Financial Statements




                                 BURSTIN HOTEL

                            STATEMENTS OF CASH FLOWS

                            (US DOLLARS IN THOUSANDS)

                                                                    YEARS ENDED           THREE MONTHS ENDED
                                                                    JANUARY 31,                APRIL 30,
                                                               ---------------------       ------------------
                                                                 1999          2000          1999       2000
                                                               -------       -------       -------    -------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) ...........................................  $ 1,756       $ 1,493       $   151    $   (59)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation ............................................      497           507         154         175
    Changes in operating assets and liabilities:
      Accounts receivable ...................................       (8)          269         102         (30)
      Inventory .............................................       21            13          13          14
      Prepaid expenses and other current assets .............       11            39        (142)       (201)
      Guest deposits ........................................      (81)           78         236          79
      Accounts payable ......................................      (58)         (632)         (3)        248
      Accrued expenses and other liabilities ................      (25)          459          71        (408)
      Taxes and social security payable .....................      392           (67)       (765)     (1,031)
                                                               -------       -------       -------    -------
Net cash provided by (used in) operating activities .........    2,505         2,159        (183)     (1,213)
CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of equipment and fixtures .........................     (349)         (578)       (130)        (59)
                                                               -------       -------       -------    -------
Net cash used in investing activities .......................     (349)         (578)       (130)        (59)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank overdraft ................................      --            248                      34
Payments on capital lease obligations .......................      --            (25)         (4)         (6)
Change in divisional equity .................................   (2,538)       (1,805)        733       1,243
                                                               -------       -------       -------    -------
Net cash used in financing activities .......................   (2,538)       (1,582)        729       1,271
                                                               -------       -------       -------    -------
Net increase (decrease) in cash and cash equivalents ........     (382)           (1)        416          (1)
Cash and cash equivalents at the
  beginning of the period ...................................      407            25          25          24
                                                               -------       -------       -------    -------
Cash and cash equivalents at the
  end of the period .........................................  $    25       $    24       $   441    $    23
                                                               =======       =======       =======    =======
Cash paid for interest ......................................  $   --        $    21       $     2    $     4
                                                               =======       =======       =======    =======













               See accompanying Notes to the Financial Statements

                                 BURSTIN HOTEL

                        NOTES TO THE FINANCIAL STATEMENTS

  (INFORMATION FOR THE THREE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS

     The Burstin Hotel represents the operations of the Burstin Hotel as operated by Queensborough Holdings Limited. The majority stockholder of Queensborough Holdings Limited is also our majority stockholder. The Burstin Hotel has historically been included within a division of Queensborough Holdings Limited. Grand Hotel Group Limited is negotiating to acquire the assets of the Burstin Hotel in September 2000. Assets acquired include the hotel, land, fixtures and equipment, inventory, records and cash. As consideration for these assets, Grand Hotel Group Limited will pay Queensborough Holdings Limited the sum of $17.1 million, of which $12.4 million will be paid in cash and $4.7 million will be evidenced by a Grand Hotel Group Limited note due to Queensborough Holdings Limited.

     BASIS OF PRESENTATION

     These financial statements have been prepared to show the performance of the Burstin Hotel for the two years in the period ended January 31, 2000.

     The financial statements include allocations of certain of Queensborough Holdings Limited corporate expenses relating to Burstin Hotel. Management believes that all such allocations are reasonable. General corporate overhead expenses related to Queensborough Holdings Limited have been allocated to Burstin Hotel based on a percentage of revenues of the hotel compared to total revenue of Queensborough Holdings Limited. However, the costs of these services charged to Burstin Hotel are not necessarily indicative of the costs that would have been incurred if Burstin Hotel had performed these functions as a stand-alone entity.

     The financial statements as of April 30, 2000 and for the three-months ended April 30, 1999 and 2000 have been prepared by the Company without audit on a basis consistent with the financial statements for the years ended January 31, 1999 and 2000. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation have been made.

     FOREIGN CURRENCY TRANSLATION

     The functional currency of Burstin Hotel is the pound sterling. For reporting purposes, these financial statements are translated into US dollars in accordance with Statement of Financial Accounting Standards, or SFAS, No. 52, "Foreign Currency Translation," using period-end rates for their balance sheets and average rates for the period for their statements of operations and cash flows. Translation gains and losses arising on translation are recorded in invested capital as other comprehensive income.

     There have been no transaction gains or losses in the periods presented.

     The Burstin Hotel has not entered into any hedging transactions or derivatives in the periods presented.

     EQUIPMENT AND FIXTURES

     Property and equipment are stated at cost. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

     Depreciation is provided on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are as follows:

                                 BURSTIN HOTEL

  (INFORMATION FOR THE THREE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

                  Freehold land and buildings        50 years
                  Fixtures and equipment             3-10 years

     Equipment financed under capital leases was $68,000 at January 31, 1999 and 2000 and April 30, 2000. Accumulated amortization on the assets under capital leases was $3,000, $26,000 and $30,000 at January 31, 1999 and 2000 and April 30, 2000, respectively. Amortization related to capital leases is included with depreciation expense.

     LONG-LIVED ASSETS

     In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed," long-lived assets to be held and used by the Company are reviewed to determine whether an event or change in circumstances indicates that the carrying amount of the assets may not be recoverable. The Company deems the carrying value of an asset to be impaired when the undiscounted cash flows are less than the carrying value of the assets. If the Company deems the carrying value of the assets to be impaired, the amounts are reduced to their fair value by a charge to income, the fair value of an assets is calculated as a current and anticipated discounted cash flows from related operations over its remaining useful life.

     INCOME TAXES

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to carry forward losses and differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recorded at their likely realizable amount.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for the financial instruments of Burstin Hotel, including cash, accounts receivable, accounts payable and accrued expenses and approximate fair values.

     CASH AND CASH EQUIVALENTS

     Burstin Hotel considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such amounts are stated at cost which approximates market value.

                                 BURSTIN HOTEL

  (INFORMATION FOR THE THREE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     CONCENTRATION OF CREDIT RISK

     Burstin Hotel performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable. When required, the Burstin Hotel maintains allowances for credit losses and such losses have been within management's expectations. The allowance for doubtful accounts was $6,000, $39,000 and $4,000 at January 31, 1999 and 2000 and April 30, 2000, respectively. Expense with respect to the provision were $6,000 and $33,000 for the years ended January 31, 1999 and 2000, respectively. No amounts were written in either year.

     There were no significant customers for any of the periods presented.

     REVENUE RECOGNITION

     Net revenues from providing hotel accommodations are recognized when our guests check out after their designated vacation stay and make payment. Revenues from retail and other services are recognized at the point of sale once cash is received, net of allowances for return where appropriate. Refunds, rebates, discounts and free services are deducted from net revenues at the time the related revenue is received.

     ADVERTISING COSTS

     Costs related to advertising are expensed as incurred. Advertising expenses for the years ended January 31, 1999 and 2000 and the three months ended April 30, 1999 and 2000 were $81,000, $275,000, $49,000 and $38,000, respectively.

     INVENTORY

     Inventories are stated at the lower of cost, which is calculated on a first in first out basis, or net realisable value.

     COMPREHENSIVE INCOME

     SFAS 130 "Reporting Comprehensive Income" requires an enterprise to classify items of other comprehensive income by their nature in the financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     Under SFAS 130, foreign currency translation adjustments are included in other comprehensive income. As of January 31, 1999 and 2000 and April 30, 2000, the balance of accumulated other comprehensive income of $143,000, $(122,000) and $(793,000), respectively, was comprised entirely of accumulated foreign currency translation adjustments. Such balances are included within divisional equity. Cumulative translation adjustments are not tax affected.

     NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities", which has not yet been adopted by Burstin Hotel. SFAS 133 is effective for fiscal years beginning after June 15, 2000. This standard requires all derivatives to be recognized as either assets or liabilities on the balance sheet at their fair values. It also prescribes the accounting to be followed for the changes in the fair values of derivatives depending upon their intended use and resulting designation. It supersedes or amends the existing standards which deal with hedge accounting and derivatives. Burstin Hotel

                                 BURSTIN HOTEL

  (INFORMATION FOR THE THREE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

does not expect the effect that adopting this standard will have a material impact on the amounts reported in its financial statements.

     In December 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Adoption of SAB No 101 has been delayed until the 4th quarter of 2000 by the SEC. SAB 101 outlines the basic criteria that must be met in order to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Although management have not fully assessed the impact of adopting SAB No. 101 on the hotel's financial position and results of operations in 2001 and thereafter, they do not expect the effect, if any, to be material.

2.   INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

     Significant components of the deferred tax assets of Grand Hotel Group (Predecessor) are as follows (US dollars in thousands):

                                                                JANUARY 31,
                                                           --------------------
                                                            1999          2000
                                                           ------        ------
Deferred tax assets:

  Book depreciation in excess of tax depreciation .......  $  135        $  186
  Less: Valuation allowance .............................    (135)         (186)
                                                           ------        ------
Net deferred tax asset: .................................  $   --        $   --
                                                           ======        ======

     A reconciliation of the income tax provision at the statutory rate to the income tax provision at the effective tax rate is as follows (US dollars in thousands):

                                                               YEARS ENDED
                                                               JANUARY 31,
                                                           --------------------
                                                            1999          2000
                                                           ------        ------
Income taxes computed at the UK statutory rate ..........  $  789        $  652
Non-qualifying depreciation expense .....................      62            15
Other ...................................................      12            14
                                                           ------        ------
      Total .............................................  $  863        $  681
                                                           ======        ======

                                 BURSTIN HOTEL

  (INFORMATION FOR THE THREE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

3.   COMMITMENTS

     Burstin Hotel leases facilities and equipment, under noncancelable operating leases which expire at various times. Following is a schedule of future minimum lease payments under operating leases at January 31, 2000 (US dollars in thousands):

                                                          OPERATING     CAPITAL
YEARS ENDING JANUARY 31:                                   LEASES        LEASES
                                                           ------        ------
    2001 ...............................................   $   46        $   22
    2002 ...............................................       40            17
    2003 ...............................................       24             3
    2004 ...............................................       11           --
    2005 ...............................................       10           --
    Thereafter .........................................      --            --
                                                           ------        ------
    Total minimum payments .............................   $  131        $   42
                                                           ======        ======
    Total amounts representing interest ................                     (3)
                                                                         ------
    Present value of future lease payouts ..............                     39
    Less current portion ...............................                    (19)
                                                                         ------
    Non-current portion ................................                 $   20
                                                                         ======

     Rent expense was approximately $216,000 in 1999, $194,000 in 2000, $39,000 and $32,000 for the three months ended April 30, 1999 and 2000, respectively.

================================================================================



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITER HAS NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE FRONT COVER, BUT THE INFORMATION MAY HAVE CHANGED SINCE THAT DATE.


                                3,000,000 SHARES

                           LEISURE TRAVEL GROUP, INC.

                                  COMMON STOCK

                                ------------------

                                   PROSPECTUS

                                ------------------

                              ROTH CAPITAL PARTNERS
                             I N C O R P O R A T E D

                                     , 2000


     UNTIL      , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions.


      SEC registration fee ...............................  $       10,929.60
      NASD filing fee ....................................  $        4,640.00
      Nasdaq National Market listing fee .................  $       72,875.00
      Transfer Agent Fees ................................  $       15,000.00*
      Cost of Printing and Engraving .....................  $      225,000.00*
      Legal Fees and Expenses ............................  $      375,000.00*
      Accounting Fees and Expenses .......................  $      275,000.00*
      Blue Sky Fees and Expenses .........................  $       15,000.00*
      Miscellaneous ......................................  $        6,555.40*
                                                            -----------------
            Total ........................................  $    1,000,000.00*
                                                            =================

----------

  *  Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the General Corporation Law further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

     Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Our Certificate of Incorporation contains such a provision.

     Article Thirteenth of our Certificate of Incorporation eliminates the personal liability of directors and/or officers to us or our stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer does not apply to: (i) any breach of such person's duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) actions prohibited under Section 174 of the General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of our assets to the stockholders without the prior payment or discharge of our debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers); or
(iv) any transaction from which the director derived an improper personal benefit. In addition, Article Fourteenth of our Certificate of Incorporation and
Article VI of our bylaws provide that we shall indemnify our corporate personnel, directors and officers to the fullest extent permitted by the General Corporation Law, as amended from time to time.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us as disclosed above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.
     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (A)  EXHIBITS.


 EXHIBIT NO.                                    DESCRIPTION
 -----------                                    -----------
     +1.1   Form of Underwriting Agreement between Leisure Travel Group, Inc. and Roth Capital Partners
            Incorporated (the "Representative").
     *3.1   Certificate of Incorporation of the Company.
     *3.2   Bylaws of the Company.
    **4.1   Specimen Common Stock Certificate.
     +4.2   Form of Representative's Warrant Agreement between Leisure Travel Group, Inc. and the
            Representative, including form of Representative's Warrant therein.
    **5.1   Opinion of Greenberg Traurig, LLP.
    +10.1   Employment Agreement, dated as of         , between Leisure Travel Group, Inc. and Raymond J. Peel.
    +10.2   Employment Agreement, dated as of         , between Leisure Travel Group, Inc. and Rod Rogers.
    +10.3   Employment Agreement, dated as of         , between Leisure Travel Group, Inc. and David Marriott.
    +10.4   Amended Agreement and Plan of Share Exchange, dated as of March 9,
            2000, by and among Leisure Travel Group, Inc., Leisure Travel Group
            Limited and the Shareholders listed therein.
    *10.5   Leisure Travel Group, Inc. 2000 Stock Option Plan.
    *10.6   Form of Incentive Stock Option Agreement.
    *10.7   Form of Non-qualified Stock Option Agreement.
   **10.8   Asset Sale Agreement, dated June 30, 1999, between Rank Holidays
            Division Limited and Grand Hotel Group Limited.
    *10.9   Loan Agreement, dated June 30, 1999, among Grand Hotel Group
            Limited, Arab Bank plc and Irish Nationwide Building Society.
    *10.10  Inter-creditor Agreement, dated June 30, 1999, between Grand Hotel
            Group Limited, Cygnet Ventures Limited, Arab Bank plc and Irish
            Nationwide Building Society.
    *10.11  Share Sale Agreement, dated July 5, 1999, among Ellen Doherty, Ellen
            Doherty Settlement 1997 and Leisure Travel Group Limited.




 EXHIBIT NO.                                    DESCRIPTION
 -----------                                    -----------
    *10.12  Sale Agreement, dated July 5, 1999, between Ellen Doherty and Leisure Travel Group Limited.
    *10.13  Agreement for the Acquisition of the Issued Share Capital of Ilios Travel Limited, dated January
            2000, between Nita Eugenie Anne Beecroft and Leisure Travel Group Limited.
    +10.14  Employment Agreement, dated as of       , between Leisure Travel Group, Inc. and Philip Mason.
   **10.15  Tour Coach Operating Agreement with Caledonian Travel Ltd., dated June 5, 2000.
   **10.16  Tour Coach Operating Agreement with Shearings Holidays Ltd., dated April 19, 2000.
    +10.17  Agreement for the Acquisition of the Issued Share Capital of Grand
            Hotel (Burstin) Limited, dated _____. between Leisure Great Britain plc, Queensborough Holdings Limited and Grand Hotel Group Limited.
    +10.18  Business Sale Agreement, dated _____. between Leisure Great Britain plc, Queensborough Holdings Limited and Grand Hotel Group Limited.
   **23.1   Consent of Ernst & Young.
   **23.2   Consent of Ernst & Young.
   **23.3   Consent of Ernst & Young.
   **23.4   Consent of Ernst & Young.
   **23.5   Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).
    *24.1   Power of Attorney.
   **27.1   Financial Data Schedules of Leisure Travel Group, Inc.
   **27.2   Financial Data Schedules of Leisure Travel Group (Combined).
   **99.1   Consent of Dann V. Angeloff.

----------
 * Previously filed.
**   Filed herewith.
 +   To be filed by amendment.

          (B)  FINANCIAL STATEMENT SCHEDULES.

     All financial statement schedules have been omitted because the required information is not applicable or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on this 14th day of September, 2000.


                                     LEISURE TRAVEL GROUP, INC.


                                     By:  /s/ PHILIP MASON
                                          -------------------------------------
                                           PHILIP MASON
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              ---------------------

     Pursuant to the requirements of the Securities Act, this Pre-effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                              TITLE                               DATE
                     ---------                              -----                               ----

/s/                PHILIP MASON                     President and Chief                      September 14, 2000
------------------------------------------------    Executive Officer
                   PHILIP MASON                     (Principal Executive Officer)


/s/                STEPHEN LAST*                    Executive Vice President, Chief          September 14, 2000
------------------------------------------------    Financial Officer and Secretary
                   STEPHEN LAST                     (Principal Financial and
                                                    Accounting Officer)


/s/               KEVIN R. LEECH*                   Chairman of the Board                    September 14, 2000
------------------------------------------------
                  KEVIN R. LEECH


/s/                PHILIP MASON                     Director                                 September 14, 2000
------------------------------------------------
                   PHILIP MASON


/s/              RAYMOND J. PEEL*                   Director                                 September 14, 2000
------------------------------------------------
                 RAYMOND J. PEEL


/s/                ROD RODGERS*                     Director                                 September 14, 2000
------------------------------------------------
                   ROD RODGERS


/s/                STEPHEN LAST*                    Director                                 September 14, 2000
------------------------------------------------
                   STEPHEN LAST




*By:  /S/  PHILIP MASON
------------------------------------------------
              PHILIP MASON
            ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------


    +1.1 Form of Underwriting Agreement between Leisure Travel Group, Inc. and Roth Capital Partners Incorporated (the "Representative").


    *3.1  Certificate of Incorporation of the Company.


    *3.2  Bylaws of the Company.

   **4.1  Specimen Common Stock Certificate.

    +4.2 Form of Representative's Warrant Agreement between Leisure Travel Group, Inc. and the Representative, including form of Representative's Warrant therein.

   **5.1  Opinion of Greenberg Traurig, LLP.

   +10.1 Employment Agreement, dated as of ________, between Leisure Travel Group, Inc. and Raymond J. Peel.

   +10.2 Employment Agreement, dated as of ________, between Leisure Travel Group, Inc. and Rod Rogers.

   +10.3 Employment Agreement, dated as of ________, between Leisure Travel Group, Inc. and David Marriott.

   +10.4 Amended Agreement and Plan of Share Exchange, dated as of March 9, 2000, by and among Leisure Travel Group, Inc., Leisure Travel Group Limited and the Shareholders listed therein.


   *10.5  Leisure Travel Group, Inc. 2000 Stock Option Plan.

   *10.6  Form of Incentive Stock Option Agreement.

   *10.7  Form of Non-qualified Stock Option Agreement.


  **10.8 Asset Sale Agreement, dated June 30, 1999, between Rank Holidays Division Limited and Grand Hotel Group Limited.


   *10.9 Loan Agreement, dated June 30, 1999, among Grand Hotel Group Limited, Arab Bank plc and Irish Nationwide Building Society.

   *10.10 Inter-creditor Agreement, dated June 30, 1999, between Grand Hotel
          Group Limited, Cygnet Ventures Limited, Arab Bank plc and Irish Nationwide Building Society.

   *10.11 Share Sale Agreement, dated July 5, 1999, among Ellen Doherty, Ellen
          Doherty Settlement 1997 and Leisure Travel Group Limited.

   *10.12 Sale Agreement, dated July 5, 1999, between Ellen Doherty and Leisure
          Travel Group Limited.

   *10.13 Agreement for the Acquisition of the Issued Share Capital of Ilios
          Travel Limited, dated January 2000, between Nita Eugenie Anne Beecroft and Leisure Travel Group Limited.


   +10.14 Employment Agreement, dated as of ______, between Leisure Travel
          Group, Inc. and Philip Mason.

  **10.15 Tour Coach Operating Agreement with Caledonian Travel Ltd., dated
          June 5, 2000.

  **10.16 Tour Coach Operating Agreement with Shearings Holidays Ltd., dated
          April 19, 2000.

   +10.17 Agreement for the Acquisition of the Issued Share Capital of Grand
          Hotel (Burstin) Limited, dated _____. between Leisure Great Britain plc, Queensborough Holdings Limited and Grand Hotel Group Limited.

   +10.18 Business Sale Agreement, dated _____. between Leisure Great Britain plc, Queensborough Holdings Limited and Grand Hotel Group Limited.

  **23.1  Consent of Ernst & Young.

  **23.2  Consent of Ernst & Young.

  **23.3  Consent of Ernst & Young.

  **23.4  Consent of Ernst & Young.

  **23.5 Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).

   *24.1  Power of Attorney.

  **27.1  Financial Data Schedules of Leisure Travel Group, Inc.

  **27.2  Financial Data Schedules of Leisure Travel Group (Combined).

  **99.1  Consent of Dann V. Angeloff.


------------------


 *  Previously filed.

**  Filed herewith.

 + To be filed by amendment.